Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of November 1, 2019,

among

ZIMMER BIOMET HOLDINGS, INC.,

ZIMMER BIOMET G.K.,

ZIMMER LUXEMBOURG II S.À.R.L.,

THE OTHER BORROWING SUBSIDIARIES PARTY HERETO,

THE LENDERS PARTY HERETO,

JPMORGAN CHASE BANK, N.A., as General Administrative Agent,

JPMORGAN CHASE BANK, N.A., TOKYO BRANCH, as Japanese Administrative Agent,

and

J.P. MORGAN EUROPE LIMITED, as European Administrative Agent

JPMORGAN CHASE BANK, N.A.,

BOFA SECURITIES, INC.,
WELLS FARGO SECURITIES, LLC,

BNP PARIBAS SECURITIES CORP.,

CITIBANK, N.A.,

CREDIT SUISSE LOAN FUNDING LLC,

DNB MARKETS, INC.,

HSBC SECURITIES (USA) INC.,

MIZUHO BANK, LTD.,

MUFG BANK, LTD.,

RBC CAPITAL MARKETS1 and

SUMITOMO MITSUI BANKING CORPORATION,

as Joint Lead Arrangers and Joint Bookrunners

BANK OF AMERICA, N.A. and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Syndication Agents

BNP PARIBAS SECURITIES CORP.,

CITIBANK, N.A.,

CREDIT SUISSE LOAN FUNDING LLC,

[1]	RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates.

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DNB BANK ASA, NEW YORK BRANCH,

HSBC SECURITIES (USA) INC.,

MIZUHO BANK, LTD.,

MUFG BANK, LTD.,

RBC CAPITAL MARKETS and

SUMITOMO MITSUI BANKING CORPORATION,

as Documentation Agents

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TABLE OF CONTENTS

ARTICLE I

Definitions

SECTION 1.01. Defined Terms	1
SECTION 1.02. Classification of Loans and Borrowings	30
SECTION 1.03. Terms Generally	30
SECTION 1.04. Accounting Terms; GAAP	31
SECTION 1.05. Exchange Rate Determinations	31
SECTION 1.06. Blocking Regulation	31
SECTION 1.07. Interest Rates; LIBOR Notification	32
SECTION 1.08. Divisions	32

ARTICLE II

Amount and Terms of the Commitments

SECTION 2.01. Commitments	33
SECTION 2.02. Loans and Borrowings	33
SECTION 2.03. Requests for Borrowings	35
SECTION 2.04. Borrowing Subsidiaries	36
SECTION 2.05. Extension of Maturity Date	36

ARTICLE III

Competitive Bid Loans

SECTION 3.01. Competitive Bid Procedure	38

ARTICLE IV

Letters of Credit

SECTION 4.01. Letters of Credit	40

ARTICLE V

General Provisions Applicable to Loans

SECTION 5.01. Funding of Borrowings	46
SECTION 5.02. Interest Elections	47

i

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SECTION 5.03. Termination and Reduction of Commitments	49
SECTION 5.04. Repayment of Loans; Evidence of Debt	49
SECTION 5.05. Incremental Commitments	50
SECTION 5.06. Prepayment of Loans	51
SECTION 5.07. Fees	52
SECTION 5.08. Interest	53
SECTION 5.09. Alternate Rate of Interest	55
SECTION 5.10. Increased Costs	60
SECTION 5.11. Break Funding Payments	61
SECTION 5.12. Taxes	62
SECTION 5.13. Payments Generally; Pro Rata Treatment; Sharing of Setoffs	66
SECTION 5.14. Mitigation Obligations; Replacement of Lenders	68
SECTION 5.15. Defaulting Lenders	69

ARTICLE VI

Representations and Warranties

SECTION 6.01. Organization; Powers	71
SECTION 6.02. Authorization; No Conflicts	71
SECTION 6.03. Enforceability	71
SECTION 6.04. Governmental Approvals	71
SECTION 6.05. Financial Statements; No Material Adverse Effect	72
SECTION 6.06. Litigation, Compliance with Laws	72
SECTION 6.07. Federal Reserve Regulations	72
SECTION 6.08. Taxes	72
SECTION 6.09. Employee Benefit Plans	73
SECTION 6.10. Environmental and Safety Matters	73
SECTION 6.11. Properties	73
SECTION 6.12. Investment Company Status	73
SECTION 6.13. Boryokudan	73
SECTION 6.14. Anti-Corruption Laws and Sanctions	74

ARTICLE VII

Conditions

SECTION 7.01. Effective Date	74
SECTION 7.02. Conditions to All Extensions of Credit	76

ARTICLE VIII

Affirmative Covenants

SECTION 8.01. Existence	76

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SECTION 8.02. Compliance with Law; Business and Properties	77
SECTION 8.03. Financial Statements, Reports, Etc	77
SECTION 8.04. Insurance	78
SECTION 8.05. Obligations and Taxes	78
SECTION 8.06. Litigation and Other Notices	78
SECTION 8.07. Books and Records; Inspection Rights	79
SECTION 8.08. Use of Proceeds	79

ARTICLE IX

Negative Covenants

SECTION 9.01. Consolidations, Mergers and Sales of Assets	79
SECTION 9.02. Liens	80
SECTION 9.03. Limitation on Sale and Leaseback Transactions	82
SECTION 9.04. Financial Condition Covenant	82
SECTION 9.05. Subsidiary Indebtedness	82
SECTION 9.06. Boryokudan	82

ARTICLE X

Events of Default

ARTICLE XI

The Administrative Agents

ARTICLE XII

Miscellaneous

SECTION 12.01. Notices	91
SECTION 12.02. Survival of Agreement	93
SECTION 12.03. Binding Effect	94
SECTION 12.04. Successors and Assigns	94
SECTION 12.05. Expenses, Indemnity	97
SECTION 12.06. Applicable Law	98
SECTION 12.07. Waivers, Amendment	98
SECTION 12.08. Entire Agreement	100
SECTION 12.09. Severability	100
SECTION 12.10. Counterparts; Electronic Execution	100
SECTION 12.11. Headings	101
SECTION 12.12. Right of Setoff	101
SECTION 12.13. Jurisdiction: Consent to Service of Process	101

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SECTION 12.14. WAIVER OF JURY TRIAL	102
SECTION 12.15. Conversion of Currencies	103
SECTION 12.16. Guaranty	103
SECTION 12.17. CAM Exchange	105
SECTION 12.18. Confidentiality	106
SECTION 12.19. Certain Notices	107
SECTION 12.20. No Fiduciary Relationship	107
SECTION 12.21. Acknowledgement and Consent to Bail-In of EEA Financial Institutions	108
SECTION 12.22. Interest Rate Limitation	108
SECTION 12.23. Acknowledgment Regarding any Supported QFCs	109

SCHEDULES:

Schedule 1.01Existing Japanese Debt

Schedule 2.01Commitments

Schedule 4.01Existing Letters of Credit

Schedule 9.02Existing Liens

EXHIBITS:

Exhibit A‑1Form of Competitive Bid Request

Exhibit A‑2Form of Notice of Competitive Bid Request

Exhibit A‑3Form of Competitive Bid

Exhibit A‑4Form of Competitive Bid Accept/Reject Letter

Exhibit BForm of Borrowing Request

Exhibit CForm of Assignment and Assumption

Exhibit DForm of Borrowing Subsidiary Agreement

Exhibit EForm of Borrowing Subsidiary Termination

Exhibit FForm of Interest Election Request

Exhibit GForm of Maturity Date Extension Request

Exhibit H-1	Form of U.S. Tax Compliance Certificate for Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit H-2	Form of U.S. Tax Compliance Certificate for Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit H-3	Form of U.S. Tax Compliance Certificate for Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit H-4	Form of U.S. Tax Compliance Certificate for Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes

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CREDIT AGREEMENT dated as of November 1, 2019 (as amended and in effect from time to time, this “Agreement”), among ZIMMER BIOMET HOLDINGS, INC., a Delaware corporation (the “Company”), ZIMMER BIOMET G.K., a company organized under the laws of Japan (the “Initial Japanese Borrower”), ZIMMER LUXEMBOURG II S.À.R.L., a company organized under the laws of Luxembourg, inclusive of its Winterthur Branch (the “Luxembourg Borrower”), the other BORROWING SUBSIDIARIES party hereto, the LENDERS party hereto, JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders, JPMORGAN CHASE BANK, N.A., TOKYO BRANCH, as administrative agent for the Japanese Lenders, and J.P. MORGAN EUROPE LIMITED, as administrative agent for the European Lenders.

The Borrowers have requested that the Lenders, on the terms and subject to the conditions herein set forth, (a) extend credit to the Borrowers in the form of Revolving Loans at any time and from time to time prior to the Maturity Date in an aggregate principal amount not in excess of US$1,500,000,000 at any time outstanding and (b) provide a procedure pursuant to which the Borrowers may invite the Lenders to bid on an uncommitted basis on short-term borrowings by the Borrowers.  The proceeds of the Loans shall be used for general corporate purposes.  The Borrowers have requested that the Issuing Lenders, on the terms and subject to the conditions hererin set forth, issue Letters of Credit in an aggregate face amount at any time outstanding not in excess of US$50,000,000 to support payment obligations incurred for general corporate purposes of the Company and the Subsidiaries.

Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“2016 Credit Agreement” shall mean the Credit Agreement dated as of September 30, 2016, among the Company, the Initial Japanese Borrower, ZB Investment Luxembourg S.À.R.L., the borrowing subsidiaries party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A., as general administrative agent, JPMorgan Chase Bank, N.A., Tokyo Branch, as Japanese administrative agent, and J.P. Morgan Europe Limited, as European administrative agent.

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Additional Amount” shall have the meaning set forth in Section 5.12(a).

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“Adjusted LIBO Rate” shall mean, with respect to any LIBOR Borrowing denominated in Dollars for any Interest Period (or, solely for purposes of clause (c) of the defined term “Alternate Base Rate”, for purposes of determining the Alternate Base Rate as of any date), an interest rate per annum equal to the product of (a) the applicable LIBO Rate for Dollars in effect for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agents” shall mean, collectively, the General Administrative Agent, the Japanese Administrative Agent and the European Administrative Agent.

“Administrative Questionnaire” shall mean an administrative questionnaire in the form supplied by the General Administrative Agent.

“Advance Agent” shall mean JPMorgan, as competitive advance facility agent.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” shall have the meaning set forth in Section 12.01(c).

“Agreement” shall have the meaning set forth in the preamble.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% per annum and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in Dollars with a maturity of one month plus 1% per annum.  For purposes of clause (c) above, the Adjusted LIBO Rate on any day shall be based on the Screen Rate at approximately 11:00 a.m., London time, on such day for deposits in Dollars with a maturity of one month (or, if the Screen Rate is not available for a maturity of one month with respect to Dollars but is available for periods both longer and shorter than such period, the Interpolated Screen Rate as of such time); provided that if such rate shall be less than zero, such rate shall be deemed to be zero.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively.  If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 5.09 (for the avoidance of doubt, only until any amendment has become effective pursuant to Section 5.09(b)), then for purposes of clause (c) above the Adjusted LIBO Rate shall be deemed to be zero.

“Alternate Currency” shall mean (a) each Committed Currency and (b) Japanese Yen.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Company or any of its Affiliates from time to time concerning or relating to bribery, corruption or money laundering, including, without limitation, the United States Foreign Corrupt Practices Act of 1977 and the UK Bribery Act of 2010 (and any regulations promulgated thereunder).

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“Applicable Administrative Agent” shall mean, (a) with respect to a Loan or Borrowing denominated in Dollars or any Letter of Credit, and with respect to any payment hereunder that does not relate to a particular Loan or Borrowing, the General Administrative Agent, (b) with respect to a Loan or Borrowing denominated in Japanese Yen by a Japanese Borrower, the Japanese Administrative Agent, (c) with respect to (i) a Loan or Borrowing denominated in a Committed Currency or (ii) a Loan or Borrowing denominated in Japanese Yen by a Borrower other than a Japanese Borrower, the European Administrative Agent and (d) with respect to a Competitive Loan or Borrowing, the Advance Agent.

“Applicable Margin” shall mean, for each Revolving Loan, the applicable rate per annum determined pursuant to the Pricing Grid.

“Applicable Percentage” shall mean, with respect to any Lender of any Class, the percentage of the total Commitment of such Class represented by such Lender’s Commitment of such Class.

“Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” shall mean JPMorgan, BofA Securities, Inc., Wells Fargo Securities, LLC, BNP Paribas Securities Corp., Citibank, N.A., Credit Suisse Loan Funding LLC, DNB Markets, Inc., HSBC Securities (USA) Inc., Mizuho Bank, Ltd., MUFG Bank, Ltd., RBC Capital Markets and Sumitomo Mitsui Banking Corporation.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee in the form of Exhibit C, or such other form as shall be approved by the General Administrative Agent.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Event” shall mean, with respect to any Person, that such Person has become the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the General Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof; provided that a Bankruptcy Event shall not result solely by virtue of (a) any ownership interest,

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or the acquisition of any ownership interest, in such Person by a Governmental Authority so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person or (b) an Undisclosed Administration.

“Benchmark Replacement” shall have the meaning set forth in Section 5.09(c).

“Benchmark Replacement Adjustment” shall have the meaning set forth in Section 5.09(c).

“Benchmark Replacement Conforming Changes” shall have the meaning set forth in Section 5.09(c).

“Benchmark Replacement Date” shall have the meaning set forth in Section 5.09(c).

“Benchmark Transition Event” shall have the meaning set forth in Section 5.09(c).

“Benchmark Transition Start Date” shall have the meaning set forth in Section 5.09(c).

“Benchmark Unavailability Period” shall have the meaning set forth in Section 5.09(c).

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” shall mean, with respect to any Person, an affiliate (as such term is defined under, and interpreted in accordance with, 12 U.S.C. § 1841(k)) of such Person.

“Borrowers” shall mean the Company, the Luxembourg Borrower, the Initial Japanese Borrower and any other Borrowing Subsidiary.

“Borrowing” shall mean (a) Revolving Loans of the same Class, Type and Currency and to the same Borrower made, converted or continued on the same date and, in the case of LIBOR Loans, EURIBOR Loans and TIBOR Loans, as to which a single Interest Period is in effect or (b) a Competitive Loan or group of Competitive Loans of the same Type and to the same Borrower made on the same date and as to which a single Interest Period is in effect.

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“Borrowing Request” shall mean a request by any Borrower (or the Company on behalf of the applicable Borrowing Subsidiary) for a Revolving Borrowing in accordance with Section 2.03, which shall be substantially in the form of Exhibit B or such other form as shall be approved by the General Administrative Agent.

“Borrowing Subsidiary” shall mean (a) the Luxembourg Borrower, (b) the Initial Japanese Borrower and (c) any Wholly Owned Subsidiary of the Company designated as a Borrowing Subsidiary by the Company pursuant to Section 2.04, in each case other than any such Subsidiary that shall have ceased to be a Borrowing Subsidiary pursuant to Section 2.04.

“Borrowing Subsidiary Agreement” shall mean a Borrowing Subsidiary Agreement substantially in the form of Exhibit D.

“Borrowing Subsidiary Obligations” shall mean the due and punctual payment of (a) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on any Loans made by the Lenders to the Borrowing Subsidiaries pursuant to this Agreement or any other Loan Document, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (b) all other monetary obligations, including fees, reimbursements, costs, expenses and indemnities (including the obligations described in Section 2.04) of the Borrowing Subsidiaries to the Lenders and the Issuing Lenders under this Agreement and the other Loan Documents (including any of the foregoing incurred or accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Borrowing Subsidiary Termination” shall mean a Borrowing Subsidiary Termination substantially in the form of Exhibit E.

“Business Day” shall mean any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York City; provided, however, that (a) when used in connection with a LIBOR Loan in any Currency, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in such Currency in the London interbank market, (b) when used in connection with a EURIBOR Loan, the term “Business Day” shall also exclude any day that is not a TARGET Operating Day and (c) when used in connection with a TIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for business in Tokyo; provided further, that when used in connection with a Loan made to the Japanese Borrower, the term “Business Day” shall also exclude any day on which banks are not open for business in Tokyo or when used in connection with a Loan made to the European Borrower, the term “Business Day” shall also exclude any day on which banks are not open for business in London.

“CAM Exchange” shall mean the exchange of the Lender’s interests provided for in Section 12.17.

“CAM Exchange Date” shall mean any date on which either (a) an Event of Default under clause (g) or (h) of Article X has occurred with respect to a Borrower or (b) the

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Commitments shall have been terminated prior to the Maturity Date and/or the Loans shall have been declared immediately due and payable, in either case, pursuant to Article X.

“CAM Percentage” shall mean, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the sum of the Dollar Equivalents (determined on the basis of Exchange Rates prevailing on the CAM Exchange Date) of the aggregate Designated Obligations owed to such Lender (whether or not at the time due and payable) immediately prior to the CAM Exchange and (b) the denominator shall be the sum of the Dollar Equivalents (as so determined) of the aggregate Designated Obligations owed to all the Lenders (whether or not at the time due and payable) immediately prior to the CAM Exchange.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are, subject to Section 1.04, required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest (other than, prior to the date of conversion, Debt that is convertible into any such equity interest).

“Cash Equivalents” shall mean (a) marketable direct obligations issued by, or unconditionally guaranteed or insured by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits, bankers’ acceptances or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof whose short-term commercial paper rating at the time of acquisition is at least B or the equivalent thereof by Fitch IBCA, A‑3 or the equivalent thereof by S&P, or P‑3 or the equivalent thereof by Moody’s; (c) commercial paper of an issuer rated at least A‑2 or the equivalent thereof at the time of acquisition by S&P or at least P‑2 or the equivalent thereof at the time of acquisition by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities or marketable direct obligations with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six

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months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

A “Change in Control” shall be deemed to have occurred if (a) any Person or group of Persons (other than (i) the Company, (ii) any Subsidiary or (iii) any employee or director benefit plan or stock plan of the Company or a Subsidiary or any trustee or fiduciary with respect to any such plan when acting in that capacity or any trust related to any such plan) shall have acquired beneficial ownership of shares representing more than 35% of the combined voting power represented by the outstanding Voting Stock of the Company (within the meaning of Section 13(d) or 14(d) of the Exchange Act and the applicable rules and regulations thereunder) or (b) during any period of 12 consecutive months, commencing before and ending after, or commencing after, the Effective Date, individuals who on the first day of such period were directors of the Company (together with any replacement or additional directors who were nominated or elected by a majority of directors then in office or approved prior to their election by a majority of directors then in office) cease to constitute a majority of the board of directors of the Company.

“Change in Law” shall mean (a) the adoption or taking effect of any law, rule, regulation or treaty after the Effective Date, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the Effective Date or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) of any Governmental Authority after the Effective Date; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, in each case shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are U.S. Revolving Loans, Multicurrency Revolving Loans, Japanese Revolving Loans or Competitive Loans, (b) any Commitment, refers to whether such Commitment is a U.S. Commitment, a Multicurrency Commitment or a Japanese Commitment, (c) any Revolving Credit Exposure refers to whether such Revolving Credit Exposure is U.S. Revolving Credit Exposure, Multicurrency Revolving Credit Exposure or Japanese Revolving Credit Exposure and (d) any Lender, refers to whether such Lender is a U.S. Lender, a Multicurrency Lender or Japanese Lender.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commitments” shall mean, collectively, the U.S. Commitments, the Multicurrency Commitments and the Japanese Commitments.  The initial aggregate amount of the Commitments is US$1,500,000,000.

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“Committed Currency” shall mean (a) Euro, Sterling and Swiss Francs and (b) any other Eligible Currency that shall be designated by the Company in a notice delivered to the General Administrative Agent and approved by the General Administrative Agent and all the Multicurrency Lenders as a Committed Currency.

“Communications” shall mean, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Borrower pursuant to any Loan Document or the transactions contemplated therein that is distributed to any Administrative Agent, any Lender or any Issuing Lender through Electronic Systems.

“Company” shall have the meaning set forth in the preamble.

“Competitive Bid” shall mean an offer by a Lender to make a Competitive Loan pursuant to Article III.

“Competitive Bid Accept/Reject Letter” shall mean a notification made by the Company pursuant to Section 3.01(d) in the form of Exhibit A‑4.

“Competitive Bid Rate” shall mean, as to any Competitive Bid, the Competitive Loan Margin or the Fixed Rate, as applicable, offered by the Lender making such Competitive Bid.

“Competitive Bid Request” shall mean a request for a Competitive Bid made pursuant to Article III in the form of Exhibit A‑1.

“Competitive Borrowing” shall mean a Borrowing consisting of a Competitive Loan or concurrent Competitive Loans from the Lender or Lenders whose Competitive Bids for such Borrowing have been accepted under the bidding procedure described in Article III.

“Competitive Loan” shall mean a Loan made pursuant to Article III.  Each Competitive Loan shall be denominated in Dollars and shall be a LIBOR Competitive Loan or a Fixed Rate Loan.

“Competitive Loan Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount of the outstanding Competitive Loans of such Lender.

“Competitive Loan Margin” shall mean, with respect to any Competitive Loan bearing interest at a rate based on the LIBO Rate, the marginal rate of interest, if any, to be added to or subtracted from the Adjusted LIBO Rate in order to determine the interest rate applicable to such Loan, as specified by the Lender making such Loan in its related Competitive Bid.

“Compounded SOFR” shall have the meaning set forth in Section 5.09(c).

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

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“Consolidated EBITDA” shall mean, for any period, (a) Consolidated Net Income for such period, plus (b) without duplication and to the extent reflected as a charge in such Consolidated Net Income for such period, the sum of:  (i) income tax expense, (ii) interest expense (including imputed interest on Capital Lease Obligations), amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Debt (including the Loans), and commissions, discounts and other fees and charges with respect to letters of credit, bankers’ acceptance financing and receivables financings, (iii) depreciation and amortization expense, including amortization of intangibles (including goodwill) and organization costs, (iv) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of earnings for such period, losses on sales of assets outside of the ordinary course of business), (v) any non-cash expenses relating to stock option exercises, (vi) any other non-cash charges and (vii) (A) any charges, costs, expenses, accruals or reserves incurred pursuant to any management equity plan, profits interest or stock option plan, any equity-based compensation or equity-based incentive plan, or any other management or employee benefit plan, agreement or pension plan and (B) any charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of Capital Stock of the Company held by management of the Company or any of its Subsidiaries; and minus (c) without duplication and to the extent included in such Consolidated Net Income for such period, the sum of:  (i) interest income, (ii) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of earnings for such period, gains on the sales of assets outside of the ordinary course of business) and (iii) any other non-cash income, all as determined on a consolidated basis for the Company and its consolidated Subsidiaries.  For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio, (x) if at any time during such Reference Period the Company or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (y) if during such Reference Period the Company or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period.  As used in this definition, “Material Acquisition” shall mean any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the Capital Stock of a Person and (b) involves the payment of consideration by the Company and its Subsidiaries in excess of US$250,000,000; and “Material Disposition” shall mean any disposition of property or series of related dispositions of property that yields gross proceeds to the Company or any of its Subsidiaries in excess of US$250,000,000.

“Consolidated Leverage Ratio” shall mean, as at the last day of any period, the ratio of:  (a) the sum of (i) Consolidated Total Debt as of such day plus (ii) to the extent not included in the definition of Consolidated Total Debt, the aggregate amount of financing, to the extent in excess of US$300,000,000, provided by third parties in connection with Permitted Receivables Securitizations as of such day to (b) Consolidated EBITDA for such period.

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“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded, without duplication:  (a) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries, (b) the income of any Person (other than a Subsidiary of the Company) in which the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Subsidiary in the form of dividends or similar distributions, and (c) the undistributed earnings of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation.

“Consolidated Net Tangible Assets” shall mean, as of any date, the total assets (less applicable reserves and other properly deductible items) after deducting (a) all current liabilities (excluding the amount of those liabilities which are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined) and (b) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other intangible assets, all as set forth on the most recent balance sheet of the Company and its consolidated Subsidiaries and determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Debt” shall mean, as of any date, (a) the aggregate principal amount of all third-party Debt for borrowed money (including purchase money Debt), unreimbursed drawings under letters of credit, Capital Lease Obligations and third-party Debt obligations evidenced by notes, bonds, debentures or similar instruments, in each case of the Company and its Subsidiaries outstanding as of such date that would be reflected on a consolidated balance sheet of the Company prepared as of such date on a consolidated basis in accordance with GAAP, minus (b) up to US$200,000,000 of cash and Cash Equivalents held in the United States by the Company and its Domestic Wholly Owned Subsidiaries as of such date; provided that such cash and Cash Equivalents are free of any Liens (other than Liens referred to in Section 9.02(o)).

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Tenor” shall have the meaning set forth in Section 5.09(c).

“Covered Entity” shall mean (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b) or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

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“Covered Party” shall have the meaning set forth in Section 12.23(b).

“Credit Party” shall mean each Administrative Agent, each Issuing Lender and each other Lender.

“Currency” shall mean Dollars or any Alternate Currency.

“Debt” of any Person, shall mean, without duplication, (a) all obligations of such Person represented by notes, bonds, debentures or similar evidences of indebtedness, (b) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services other than, in the case of any such deferred purchase price, on normal trade terms, (c) all rental obligations of such Person as lessee under leases that are Capital Lease Obligations, (d) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations, contingent or otherwise, of such Person as an account party or applicant under or in respect of bankers’ acceptances, letters of credit, surety bonds or similar arrangements, (f) the liquidation value of all preferred capital stock of such Person which is redeemable at the option of the holder thereof or which may become (by scheduled or mandatory redemption) due within one year of the Maturity Date, (g) all Guarantees of such Person in respect of obligations of any other Person of the kind referred to in clauses (a) through (f) above, (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (i) for the purposes of clause (f) of Article X only, all obligations of such Person in respect of Hedge Agreements.  The Debt of any Person shall include Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Debt expressly provide that such Person is not liable therefor.

“Default” shall mean any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” shall have the meaning set forth in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” shall mean any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the General Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to

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the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after a written request by the General Administrative Agent or an Issuing Lender, made in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt by the General Administrative Agent or such Issuing Lender of such certification in form and substance reasonably satisfactory to it, (d) has become the subject of a Bankruptcy Event or (e) has become, or has a Lender Parent that has become, the subject of a Bail-In Action.

“Designated Obligations” shall mean all obligations of the Borrowers with respect to (a) principal of and interest on the Loans of each Class (other than Competitive Loans), (b) unreimbursed LC Disbursements and interest thereon and (c) all facility fees and participation fees under Section 5.07.

“Dollar Equivalent” shall mean, on any date of determination, (a) with respect to any amount in Dollars, such amount, and (b) with respect to any amount in any Alternate Currency, the equivalent in Dollars of such amount, determined by the General Administrative Agent pursuant to Section 1.05 using the Exchange Rate with respect to such Alternate Currency at the time in effect under the provisions of such Section.

“Dollars” or “US$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean a Subsidiary that is incorporated or organized under the laws of the United States or any state or political subdivision thereof.

“Domestic Wholly Owned Subsidiary” shall mean a Wholly Owned Subsidiary that is a Domestic Subsidiary.

“Early Opt-in Election” shall have the meaning set forth in Section 5.09(c).

“EEA Financial Institution” shall mean (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

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“Effective Date” shall mean the date of this Agreement.

“Electronic Signature” shall mean an electronic signature, sound, symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” shall mean any electronic system, including email, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by any Administrative Agent or any of its Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Assignee” shall mean (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, a natural person, a Defaulting Lender or the Company or any Subsidiary or other Affiliate of the Company.

“Eligible Currency” shall mean at any time any currency (other than Dollars, Euro, Sterling, Swiss Francs or Japanese Yen) that is freely tradeable and exchangeable into Dollars in the London interbank market and for which an Exchange Rate can be determined.

“Environmental and Safety Laws” shall mean any and all applicable current and future treaties, laws (including without limitation common law), regulations, enforceable requirements, binding determinations, orders, decrees, judgments, injunctions, permits, approvals, authorizations, licenses, permissions, or binding agreements issued, promulgated or entered by any Governmental Authority, relating to the environment, to employee health or safety as it pertains to the use or handling of, or exposure to, any hazardous or toxic substance or waste, to preservation or reclamation of natural resources or to the management, release or threatened release of any hazardous or toxic substance or waste, including, without limitation, the Hazardous Materials Transportation Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, the Clean Air Act of 1970, as amended, the Toxic Substances Control Act of 1976, the Occupational Safety and Health Act of 1970, as amended, the Emergency Planning and Community Right-to-Know Act of 1986, the Safe Drinking Water Act of 1974, as amended, any similar or implementing state law, all amendments of any of them, and any regulations promulgated under any of them.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 or ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

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“ERISA Termination Event” shall mean (a) a “Reportable Event” described in Section 4043 of ERISA and the regulations issued thereunder (other than a “Reportable Event” not subject to the provision for 30‑day notice to the PBGC under such regulations), (b) the withdrawal of the Company or any of its ERISA Affiliates from a “single employer” Plan during a plan year in which it was a “substantial employer”, both of such terms as defined in Section 4001(a) of ERISA, (c) the incurrence of liability under Title IV of ERISA with respect to the termination of a Plan, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) the receipt by the Company or any ERISA Affiliate of any notice (whether or not written) from the PBGC of any event or condition which the PBGC asserts is reasonably likely to constitute grounds under Section 4042 of ERISA to terminate, or to appoint a trustee to administer, any Plan or (f) the partial or complete withdrawal of the Company or any ERISA Affiliate from, or the Insolvency of, a Multiemployer Plan.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBO Rate” shall mean, with respect to any EURIBOR Borrowing for any Interest Period, the applicable Screen Rate as of the Specified Time on the Quotation Day.

“EURIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the EURIBO Rate.

“Euro” and “€” shall mean the single currency of the participating member states of the European Union as constituted by the Treaty of Rome of March 25, 1957 (as amended by the Single European Act 1986, the Maastricht Treaty which was signed at Maastricht on February 7, 1992 and came into force on November 1, 1993), the Amsterdam Treaty (which was signed at Amsterdam on October 2, 1997 and came into force on May 1, 1999) and the Nice Treaty (which was signed on February 26, 2001), each as amended from time to time and as referred to in legislative measures of the European Union for the introduction of, changeover to or operating of the Euro in one or more member states.

“European Administrative Agent” shall mean J.P. Morgan Europe Limited, together with its Affiliates (it being understood that any notices required to be delivered to the European Administrative Agent under this Agreement need not be delivered to such Affiliates), as administrative agent for the Multicurrency Lenders under this Agreement and the other Loan Documents, and any successor thereto appointed pursuant to Article XI.

“European Borrower” shall mean the Luxembourg Borrower and any Borrowing Subsidiary organized and existing under the laws of a jurisdiction whose currency is a Committed Currency.

“Event of Default” shall have the meaning set forth in Article X.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

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“Exchange Rate” shall mean, on any day, for purposes of determining the Dollar Equivalent of any Alternate Currency, the rate at which such Alternate Currency may be exchanged into Dollars at the time of determination on such day as last provided (either by publication or as may otherwise be provided to the General Administrative Agent) by the applicable Reuters source on the Business Day (determined based on New York City time) immediately preceding such day of determination (or, if a Reuters source ceases to be available or Reuters ceases to provide such rate of exchange, as last provided by such other publicly available information service that provides such rate of exchange at such time as shall be selected by the General Administrative Agent from time to time in its reasonable discretion).

“Exchange Rate Date” shall mean, with respect to any Revolving Loan denominated in any Alternate Currency, each of (a) the date of the commencement of the initial Interest Period therefor, (b) the date of the commencement of each subsequent Interest Period therefor and (c) if an Event of Default has occurred and is continuing, any Business Day designated as an Exchange Rate Date by the General Administrative Agent in its sole discretion.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient:  (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any withholding Taxes described in Section 5.12(k)(i) or 5.12(k)(ii) imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.12(g), 5.12(i) or 5.12(j), and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Letters of Credit” shall mean the outstanding letters of credit set forth on Schedule 4.01.

“Existing Maturity Date” shall have the meaning set forth in Section 2.05.

“Extending Lender” shall have the meaning set forth in Section 2.05.

“Extension Closing Date” shall have the meaning set forth in Section 2.05.

“FATCA” shall mean Section 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” shall mean, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions, as determined in such manner as  shall be set forth on the Federal Reserve Bank of New York’s Website  from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that such rate shall in no event be less than zero.

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“Federal Reserve Bank of New York’s Website” shall mean the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, vice president of finance, controller or treasurer of such Person.

“Fixed Rate” shall mean, with respect to any Competitive Loan (other than a LIBOR Competitive Loan), the fixed rate of interest per annum specified by the Lender making such Competitive Loan in its related Competitive Bid.

“Fixed Rate Loan” shall mean a Competitive Loan bearing interest at a Fixed Rate.

“Foreign Subsidiary” shall mean any Subsidiary that is not organized under the laws of the United States or any state or political subdivision thereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect, subject to Section 1.04, from time to time.

“General Administrative Agent” shall mean JPMorgan, together with its Affiliates (it being understood that any notices required to be delivered under this Agreement to the General Administrative Agent need not be delivered to such Affiliates), as general administrative agent for the Lenders under this Agreement and the other Loan Documents, and any successor thereto appointed pursuant to Article XI.

“Governmental Authority” shall mean the government of any nation, including, but not limited to, the United States of America, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies exercising such powers or functions, such as the European Union or the European Central Bank).

“Group Member” shall mean the Company or any Subsidiary.

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support

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such Debt or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Substances” shall mean any toxic, radioactive, mutagenic, carcinogenic, noxious, caustic or otherwise hazardous substance, material or waste, including petroleum, its derivatives, by‑products and other hydrocarbons, including, without limitation, polychlorinated biphenyls (“PCBs”), asbestos or asbestos-containing material, and any substance, waste or material regulated or that could reasonably be expected to result in liability under Environmental and Safety Laws.

“Hedge Agreements” shall mean all interest rate swaps, caps or collar agreements, foreign exchange transactions or other arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations or foreign currencies, either generally or under specific contingencies.

“Incremental Assumption Agreement” shall mean an Incremental Assumption Agreement in form and substance reasonably satisfactory to the General Administrative Agent and the Company, among the Company, the other Borrowers, the General Administrative Agent and each Person that shall be providing a Commitment pursuant thereto.

“Incremental Facility Amount” shall mean, at any time, the excess, if any, of (a) US$500,000,000 over (b) the aggregate increase in the Commitments established prior to such time pursuant to Section 5.05.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Indemnitee” shall have the meaning set forth in Section 12.05(b).

“Initial Japanese Borrower” shall have the meaning set forth in the preamble.

“Insolvency” shall mean, with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Interest Election Request” shall mean a request by a Borrower (or the Company on behalf of the applicable Borrowing Subsidiary) to convert or continue a Revolving Borrowing in accordance with Section 5.02, which shall be substantially in the form of Exhibit F or such other form as shall be approved by the General Administrative Agent.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last day of each March, June, September and December and the Maturity Date, (b) with respect to any LIBOR Loan, EURIBOR Loan or TIBOR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Fixed Rate Loan, the last day of the Interest Period applicable to the

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Borrowing of which such Loan is a part and, in the case of a Fixed Rate Borrowing with an Interest Period of more than 90 days’ duration (unless otherwise specified in the applicable Competitive Bid Request), each day prior to the last day of such Interest Period that occurs at intervals of 90 days’ duration after the first day of such Interest Period, and any other dates that are specified in the applicable Competitive Bid Request as Interest Payment Dates with respect to such Borrowing.

“Interest Period” shall mean (a) as to any LIBOR Borrowing, EURIBOR Borrowing or TIBOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is 1, 2 (except in the case of a Borrowing in Euro or Japanese Yen), 3 or 6 (or, with the consent of all Lenders making Loans as part of such Borrowing, 12) months thereafter (or such shorter interest period as may be agreed to by all Lenders making Loans as part of such Borrowing), in each case as the applicable Borrower (or the Company on behalf of the applicable Borrowing Subsidiary) may elect, and (b) as to any Fixed Rate Borrowing, the period (which shall not be less than seven days or more than 360 days) commencing on the date of such Borrowing and ending on the date specified in the applicable Competitive Bid Request; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a LIBOR Borrowing, EURIBOR Borrowing or TIBOR Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a LIBOR Borrowing, EURIBOR Borrowing or TIBOR Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Screen Rate” shall mean, with respect to any LIBOR Borrowing denominated in any Currency, any EURIBOR Borrowing or any TIBOR Borrowing, in each case for any Interest Period or clause (c) of the definition of Alternate Base Rate, a rate per annum that results from interpolating on a linear basis between (a) the applicable Screen Rate for the longest maturity for which a Screen Rate is available that is shorter than the applicable period and (b) the applicable Screen Rate for the shortest maturity for which a Screen Rate is available that is longer than the applicable period, in each case as of the time the Interpolated Screen Rate is required to be determined in accordance with the other provisions hereof; provided that if such rate would be less than zero, such rate shall be deemed to be zero.

“IRS” shall mean the U.S. Internal Revenue Service.

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Lender” shall mean (a) each of JPMorgan, Bank of America, N.A. and Wells Fargo Bank, National Association, and (b) each other Person that becomes an “Issuing

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Lender” as provided in Section 4.01(i), in each case, in its capacity as an issuer of Letters of Credit hereunder (and other than any Person that shall have ceased to be an Issuing Lender as provided in Section 4.01(i)).  Each Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Lender shall cause such Affiliate to comply with the requirements of Article IV with respect to such Letters of Credit).

“Japan Qualified Institution” shall mean an Eligible Assignee that at the time it becomes a Lender (a) is able to receive interest payments from the Japanese Borrowers free of Japanese withholding tax and (b) is able to make ABR Loans to the U.S. Borrowers in Dollars.

“Japanese Administrative Agent” shall mean JPMorgan Chase Bank, N.A., Tokyo Branch, together with its Affiliates (it being understood that any notices required to be delivered to the Japanese Administrative Agent under this Agreement need not be delivered to such Affiliates), as administrative agent for the Japanese Lenders under this Agreement and the other Loan Documents, and any successor thereto appointed pursuant to Article XI.

“Japanese Borrower” shall mean the Initial Japanese Borrower and any other Borrowing Subsidiary organized and existing under the laws of Japan.

“Japanese Commitment” shall mean, as to any Lender at any time, its obligation, if any, to make Japanese Revolving Loans to the Japanese Borrowers and the U.S. Borrowers in an aggregate principal amount the sum of the Dollar Equivalents of which does not exceed at any one time outstanding the amount set forth opposite such Lender’s name on Schedule 2.01 under the heading “Japanese Commitment”, as such amount may be reduced from time to time pursuant to Section 5.03, increased from time to time pursuant to Section 5.05 or reduced or increased from time to time pursuant to Section 12.04.  The initial aggregate amount of the Japanese Commitments is US$250,000,000.

“Japanese Lender” shall mean any Lender that has a Japanese Commitment or an outstanding Japanese Revolving Loan.

“Japanese Revolving Credit Exposure” shall mean, as at any date of determination with respect to any Japanese Lender, an amount equal to the sum of the Dollar Equivalents of the Japanese Revolving Loans of such Lender on such date.

“Japanese Revolving Loan” shall have the meaning set forth in Section 2.01(b).

“Japanese Yen” and “¥” shall mean lawful money of Japan.

“JPMorgan” shall mean JPMorgan Chase Bank, N.A.

“LC Commitment” shall mean, with respect to any Issuing Lender, the maximum permitted amount of the LC Exposure that may be attributable to Letters of Credit issued by such Issuing Lender.  The initial LC Commitment of each of JPMorgan, Bank of America, N.A. and Wells Fargo Bank, National Association is US$20,000,000, and the initial LC Commitment of each Issuing Lender that becomes an Issuing Lender hereunder pursuant to Section 4.01(i) is set

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forth in the written agreement referred to in such Section.  The LC Commitment of any Issuing Lender may be increased or reduced by written agreement between such Issuing Lender and the Company, provided that a copy of such written agreement shall have been delivered to the General Administrative Agent.

“LC Disbursement” shall mean a payment made by an Issuing Lender pursuant to a Letter of Credit.

“LC Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time.  The LC Exposure of any U.S. Lender at any time shall be its U.S. Commitment Percentage of the total LC Exposure at such time, adjusted to give effect to any reallocation under Section 5.15(c) of the LC Exposure of U.S. Defaulting Lenders in effect at such time.

“Lender Parent” shall mean, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” shall mean (a) the financial institutions listed on Schedule 2.01 and (b) any Person that has become a party hereto pursuant to an Assignment and Assumption or an Incremental Assumption Agreement, in each case, other than any Person that has ceased to be a party hereto pursuant to Section 12.04.

“Letter of Credit” shall mean any letter of credit issued (or deemed issued) pursuant to Article IV, and shall include each Existing Letter of Credit.

“Leverage Increase Period” shall have the meaning set forth in Section 9.04.

“LIBO Rate” shall mean, with respect to any LIBOR Borrowing denominated in any currency for any Interest Period, the applicable Screen Rate as of the Specified Time on the Quotation Day.

“LIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate or the LIBO Rate.

“Lien” shall mean any mortgage, lien, pledge, encumbrance, charge or security interest.

“Loan Documents” shall mean this Agreement, each Borrowing Subsidiary Agreement, each Borrowing Subsidiary Termination, each Incremental Assumption Agreement, any other agreement, instrument or document designated by the Company and the General Administrative Agent as a “Loan Document” and, other than for purposes of Section 12.07, each promissory note held by a Lender pursuant to Section 5.04(g) and each written agreement referred to in Section 4.01(i).

“Loans” shall mean the loans made by the Lenders to the Borrowers pursuant to this Agreement.

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“Local Time” shall mean (a) with respect to a Loan made to, or Borrowing by, a U.S. Borrower, New York City time, (b) with respect to a Loan made to, or Borrowing by, a Japanese Borrower in Japanese Yen, Tokyo time, (c) with respect to a Loan made to, or Borrowing by, a Japanese Borrower in Dollars, New York City time, and (d) with respect to a Loan made to, or Borrowing by, a European Borrower, London time.

“Luxembourg Borrower” shall have the meaning set forth in the preamble.

“Mandatory Restrictions” shall have the meaning set forth in Section 1.06.

“Margin Regulations” shall mean Regulations T, U and X of the Federal Reserve Board as from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Material Adverse Effect” shall mean a material adverse effect on the business, operations, properties or financial condition of the Company and its consolidated Subsidiaries, taken as a whole.

“Maturity Date” shall mean the fifth anniversary of the Effective Date, as such date may be extended pursuant to Section 2.05; provided that if such date shall not be a Business Day, then the “Maturity Date” shall be the immediately preceding Business Day.

“Maturity Date Extension Request” shall mean a request by the Company, substantially in the form of Exhibit G or such other form as shall be approved by the General Administrative Agent, for the extension of the Maturity Date pursuant to Section 2.05.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor to its rating agency business.

“Multicurrency Commitment” shall mean, as to any Lender at any time, its obligation, if any, to make Multicurrency Revolving Loans to the European Borrowers and the U.S. Borrowers in an aggregate principal amount the sum of the Dollar Equivalents of which does not exceed at any time outstanding the amount set forth opposite such Lender’s name on Schedule 2.01 under the heading “Multicurrency Commitment”, as such amount may be reduced from time to time pursuant to Section 5.03, increased from time to time pursuant to Section 5.05 or reduced or increased from time to time pursuant to Section 12.04.  The initial aggregate amount of the Multicurrency Commitments is US$850,000,000.

“Multicurrency Lender” shall mean any Lender that has a Multicurrency Commitment or an outstanding Multicurrency Revolving Loan.

“Multicurrency Revolving Credit Exposure” shall mean, as at any date of determination with respect to any Multicurrency Lender, an amount equal to the sum of the Dollar Equivalents of the Multicurrency Revolving Loans of such Lender on such date.

“Multicurrency Revolving Loans” shall have the meaning given such term in Section 2.01(c).

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“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New Lending Office” shall have the meaning set forth in Section 5.12(g).

“Non-Extending Lender” shall have the meaning set forth in Section 2.05.

“Non-U.S. Lender” shall have the meaning set forth in Section 5.12(g).

“Notice of Competitive Bid Request” shall mean a notification made pursuant to Article III in the form of Exhibit A-2.

“NYFRB” shall mean the Federal Reserve Bank of New York.

“NYFRB Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or, for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” shall mean the rate quoted for such day for a federal funds transaction at 11:00 a.m., New York City time, on such day received by the General Administrative Agent from a federal funds broker of recognized standing selected by it; provided that NYFRB Rate shall in no event be less than zero.

“OFAC” shall mean the United States Treasury Department Office of Foreign Assets Control.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.14(b)).

“Overnight Bank Funding Rate” shall mean, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Participant” shall have the meaning set forth in Section 12.04(f).

“Participant Register” shall have the meaning set forth in Section 12.04(g).

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“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Debt” shall mean (a) Debt of any Subsidiary to any Group Member, (b) Guarantees by any Subsidiary of Debt of any Borrowing Subsidiary, (c) any Debt incurred pursuant to Sale and Leaseback Transactions permitted under Section 9.03, (d) Debt of any Subsidiary as an account party in respect of trade letters of credit, to the extent that such letters of credit are not drawn upon, (e) Debt of any Person existing at the time such Person becomes a Subsidiary, provided that such Debt was not created in anticipation of such Person becoming a Subsidiary, (f) Debt secured by any Lien permitted pursuant to Section 9.02(b) or 9.02(q), (g) Debt consisting of guarantees of loans made to officers, directors or employees of any Subsidiary, (h) unsecured trade accounts payable and other unsecured current Debt incurred in the ordinary course of business and not more than 120 days past due (but excluding any Debt for borrowed money), (i) any Permitted Receivables Securitization, (j) Debt with respect to surety, appeal and performance bonds obtained by any Subsidiary in the ordinary course of business, (k) Debt owed in respect of any netting services, overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds, (l) Debt incurred at a Japanese subsidiary of the Company and listed in Schedule 1.01 hereto in an aggregate principal amount (together with any replacements, renewals, refinancings or extensions thereof pursuant to clause (m) below) not to exceed US$300,000,000 (or the equivalent thereof in Japanese Yen) and (m) any replacement, renewal, refinancing or extension of any Debt referenced in clause (e) or (l) above that does not exceed the aggregate principal amount (plus associated fees and expenses) of the Debt being replaced, renewed, refinanced or extended (except that accrued and unpaid interest not delinquent in accordance with its terms may be part of any refinancing pursuant to this clause).

“Permitted Receivables Securitization” shall mean the incurrence of Debt in respect of any receivables securitization of the Company or any Subsidiary.

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” shall mean any “employee pension benefit plan”, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), subject to the provisions of Title IV or Section 302 of ERISA or Section 412 of the Code that is maintained by the Company or any ERISA Affiliate for current or former employees, or any beneficiary thereof, of the Company or any ERISA Affiliate.

“Pricing Grid” shall mean the Facility Fee and Applicable Margin Grid set forth in Annex I.

“Prime Rate” shall mean the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar release by the Federal Reserve Board (as determined by the Applicable Administrative Agent in its reasonable discretion).  Each change in

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the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” shall have the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

“QFC Credit Support” shall have the meaning set forth in Section 12.23(a).

“Qualified Material Acquisition” shall mean any acquisition of all the Capital Stock in a Person, or of all or substantially all the assets of any Person (or of any division or line of business of any Person), by the Company or one of its Subsidiaries that, together with any other such acquisition consummated in any single fiscal quarter of the Company, involves the incurrence by the Company or its Subsidiaries of Debt to finance the acquisition consideration therefor (including refinancing of any Debt of such acquired Person), or assumption by the Company or its Subsidiaries of existing Debt of such acquired Person (or such division or line of business), in an aggregate principal amount of US$1,000,000,000 or more.

“Quotation Day” shall mean (a) with respect to any Currency (other than Sterling and Euro) for any Interest Period, the day two Business Days prior to the first day of such Interest Period, (b) with respect to Sterling for any Interest Period, the first day of such Interest Period and (c) with respect to Euro for any Interest Period, the day that is two TARGET Operating Days prior to the first day of such Interest Period, in each case unless market practice differs for loans such as the applicable Loans priced by reference to rates quoted in the Relevant Interbank Market, in which case the Quotation Day for such Currency shall be determined by the Applicable Administrative Agent in accordance with market practice for such loans priced by reference to rates quoted in the Relevant Interbank Market (and if quotations would normally be given by leading banks for such loans priced by reference to rates quoted in the Relevant Interbank Market on more than one day, the Quotation Day shall be the last of those days).

“Rating Agencies” shall mean Moody’s and S&P.

“Ratings” shall have the meaning set forth in Annex I.

“Recipient” shall mean any Administrative Agent, any Lender and any Issuing Lender, or any combination thereof (as the context requires).

“Register” shall have the meaning set forth in Section 12.04(d).

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” shall have the meaning set forth in Section 5.09(c).

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“Relevant Interbank Market” shall mean (a) with respect to any Currency (other than Euros and Japanese Yen), the London interbank market, (b) with respect to Euros, the European interbank market and (c) with respect to Japanese Yen, the Tokyo interbank market.

“Required Lenders” shall mean, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing a majority of the sum of the Revolving Credit Exposures and unused Commitments at such time; provided that, for purposes of declaring the Loans to be due and payable pursuant to Article X, and for all purposes after the Loans become due and payable pursuant to Article X or the Commitments shall have expired or terminated, the Competitive Loan Exposures of the Lenders shall be included in their respective Revolving Credit Exposures in determining the Required Lenders.

“Restricted Lender” shall have the meaning set forth in Section 1.06.

“Reuters” shall mean Thomson Reuters Corporation, a corporation incorporated under and governed by the Business Corporations Act (Ontario), Canada, Refinitiv or, in each case, a successor thereto.

“Revolving Availability Period” shall mean the period from and including the Effective Date to (but excluding) the earlier of the Maturity Date and the date of termination of the Commitments in accordance with the terms hereof.

“Revolving Borrowing” shall mean a Borrowing consisting of Revolving Loans.

“Revolving Credit Exposure” shall mean, as at any date of determination with respect to any Lender, an amount in Dollars equal to the sum of (a) the U.S. Revolving Credit Exposure of such Lender, (b) the Multicurrency Revolving Credit Exposure of such Lender and (c) the Japanese Revolving Credit Exposure of such Lender.

“Revolving Loans” shall mean, collectively, the U.S. Revolving Loans, the Multicurrency Revolving Loans and the Japanese Revolving Loans.

“S&P” shall mean S&P Global Ratings, a division of S&P Global Inc., and any successor to its rating agency business.

“Sale and Leaseback Transaction” shall mean any arrangement with any Person pursuant to which the Company or any Subsidiary leases any property that has been or is to be sold or transferred by the Company or the Subsidiary to such Person, other than (a) temporary leases for a term, including renewals at the option of the lessee, of not more than three years, (b) leases between the Company and a Subsidiary or between Subsidiaries, (c) leases of property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of such property and (d) arrangements pursuant to any provision of law with an effect similar to that under former Section 168(f)(8) of the Internal Revenue Code of 1954.

“Sanctioned Country” shall mean, at any time, a country, region or territory that is itself the subject or target of any Sanctions.

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“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, the State Secretariat for Economic Affairs of Switzerland, the Swiss Directorate of International Law, the Hong Kong Monetary Authority or the Monetary Authority of Singapore, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any Person or Persons described in the preceding clauses (a) and (b).

“Sanctions” shall mean all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, the State Secretariat for Economic Affairs of Switzerland, the Swiss Directorate of International Law, the Hong Kong Monetary Authority or the Monetary Authority of Singapore.

“Screen Rate” shall mean (a) in respect of the LIBO Rate for any Interest Period, or in respect of any determination of Alternate Base Rate pursuant to clause (c) of the definition of such term, a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in the applicable Currency (for delivery on the first day of such Interest Period) with a term equivalent to the relevant period as displayed on the Reuters screen page that displays such rate (currently LIBOR01 or LIBOR02) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Applicable Administrative Agent from time to time in its reasonable discretion), (b) in respect of the EURIBO Rate for any Interest Period, the rate per annum determined by the European Money Market Institute (or any other Person that takes over the administration of such rate) as the rate at which interbank deposits in Euro are being offered by one prime bank to another within the EMU zone for such Interest Period, as set forth on the Reuters screen page that displays such rate (currently EURIBOR01) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Applicable Administrative Agent from time to time in its reasonable discretion) and (c) in respect of the TIBO Rate for any Interest Period, the rate per annum determined by the Ippan Shadan Hojin JBA TIBOR Administration (or any other Person that takes over the administration of such rate) as the rate reflecting prevailing rates on the unsecured call market in Japanese Yen in the Tokyo interbank market for such Interest Period, as set forth as “TIBM Average Rate” on the Reuters screen page that displays such rate (currently TIBM Page) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Applicable Administrative Agent from time to time in its reasonable discretion); provided that (i) if any Screen Rate, determined as provided above, would be less than zero, such Screen Rate shall be deemed to be zero and (ii) if, as to any Currency, no Screen Rate shall be available for a particular Interest Period but Screen Rates shall be available for maturities both longer and shorter than such Interest Period, than the Screen Rate for such Interest Period shall be the Interpolated Screen Rate.

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“SEC” shall mean the Securities and Exchange Commission.

“SOFR” shall have the meaning set forth in Section 5.09(c).

“SOFR-Based Rate” shall have the meaning set forth in Section 5.09(c).

“Specified Provision” shall have the meaning set forth in Section 1.06.

“Specified Time” shall mean (a) with respect to the LIBO Rate, 11:00 a.m., London time, (b) with respect to the EURIBO Rate, 11:00 a.m., Brussels time and (c) with respect to the TIBO Rate, 11:00 a.m., Tokyo time.

“Statutory Reserve Rate” shall mean a fraction (expressed as a decimal) the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Federal Reserve Board to which the General Administrative Agent is subject for eurodollar funding (currently referred to as “Eurodollar Liabilities” in Regulation D of the Federal Reserve Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  LIBOR Loans shall be deemed to constitute eurodollar funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” or “₤” shall mean the lawful money of the United Kingdom.

“subsidiary” shall mean, with respect to any Person (the “parent”) at any date, (a) for purposes of Section 9.03 only, any Person the majority of the outstanding Voting Stock of which is owned, directly or indirectly, by the parent or one or more subsidiaries of the parent and (b) for all other purposes under this Agreement, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which Capital Stock representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent.

“Subsidiary” shall mean a subsidiary of the Company.

“Supported QFC” shall have the meaning set forth in Section 12.23(a).

“Swiss Francs” or “CHF” shall mean the lawful money of Switzerland.

“TARGET 2” shall mean the second generation of the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET 2) payment system (or, if

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such payment system ceases to be operative, such other payment system (if any) determined by the General Administrative Agent to be a suitable replacement).

“TARGET Operating Day” shall mean any day on which the TARGET 2 is open for the settlement of payments in Euro.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholdings) imposed by any Governmental Authority and all interest, additions to tax, penalties or liabilities with respect thereto.

“Term SOFR” shall have the meaning set forth in Section 5.09(c).

“Test Period” shall have the meaning set forth in Section 9.04.

“TIBO Rate” shall mean, with respect to any TIBOR Borrowing for any Interest Period, the applicable Screen Rate as of the Specified Time on the Quotation Day.

“TIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the TIBO Rate.

“Transactions” shall mean the execution and delivery by the Borrowers of this Agreement, the performance by the Borrowers of their obligations hereunder, the issuance of the Letters of Credit hereunder and the borrowings made or to be made hereunder and the use of the proceeds thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to, in the case of a Revolving Loan or Borrowing, the Adjusted LIBO Rate, the LIBO Rate, the EURIBO Rate, the TIBO Rate or the Alternate Base Rate or, in the case of a Competitive Loan or Borrowing, the Adjusted LIBO Rate or a Fixed Rate.

“Unadjusted Benchmark Replacement” shall have the meaning set forth in Section 5.09(c).

“Undisclosed Administration” shall mean, in relation to a Lender or a Lender Parent, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“U.S. Borrowers” shall mean the Company and any Borrowing Subsidiary that is a Domestic Wholly Owned Subsidiary.

“U.S. Commitment” shall mean, as to any Lender at any time, its obligation, if any, to make U.S. Revolving Loans to, and/or participate in Letters of Credit issued for the account of, the U.S. Borrowers in an aggregate amount not to exceed at any time outstanding the

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Dollar amount set forth opposite such Lender’s name on Schedule 2.01 under the heading “U.S. Commitment”, as such amount may be reduced from time to time pursuant to Section 5.03, increased from time to time pursuant to Section 5.05 or reduced or increased from time to time pursuant to Section 12.04.  The initial aggregate amount of the U.S. Commitments is US$400,000,000.

“U.S. Commitment Percentage” shall mean, as to any U.S. Lender at any time, the percentage that such U.S. Lender’s U.S. Commitment then constitutes of the aggregate U.S. Commitments of all U.S. Lenders; provided that, for purposes of Section 5.15 when a U.S. Defaulting Lender shall exist, “U.S. Commitment Percentage” shall mean, as to any U.S. Lender, the percentage that such U.S. Lender’s U.S. Commitment then constitutes of the aggregate U.S. Commitments of all U.S. Lenders (but disregarding any U.S. Defaulting Lender’s U.S. Commitment).  If the U.S. Commitments have expired or been terminated, the U.S. Commitment Percentages shall be determined on the basis of the U.S. Commitments most recently in effect, giving effect to any assignments and to any U.S. Lender’s status as a U.S. Defaulting Lender at the time of determination.

“U.S. Defaulting Lender” shall have the meaning set forth in Section 5.15(c).

“U.S. Lender” shall mean a Lender having a U.S. Commitment or outstanding U.S. Revolving Credit Exposure.

“U.S. Revolving Credit Exposure” shall mean, as at any date of determination with respect to any U.S. Lender, an amount in Dollars equal to the sum of (a) the aggregate unpaid principal amount of such U.S. Lender’s U.S. Revolving Loans on such date and (b) such U.S. Lender’s LC Exposure on such date.

“U.S. Revolving Loan” shall have the meaning set forth in Section 2.01(a).

“U.S. Special Resolution Regime” shall have the meaning set forth in Section 12.23(a).

“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 5.12(g).

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Value” shall mean, with respect to a Sale and Leaseback Transaction, an amount equal to the present value of the lease payments with respect to the term of the lease (reduced by the amount of rental obligations of any sublessee of all or part of the same property) remaining on the date as of which the amount is being determined, without regard to any renewal or extension options contained in the lease, discounted at an interest rate determined by the Company at the time of the consummation of such Sale and Leaseback Transaction as long as such interest rate is customary for leases of such type.

“Voting Stock” shall mean, as applied to the Capital Stock of any Person, Capital Stock of any class or classes (however designated) having by the terms thereof ordinary voting

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power to elect a majority of the members of the board of directors (or other governing body) of such Person other than Capital Stock having such power only by reason of the happening of a contingency.

“Wholly Owned Subsidiary” of any Person shall mean a subsidiary of such Person of which Capital Stock (except for directors’ qualifying shares) representing 100% of the equity is, at the time any determination is being made, owned by such Person or one or more wholly owned subsidiaries of such Person or by such Person and one or more wholly owned subsidiaries of such Person.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02.Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “U.S. Revolving Loan”) or by Type (e.g., a “LIBOR Loan”) or by Class and Type (e.g., a “U.S. LIBOR Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “LIBOR Borrowing”) or by Class and Type (e.g., a “U.S. LIBOR Revolving Borrowing”).

SECTION 1.03.Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities.  Except as otherwise expressly provided herein and unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Loan Documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all

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references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

SECTION 1.04.Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Company notifies the General Administrative Agent that the Company wishes to amend any covenant in Article IX or any related definition or other financial term used herein to eliminate the effect of any change in GAAP or in the application thereof occurring after the Effective Date on the operation of such covenant (or if the General Administrative Agent notifies the Company that the Required Lenders wish to amend Article IX or any related definition or other financial term used herein for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then the Company’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP or in the application thereof became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Lenders.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (a) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Accounting Standards Codification having a similar result or effect) (and related interpretations) to value any Debt of the Company or any Subsidiary at “fair value”, as defined therein, (b) any change in accounting for leases pursuant to GAAP resulting from the implementation of Financial Accounting Standards Board ASU No. 2016-02, Leases (Topic 842), to the extent such implementation would require recognition of a lease liability where such lease (or similar arrangement) would not have required a lease liability under GAAP as in effect on December 31, 2015, (c) any treatment of Debt in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) (and related interpretations) to value any such Debt in a reduced or bifurcated manner as described therein, and such Debt shall at all times be valued at the full stated principal amount thereof, and (d) any valuation of Debt below its full stated principal amount as a result of application of Financial Accounting Standards Board Accounting Standards Update No. 2015-03, it being agreed that Debt shall at all times be valued at the full stated principal amount thereof.

SECTION 1.05.Exchange Rate Determinations.  For purposes of determining the amount of the Dollar Equivalent of any Loan denominated in an Alternate Currency, the General Administrative Agent shall determine the Exchange Rate as of each applicable Exchange Rate Date and shall apply such Exchange Rate to determine such amount, and each such amount shall be the Dollar Equivalent of such Loan until the next required calculation thereof pursuant to this Section.

SECTION 1.06.Blocking Regulation.  In relation to any Lender that is subject to the regulations referred to below (each, a “Restricted Lender”), any representation, warranty or covenant set forth herein that refers to Sanctions (each, a “Specified Provision”) shall only apply for the benefit of such Restricted Lender to the extent that such Specified Provision would not result in a violation of, conflict with or liability under Council Regulation

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(EC) 2271/96 (or any law implementing such regulation in any member state of the European Union) or any similar blocking or anti-boycott law in Germany (including, in the case of Germany, section 7 foreign trade rules (Auβenwirtschaftsverordnung – AWV) in connection with section 4 paragraph 1 foreign trade law (Auβenwirtschaftsgesetz – AWG)) or in the United Kingdom (the “Mandatory Restrictions”).  In the event of any consent or direction by Lenders in respect of any Specified Provision of which a Restricted Lender does not have the benefit due to a Mandatory Restriction, then, notwithstanding anything to the contrary in the definition of Required Lenders, for so long as such Restricted Lender shall be subject to a Mandatory Restriction, the Commitment, the Revolving Credit Exposure and, if applicable, the Competitive Loan Exposure of such Restricted Lender will be disregarded for the purpose of determining whether the requisite consent of the Lenders has been obtained or direction by the requisite Lenders has been made, it being agreed, however, that, unless, in connection with any such determination, the General Administrative Agent shall have received written notice from any Lender stating that such Lender is a Restricted Lender with respect thereto, each Lender shall be presumed, in connection with such determination, not to be a Restricted Lender.

SECTION 1.07.Interest Rates; LIBOR Notification.  The interest rate on a Loan denominated in Dollars or an Alternate Currency may be derived from an interest rate benchmark that is, or may in the future become, the subject of regulatory reform.  Regulators have signaled the need to use alternative benchmark reference rates for some of these interest rate benchmarks and, as a result, such interest rate benchmarks may cease to comply with applicable laws and regulations, may be permanently discontinued, and/or the basis on which they are calculated may change.  The Administrative Agents do not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates referred to in the definition of the term “Screen Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including (a) any such alternative, successor or replacement rate implemented pursuant to Section 5.09(b), whether upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, and (b) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 5.09(b)), including whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the applicable Screen Rate or have the same volume or liquidity as did the London interbank offered rate or other rates referred to in the definition of the term “Screen Rate” prior to its discontinuance or unavailability.

SECTION 1.08.Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws):  (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Capital Stock at such time.

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ARTICLE II

Amount and Terms of the Commitments

SECTION 2.01.Commitments.  (a)  Subject to the terms and conditions set forth herein, each U.S. Lender agrees to make revolving loans (“U.S. Revolving Loans”) to the U.S. Borrowers from time to time during the Revolving Availability Period in Dollars in an aggregate principal amount that will not result in (i) such Lender’s U.S. Revolving Credit Exposure exceeding such Lender’s U.S. Commitment, (ii) the sum of the total U.S. Revolving Credit Exposures exceeding the total U.S. Commitments or (iii) the sum of the total Revolving Credit Exposures plus the total Competitive Loan Exposures exceeding the total Commitments.  Within the foregoing limits and subject to the terms and conditions set forth herein, any U.S. Borrower may borrow, prepay and reborrow U.S. Revolving Loans.

(b)Subject to the terms and conditions set forth herein, each Japanese Lender agrees to make revolving loans (“Japanese Revolving Loans”) from time to time during the Revolving Availability Period to the Japanese Borrowers and, if the U.S. Borrowers shall have delivered all documentation and other information reasonably requested by the Japanese Administrative Agent and required under all Japanese “know your customer” and similar laws and regulations, to the U.S. Borrowers, in Japanese Yen or Dollars in an aggregate principal amount that will not result in (i) such Lender’s Japanese Revolving Credit Exposure exceeding such Lender’s Japanese Commitment, (ii) the sum of the total Japanese Revolving Credit Exposures exceeding the total Japanese Commitments or (iii) the sum of the total Revolving Credit Exposures plus the total Competitive Loan Exposures exceeding the total Commitments.  Within the foregoing limits and subject to the terms and conditions set forth herein, any Japanese Borrower and any U.S. Borrower may borrow, prepay and reborrow Japanese Revolving Loans.

(c)Subject to the terms and conditions set forth herein, each Multicurrency Lender agrees to make revolving loans (“Multicurrency Revolving Loans”) from time to time during the Revolving Availability Period to the European Borrowers and the U.S. Borrowers in Committed Currencies or Dollars in an aggregate principal amount that will not result in (i) such Lender’s Multicurrency Revolving Credit Exposure exceeding such Lender’s Multicurrency Commitment, (ii) the sum of the total Multicurrency Revolving Credit Exposures exceeding the total Multicurrency Commitments or (iii) the sum of the total Revolving Credit Exposures plus the total Competitive Loan Exposures exceeding the total Commitments.  Within the foregoing limits and subject to the terms and conditions set forth herein, any European Borrower and any U.S. Borrower may borrow, prepay and reborrow the Multicurrency Revolving Loans.

SECTION 2.02.Loans and Borrowings.  (a)  Each U.S. Revolving Loan shall be made as part of a Borrowing consisting of U.S. Revolving Loans of the same Type and to the same Borrower made by the U.S. Lenders ratably in accordance with their respective U.S. Commitments.

(b)Each Japanese Revolving Loan shall be made as part of a Borrowing consisting of Japanese Revolving Loans of the same Type and Currency and to the same Borrower made by the Japanese Lenders ratably in accordance with their respective Japanese Commitments.

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(c)Each Multicurrency Revolving Loan shall be made as part of a Borrowing consisting of Multicurrency Revolving Loans of the same Type and Currency and to the same Borrower made by the Multicurrency Lenders ratably in accordance with their respective Multicurrency Commitments.

(d)Each Competitive Loan shall be made in accordance with the procedures set forth in Section 3.01.

(e)The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments and Competitive Bids of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make such Loans as required.

(f)Subject to Section 5.09, (i) each Revolving Borrowing made by a U.S. Borrower and denominated in Dollars shall be comprised entirely of ABR Loans or LIBOR Loans, as the applicable Borrower (or the Company on behalf of the applicable Borrowing Subsidiary) may request in accordance herewith, (ii) each Revolving Borrowing made by a European Borrower or a Japanese Borrower and denominated in Dollars shall be comprised entirely of LIBOR Loans, (iii) each Revolving Borrowing denominated in Euros shall be comprised entirely of EURIBOR Loans, (iv) each Revolving Borrowing denominated in Japanese Yen shall be comprised entirely of TIBOR Loans, (v) each Revolving Borrowing denominated in an Alternate Currency (except for Revolving Borrowings denominated in Euros or Japanese Yen) shall be comprised entirely of LIBOR Loans and (vi) each Competitive Borrowing shall be comprised entirely of LIBOR Loans or Fixed Rate Loans as the Company (on its own behalf or on behalf of the applicable Borrowing Subsidiary) may request in accordance herewith.  Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of any Borrower to repay such Loan in accordance with the terms of this Agreement.

(g)At the commencement of each Interest Period for any LIBOR Revolving Borrowing, EURIBOR Revolving Borrowing or TIBOR Revolving Borrowing, such Revolving Borrowing shall be in an aggregate amount that is (i) in the case of a  Borrowing denominated in Dollars, an integral multiple of US$1,000,000 and not less than US$5,000,000 and (ii) in the case of a Borrowing denominated in an Alternate Currency, a minimum principal amount the Dollar Equivalent of which is US$2,000,000; provided that any LIBOR Revolving Borrowing, EURIBOR Revolving Borrowing or TIBOR Revolving Borrowing that results from a continuation of an outstanding Revolving Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing.  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of US$1,000,000 and not less than US$1,000,000; provided that an ABR Borrowing of a particular Class may be in an aggregate amount that is equal to the entire unused balance of the total Commitments of such Class.  Each Competitive Borrowing shall be in an aggregate amount that is an integral multiple of US$1,000,000 and not less than US$5,000,000.  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 30 LIBOR Revolving Borrowings, EURIBOR Revolving Borrowings and TIBOR Revolving Borrowings outstanding.

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(h)Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03.Requests for Borrowings.  To request a Revolving Borrowing, the applicable Borrower (or the Company on behalf of the applicable Borrowing Subsidiary) shall deliver to the Applicable Administrative Agent and the General Administrative Agent a duly completed Borrowing Request (a) in the case of a Borrowing (other than, in the case of the U.S. Borrowers, an ABR Borrowing) made by (i) any U.S. Borrower and denominated in Dollars, (ii) any Japanese Borrower or (iii) any European Borrower, not later than 1:30 p.m., Local Time, three Business Days before the date of the proposed Borrowing, (b) in the case of a Borrowing made by any U.S. Borrower and denominated in an Alternate Currency, not later than 1:30 p.m., Local Time, four Business Days before the date of the proposed Borrowing and (c) in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time, on the date of the proposed Borrowing.  Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i)the aggregate amount of the requested Borrowing and the Currency of such Borrowing;

(ii)whether such Borrowing is to be a Japanese Revolving Borrowing, a Multicurrency Revolving Borrowing or a U.S. Revolving Borrowing;

(iii)the date of such Borrowing, which shall be a Business Day;

(iv)whether such Borrowing is to be an ABR Borrowing (solely in the case of Borrowings denominated in Dollars and made to a U.S. Borrower), a LIBOR Borrowing, a EURIBOR Borrowing or a TIBOR Borrowing;

(v)in the case of a LIBOR Borrowing, EURIBOR Borrowing or TIBOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi)the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 5.01, or in the case of any ABR Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 4.01(e), the LC Disbursement intended to be reimbursed; and

(vii)the applicable Borrower.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be, in the case of a Borrowing in Dollars made by the U.S. Borrowers, an ABR Borrowing.  If no Interest Period is specified with respect to any requested LIBOR Borrowing, EURIBOR Borrowing or TIBOR Borrowing, then the applicable Borrower or the Company, as the case may be, shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Applicable Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

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SECTION 2.04.Borrowing Subsidiaries.  (a)  The Company may designate any Wholly Owned Subsidiary of the Company as a Borrowing Subsidiary under any Class of the Commitments by delivery to the General Administrative Agent of a written notice of such designation; provided that, in the case of any such designation under the U.S. Commitments, such Subsidiary may only be designated if it would constitute a U.S. Borrower, in the case of any such designation under the Japanese Commitments, such Subsidiary may only be designated if it would constitute a Japanese Borrower or a U.S. Borrower and in the case of any such designation under the Multicurrency Commitments, such Subsidiary may only be designated if it would constitute a European Borrower or a U.S. Borrower.  Promptly upon receiving notice of such designation, the General Administrative Agent shall post a notice to the Lenders of the applicable Class of such proposed designation.  Such designation shall become effective, and such Wholly Owned Subsidiary shall become a Borrowing Subsidiary and a party to this Agreement, upon the execution of a Borrowing Subsidiary Agreement by such Wholly Owned Subsidiary, the Company and the General Administrative Agent, provided that (i) the General Administrative Agent shall not have received, within 10 Business Days of such notice to the Lenders of such Class, written notice from any Lender of the applicable Class that (A) it may not make Loans to such Subsidiary in the applicable Currency or Currencies in such Subsidiary’s jurisdiction of organization in compliance with applicable laws and regulations and without being subject to any unreimbursed or unindemnified Tax or other expense or (B) the making of Loans to such Subsidiary in the applicable Currency or Currencies in such Subsidiary’s jurisdiction of organization is contrary to internal policies of general applicability of such Lender and (ii) such Subsidiary and the Company shall have delivered to each Lender of such Class, at least five Business Days prior to the date of the effectiveness of such designation, all information reasonably requested by such Lender, within three Business Days of such notice to the Lenders of such Class, under the USA PATRIOT Act or other “know-your-customer” laws (including the Beneficial Ownership Regulation).  A Subsidiary shall cease to be a Borrowing Subsidiary and a party to this Agreement at such time as such Subsidiary and the Company shall have executed and delivered to the General Administrative Agent a Borrowing Subsidiary Termination, provided that no Borrowing Subsidiary Termination will become effective as to any Borrowing Subsidiary until and unless no principal of or interest on any Loan to, or any Letter of Credit issued for the account of, or any other amount owing by such Subsidiary hereunder shall be outstanding; provided further that such Borrowing Subsidiary Termination shall be effective to terminate the right of such Borrowing Subsidiary to be entitled to request new Loans or Letters of Credit hereunder.

(b)Each Borrowing Subsidiary hereby irrevocably appoints the Company as its agent for the purpose of giving on its behalf any notice and taking any other action provided for in this Agreement or any other Loan Document (whether or not this Agreement or such other Loan Document expressly authorizes the Company to take any such action on behalf of such Borrowing Subsidiary) and hereby agrees that it shall be bound by any such notice or action given or taken by the Company hereunder irrespective of whether or not any such notice or action shall have in fact been authorized by such Borrowing Subsidiary and irrespective of whether or not the agency provided for herein shall have theretofore been terminated.

SECTION 2.05.Extension of Maturity Date.  The Company may, by delivery of a Maturity Date Extension Request to the General Administrative Agent (which shall promptly deliver a copy to each of the Lenders), request that the Lenders extend the Maturity

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Date for an additional period of one year; provided that (a) not more than a single extension of the Maturity Date may be effected in any period of 12 consecutive months and there shall be no more than two extensions of the Maturity Date pursuant to this Section and (b) after giving effect to any extension, the Maturity Date may not be more than five years after the applicable Extension Closing Date.  Each Lender shall, by notice to the Company and the General Administrative Agent given not later than the 20th day after the date of the General Administrative Agent’s receipt of the Maturity Date Extension Request, advise the Company whether or not it agrees to the requested extension (each Lender agreeing to a requested extension being called an “Extending Lender”, and each Lender declining to agree to a requested extension being called a “Non-Extending Lender”).  Any Lender that has not so advised the Company and the General Administrative Agent by such day shall be deemed to have declined to agree to such extension and shall be a Non-Extending Lender; provided that a Non-Extending Lender (other than a Defaulting Lender) may, with the written consent of the Company, elect to become an Extending Lender by providing written notice of such election to the Company and the General Administrative Agent at any time prior to the Existing Maturity Date.  If Lenders constituting the Required Lenders shall have agreed to a Maturity Date Extension Request within the 20-day period described above, then, effective as of the Extension Closing Date with respect thereto, the Maturity Date shall, as to the Extending Lenders, be extended to the first anniversary of the Maturity Date theretofore in effect (such Maturity Date theretofore in effect being called the “Existing Maturity Date”); provided that no extension of the Maturity Date pursuant to this Section shall become effective unless on the date of the effectiveness thereof the conditions set forth in Section 7.02(b) (without giving effect to the parenthetical therein and with references therein to a Borrowing being deemed to be references to such extension, and with Section 6.05 being deemed for this purpose to refer to the most recent financial statements delivered pursuant to Sections 8.03(a) and 8.03(b)) shall be satisfied and no Default shall have occurred and be continuing, and the General Administrative Agent shall have received a certificate to that effect dated as of such date and executed by a Financial Officer of the Company (the first date on which such consent of the Required Lenders to such extension is obtained and the conditions specified in this proviso are satisfied with respect to such extension being called the “Extension Closing Date”).  The decision to agree or withhold agreement to any Maturity Date Extension Request shall be at the sole discretion of each Lender.  The Commitment of any Non-Extending Lender shall terminate on the Existing Maturity Date.  The principal amount of any outstanding Revolving Loans made by the Non-Extending Lenders, together with any accrued interest thereon and any accrued fees and other amounts payable to or for the account of the Non-Extending Lenders hereunder, shall be due and payable on the Existing Maturity Date, and on the Existing Maturity Date the Borrowers shall also make such other prepayments of their Revolving Loans pursuant to Section 5.06 as shall be required in order that, after giving effect to the termination of the Commitments of, and all payments to, the Non-Extending Lenders pursuant to this sentence, the aggregate U.S. Revolving Credit Exposures would not exceed the aggregate U.S. Commitments.  The Company shall have the right, pursuant to Section 5.14(b), at any time on or prior to the Existing Maturity Date to replace a Non-Extending Lender with one or more Lenders or other financial institutions that will agree to the applicable Maturity Date Extension Request, and each such replacement Lender or financial institution shall for all purposes constitute an Extending Lender.  Notwithstanding the foregoing, the Revolving Availability Period and the Maturity Date, as such terms are used in reference to Letters of

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Credit issued or to be issued by any Issuing Lender, will not be extended without the prior written consent of such Issuing Lender.

ARTICLE III

Competitive Bid Loans

SECTION 3.01.Competitive Bid Procedure.  (a)  Subject to the terms and conditions set forth herein, from time to time during the Revolving Availability Period the Company (on its own behalf or on behalf of a Borrowing Subsidiary) may request Competitive Bids and the Company (on its own behalf or on behalf of a Borrowing Subsidiary) may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans denominated in Dollars; provided that (i) the sum of the total Revolving Credit Exposures plus the total Competitive Loan Exposures shall not exceed the total Commitments and (ii) in the event the Maturity Date shall have been extended as provided in Section 2.05, the sum of the LC Exposures attributable to Letters of Credit expiring after any Existing Maturity Date and the Competitive Loans maturing after such Existing Maturity Date shall not exceed the aggregate Commitments of the Extending Lenders.  To request Competitive Bids, the Company (on its own behalf or on behalf of any other Borrower) shall deliver to the Advance Agent a duly completed Competitive Bid Request, to be received by the Advance Agent, in the case of a LIBOR Borrowing, not later than 10:00 a.m., New York City time, four Business Days before the date of the proposed Borrowing and, in the case of a Fixed Rate Borrowing, not later than 10:00 a.m., New York City time, two Business Days before the date of the proposed Borrowing.  A Competitive Bid Request that does not conform substantially to Exhibit A‑1 may be rejected in the Advance Agent’s sole discretion, and the Advance Agent shall promptly notify the Company of such rejection.  Each Competitive Bid Request shall specify the following information in compliance with Section 2.02:

(i)the aggregate amount of the requested Borrowing;

(ii)the date of such Borrowing, which shall be a Business Day;

(iii)whether such Borrowing is to be a LIBOR Borrowing or a Fixed Rate Borrowing;

(iv)the Interest Period to be applicable to such Borrowing, which shall be a period contemplated by the definition of the term “Interest Period”;

(v)the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 5.01; and

(vi)the applicable Borrower.

Promptly following receipt of a Competitive Bid Request in accordance with this Section, the Advance Agent shall deliver to the Lenders a Notice of Competitive Bid Request, inviting the Lenders to submit Competitive Bids.

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(b)Each Lender may (but shall not have any obligation to) make one or more Competitive Bids to the Company in response to a Competitive Bid Request.  Each Competitive Bid by a Lender must be received by the Advance Agent by fax or e-mail, in the form of Exhibit A‑3 hereto, in the case of a LIBOR Competitive Borrowing, not later than 9:30 a.m., New York City time, three Business Days before the proposed date of such Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 11:30 a.m., New York City time, one Business Day before the proposed date of such Competitive Borrowing.  Competitive Bids that do not conform substantially to the format of Exhibit A‑3 may be rejected by the Advance Agent, and the Advance Agent shall notify the applicable Lender as promptly as practicable.  Each Competitive Bid shall specify (i) the principal amount of the Competitive Loan or Loans that the Lender is willing to make (which shall be a minimum of US$5,000,000 and an integral multiple of US$1,000,000 and which may equal the entire principal amount of the Competitive Borrowing Request), (ii) the Competitive Bid Rate or Rates at which the applicable Lender is prepared to make such Loan or Loans (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) and (iii) the Interest Period applicable to each such Loan and the last day thereof.

(c)The Advance Agent shall promptly notify the Company by fax or e-mail of the Competitive Bid Rate and the principal amount specified in each Competitive Bid and the identity of the Lender that shall have made such Competitive Bid.

(d)Subject only to the provisions of this Section 3.01(d), the Company (on its own behalf or on behalf of a Borrowing Subsidiary) may accept or reject any Competitive Bid.  The Company shall notify the Advance Agent by telephone, confirmed by fax or e-mail in the form of a Competitive Bid Accept/Reject Letter, whether and to what extent it has decided to accept or reject each Competitive Bid, in the case of a LIBOR Competitive Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the date of the proposed Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 2:00 p.m., New York City time, on the proposed date of the Competitive Borrowing; provided that (i) the failure of the Company to give such notice shall be deemed to be a rejection of each Competitive Bid, (ii) the Company shall not accept a Competitive Bid made at a particular Competitive Bid Rate if the Company rejects a Competitive Bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by the Company shall not exceed the aggregate amount of the requested Competitive Borrowing specified in the related Competitive Bid Request, (iv) to the extent necessary to comply with clause (iii) above, the Company may accept Competitive Bids at the same Competitive Bid Rate in part, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid and (v) except pursuant to clause (iv) above, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of US$5,000,000 and an integral multiple of US$1,000,000; provided further that if a Competitive Loan must be in an amount less than US$5,000,000 because of the provisions of clause (iv) above, such Competitive Loan may be for a minimum of US$1,000,000 or any integral multiple of US$100,000 thereof, and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to clause (iv) the amounts shall be rounded to integral multiples of US$100,000 in a manner which shall be in the discretion of the Company.  A notice given by the Company pursuant to this Section 3.01(d) shall be irrevocable.

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(e)The Advance Agent shall promptly notify each bidding Lender whether or not its Competitive Bid has been accepted (and, if so, the amount and Competitive Bid Rate so accepted), and each successful bidding Lender will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.

(f)If the Advance Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to the Company (on its own behalf or on behalf of the applicable Borrowing Subsidiary) at least one quarter of an hour earlier than the time by which the other Lenders are required to submit their Competitive Bids to the Advance Agent pursuant to Section 3.01(b).

(g)All notices required by this Section 3.01 shall be given in accordance with Section 12.01.

ARTICLE IV

Letters of Credit

SECTION 4.01.Letters of Credit.  (a)  General.  Subject to the terms and conditions set forth herein, the Company may request the issuance of Letters of Credit denominated in Dollars for its own account or for the account of any Borrowing Subsidiary, in a form reasonably acceptable to the applicable Issuing Lender, at any time and from time to time during the Revolving Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Company (on behalf of itself or any Borrowing Subsidiary) or any Borrowing Subsidiary to, or entered into by the Company (on behalf of itself or any Borrowing Subsidiary) or any Borrowing Subsidiary with, the applicable Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.  At the request of the Company (on behalf of itself or any Borrowing Subsidiary), any Letter of Credit may be issued for the joint and several account of such Borrower and another Borrower.  The Existing Letters of Credit are deemed to have been issued under this Agreement and will, for all purposes of this Agreement, constitute Letters of Credit.

(b)Notice of Issuance, Amendment or Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment or extension of an outstanding Letter of Credit, other than an automatic extension permitted pursuant to Section 4.01(c)), the Company (on behalf of itself or any Borrowing Subsidiary) shall deliver to an Issuing Lender selected by it and to the General Administrative Agent (reasonably in advance of the requested date of issuance, amendment or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 4.01(c)), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend or extend such Letter of Credit.  If requested by the applicable Issuing Lender, the Company (on behalf of itself or any Borrowing Subsidiary) or the applicable Borrowing Subsidiary also shall submit a letter of credit application on such Issuing Lender’s

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standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each Letter of Credit, the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension (i) the LC Exposure shall not exceed US$50,000,000, (ii) the total U.S. Revolving Credit Exposures shall not exceed the total U.S. Commitments, (iii) the portion of the LC Exposure attributable to Letters of Credit issued by each Issuing Lender shall not exceed the LC Commitment of such Issuing Lender, (iv) the sum of the total Revolving Credit Exposures plus the total Competitive Loan Exposures shall not exceed the total Commitments and (v) in the event the Maturity Date shall have been extended as provided in Section 2.05, the portion of the LC Exposure attributable to Letters of Credit expiring after any Existing Maturity Date shall not exceed the total U.S. Commitments of the Extending Lenders.  The issuance of any Letter of Credit shall be subject to the customary procedures of the applicable Issuing Lender, and no Issuing Lender shall be required to issue any Letter of Credit of a type not approved for issuance by it.  Notwithstanding anything in the contrary in this Agreement, no Issuing Lender shall be under any obligation to issue, amend or extend any Letter of Credit if:  (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing, amending or extending such Letter of Credit, or any law, rule, regulation or treaty applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance, amendment or extension of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Effective Date; or (B) the issuance, amendment or extension of such Letter of Credit would violate one or more policies of such Issuing Lender.

(c)Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any extension thereof, one year after such extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided that any Letter of Credit may contain customary automatic extension provisions agreed upon by the Company (on behalf of itself or the applicable Borrowing Subsidiary) or the applicable Borrowing Subsidiary and the applicable Issuing Lender pursuant to which the expiration date of such Letter of Credit shall automatically be extended for a period of up to 12 months (but not to a date later than the date set forth in clause (ii) above), subject to a right on the part of such Issuing Lender to prevent any such extension from occurring pursuant to the terms of such Letter of Credit by giving notice to the beneficiary during a specified period in advance of any such extension.

(d)Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof), and effective upon the date of such issuance or amendment (or, in the case of any Existing Letter of Credit, on the Effective Date), and without any further action on the part of the applicable Issuing Lender or the U.S. Lenders, the applicable Issuing Lender hereby grants to each U.S. Lender, and each U.S. Lender hereby acquires from such Issuing Lender, a participation in such Letter of Credit equal to such U.S. Lender’s U.S. Commitment Percentage from time to time of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each U.S. Lender

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hereby absolutely and unconditionally agrees to pay to the General Administrative Agent, for the account of such Issuing Lender, such U.S. Lender’s U.S. Commitment Percentage of each LC Disbursement made by such Issuing Lender and not reimbursed on or before the date due as provided in Section 4.01(e), or of any reimbursement payment required to be refunded to the Borrowers for any reason.  Each U.S. Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 4.01(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the U.S. Commitments, or any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of ISP 98 or any successor publication of the International Chamber of Commerce) permits a drawing to be made under such Letter of Credit after the expiration thereof or of the U.S. Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each U.S. Lender further acknowledges and agrees that, in issuing, amending or extending any Letter of Credit, the relevant Issuing Lender shall be entitled to rely, and shall not incur any liability for relying, upon the representation of and warranty of the Company deemed made pursuant to Section 7.02.

(e)Reimbursement.  If an Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the General Administrative Agent an amount equal to such LC Disbursement not later than 2:00 p.m., New York City time, on the date that such LC Disbursement is made, if such Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by such Borrower prior to such time on such date, then not later than 2:00 p.m., New York City time, on (i) the Business Day that such Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt or (ii) the Business Day immediately following the day that such Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Company (on behalf of itself or the applicable Borrowing Subsidiary) may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with a U.S. Revolving Loan in an equivalent amount and, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting U.S. Revolving Loan.  If such Borrower fails to make such payment when due, the General Administrative Agent shall notify each U.S. Lender of the applicable LC Disbursement, the payment then due from such Borrower in respect thereof and such U.S. Lender’s U.S. Commitment Percentage thereof.  Promptly following receipt of such notice, each U.S. Lender shall pay to the General Administrative Agent its U.S. Commitment Percentage of the payment then due from such Borrower, in the same manner as provided in Section 5.01 with respect to U.S. Revolving Loans made by such U.S. Lender (and Section 5.01 shall apply, mutatis mutandis, to the payment obligations of the U.S. Lenders under this Section 4.01(e)), and the General Administrative Agent shall promptly pay to such Issuing Lender the amounts so received by it from the U.S. Lenders.  Promptly following receipt by the General Administrative Agent of any payment from the applicable Borrower pursuant to this Section 4.01(e), the General Administrative Agent shall distribute such payment to such Issuing Lender or, to the extent that U.S. Lenders have made payments pursuant to this Section 4.01(e) to reimburse such Issuing Lender, then to such U.S. Lenders and such Issuing Lender as their interests may appear.  Any payment made by a U.S. Lender pursuant to this Section 4.01(e) to

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reimburse any Issuing Lender for any LC Disbursement (other than the funding of U.S. Loans as contemplated above) shall not constitute a Loan and shall not relieve such Borrower of its obligation to reimburse such LC Disbursement.

(f)Obligations Absolute.  Each Borrower’s obligation to reimburse LC Disbursements as provided in Section 4.01(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of:

(i)any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein;

(ii)any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or this Agreement;

(iii)the existence of any claim, setoff, defense or other right that any Borrower, any other Person guaranteeing, or otherwise obligated with, any Borrower, any Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, the Issuing Lenders, the General Administrative Agent or any Lender or any other Person, whether in connection with this Agreement or any other related or unrelated agreement or transaction;

(iv)any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(v)payment by an Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit;

(vi)any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of ISP 98 or any successor publication of the International Chamber of Commerce) permits a drawing to be made under a Letter of Credit after the expiration thereof or of the U.S. Commitments; and

(vii)any other act or omission to act or delay of any kind of the Issuing Lenders, the Lenders, the General Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 4.01, constitute a legal or equitable discharge of such Borrower’s obligations hereunder.

None of the General Administrative Agent, the Lenders, the Issuing Lenders or any of their respective Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances specified in clauses (i) through (vi) above), or for any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any

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document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the applicable Issuing Lender; provided that the foregoing shall not be construed to excuse an Issuing Lender from liability to such Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by such Borrower that are caused by such Issuing Lender’s failure to exercise the agreed standard of care (as set forth below) in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that an Issuing Lender shall have exercised the agreed standard of care unless a court of competent jurisdiction shall have determined, in a final non-appealable judgment, that such Issuing Lender’s actions or failure to act constituted gross negligence or willful misconduct on the part of such Issuing Lender.  Without limiting the generality of the foregoing, it is understood that an Issuing Lender may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit, without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit; provided that such Issuing Lender shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)Disbursement Procedures.  The Issuing Lender that is the issuer of such Letter of Credit shall, within the time allowed by applicable law or the specific terms of such Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  Such Issuing Lender shall promptly after such examination notify the General Administrative Agent and the applicable Borrower for whose account such Letter of Credit was issued by telephone, fax or e-mail (and, in the case of telephonic notice, promptly confirmed by fax or e-mail) of such demand for payment and whether such Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve such Borrower of its obligation to reimburse such Issuing Lender and the U.S. Lenders with respect to any such LC Disbursement.

(h)Interim Interest.  If an Issuing Lender shall make any LC Disbursement, unless the applicable Borrower shall reimburse (including with the proceeds of Loans as provided in Section 4.01(e)) such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such Borrower reimburses such LC Disbursement at the rate per annum specified in Section 5.06(a); provided that if such Borrower fails to reimburse such LC Disbursement when due pursuant to Section 4.01(e) (including with the proceeds of U.S. Revolving Loans as provided in Section 4.01(e)), then Section 5.08(f) shall apply.  Interest accrued pursuant to this Section 4.01(h) shall be for the account of the applicable Issuing Lender, except that interest accrued on and after the date of payment by any U.S. Lender pursuant to Section 4.01(e) to reimburse such Issuing Lender shall be for the account of such U.S. Lender to the extent of such payment, and shall be payable on demand or, if no demand has been made, on the date on which the applicable Borrower reimburses the applicable LC Disbursement in full.

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(i)Resignation or Removal of the Issuing Lenders; Additional Issuing Lenders.  An Issuing Lender may resign at any time by giving at least 30 days’ prior written notice to the General Administrative Agent and the Company, and may be removed at any time by the Company by notice to the Issuing Lenders and the General Administrative Agent.  At the time such removal or resignation shall become effective, the Company shall pay to the retiring or removed Issuing Lender all accrued and unpaid fees pursuant to Section 5.07(c)(ii).  The Company may, at any time and from time to time, appoint as additional Issuing Lenders one or more Lenders that agree to serve in such capacity.  The acceptance of any appointment as an Issuing Lender hereunder by a Lender shall be evidenced by an agreement entered into by such Lender, in a form satisfactory to the Company and the General Administrative Agent (and which shall set forth the LC Commitment of such new Issuing Lender), and, from and after the effective date of such agreement, (i) such Lender shall have all the rights and obligations of an Issuing Lender under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Lender” shall be deemed to include such new Issuing Lender or any previous Issuing Lender, or such new Issuing Lender and all previous Issuing Lenders, as the context shall require.  After the resignation or removal of an Issuing Lender hereunder, the retiring or removed Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or removal, but shall not be required to issue additional Letters of Credit or amend or extend any outstanding Letter of Credit.

(j)LC Exposure Determination.  (i) For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

(ii)For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the ISP or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of each Borrower and each U.S. Lender hereunder shall remain in full force and effect until the Issuing Lenders and the U.S. Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

(k)Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the General Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this Section 4.01(k), the Company shall deposit in an account with the General Administrative Agent, in the name of the General Administrative Agent and for the benefit of the U.S. Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest

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thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (g) or (h) of Article X.  The Borrowers also shall deposit cash collateral in accordance with this Section 4.01(k) as and to the extent required by Section 5.06(b) or 5.15(c).  Each such deposit shall be held by the General Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement.  The General Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the General Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall, notwithstanding anything to the contrary in this Agreement, be applied by the General Administrative Agent to reimburse the Issuing Lenders for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the remaining cash collateral being at least equal to the remaining LC Exposure), be applied to satisfy other obligations of the Borrowers under this Agreement.  If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three Business Days after all Events of Default have been cured or waived.  If the Borrowers are required to provide an amount of cash collateral hereunder pursuant to Section 5.06(b), such amount (to the extent not applied as aforesaid) shall be returned to the applicable Borrowers to the extent that, after giving effect to such return, the sum of the total Revolving Credit Exposures plus the total Competitive Loan Exposures would not exceed the total Commitments then in effect and no Default shall have occurred and be continuing.  If the Company is required to provide an amount of cash collateral hereunder pursuant to Section 5.15(c), such amount (to the extent not applied as aforesaid) shall be returned to the Company as promptly as practicable to the extent that, after giving effect to such return, no Issuing Lender shall have any exposure in respect of any outstanding Letter of Credit that is not fully covered by the U.S. Commitments of the U.S. Lenders that are not Defaulting Lenders and/or the remaining cash collateral and no Default shall have occurred and be continuing.

ARTICLE V

General Provisions Applicable to Loans

SECTION 5.01.Funding of Borrowings.  (a)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable Currency to the account of the Applicable Administrative Agent or an Affiliate thereof most recently designated by it for such purpose by notice to the Lenders, by 2:00 p.m., Local Time (or, in the case of any ABR Loan, if later, the time that is two hours after the receipt of the Borrowing Request with respect to such ABR Loan), or, in the case of any Loan in Japanese Yen under the Japanese Commitments, by 12:00 noon, Local Time.  The Applicable Administrative Agent will make Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of such Borrower

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maintained with the Applicable Administrative Agent (or such other account as may be designated in the applicable Borrowing Request) in (i) New York City with respect to Loans made in Dollars to a U.S. Borrower, (ii) London with respect to Loans made to a European Borrower and Loans made in an Alternate Currency to a U.S. Borrower and (iii) Tokyo with respect to Loans made to a Japanese Borrower, as the case may be.  If a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, the Applicable Administrative Agent shall return the amounts so received to the applicable Lenders.

(b)Unless the Applicable Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Applicable Administrative Agent such Lender’s share of such Borrowing, the Applicable Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 5.01(a) and may, in reliance upon such assumption, make available to such Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Applicable Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Applicable Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Applicable Administrative Agent, at (i) in the case of such Lender, (A) in the case of Borrowings denominated in Dollars, the greater of the NYFRB Rate and a rate determined by the Applicable Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of Borrowings denominated in any Alternate Currency, the interest rate reasonably determined by the Applicable Administrative Agent to reflect its cost of funds for the amount advanced by such Administrative Agent on behalf of such Lender (which determination shall be conclusive absent manifest error, it being understood that the Applicable Administrative Agent may, in its sole discretion, for such purpose deem its cost of funds to be equal to the rate at which overnight deposits in such Alternate Currency would be offered on the applicable day in the Relevant Interbank Market), or (ii) in the case of such Borrower, the interest rate on the applicable Borrowing; provided that no repayment by such Borrower pursuant to this sentence shall be deemed to be a prepayment for purposes of Section 5.11.  If such Lender pays such amount to the Applicable Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.  If such Borrower and such Lender shall both pay such interest to the Applicable Administrative Agent for the same or an overlapping period, the Applicable Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period.  Any payment by any Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Applicable Administrative Agent.

SECTION 5.02.Interest Elections.  (a)  Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a LIBOR Borrowing, EURIBOR Borrowing or TIBOR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or otherwise provided in Section 2.03.  Thereafter, the applicable Borrower (or the Company on behalf of the applicable Borrowing Subsidiary) may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a LIBOR Borrowing, EURIBOR Borrowing or TIBOR Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The applicable Borrower (or the Company on behalf of the applicable Borrowing Subsidiary) may elect different options with respect to

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different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Competitive Borrowings, which may not be converted or continued.

(b)To make an election pursuant to this Section, the applicable Borrower (or the Company on behalf of the applicable Borrowing Subsidiary) shall deliver to the Applicable Administrative Agent a duly completed Interest Election Request by the time that a Borrowing Request would be required under Section 2.03 if the applicable Borrower (or the Company on behalf of the applicable Borrowing Subsidiary) were requesting a Borrowing of the Class and Type resulting from such election to be made on the effective date of such election.  Each Interest Election Request shall be irrevocable and shall specify the following information in compliance with Section 2.03:

(i)the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)in the case of Borrowings denominated in Dollars and made to a U.S. Borrower, whether the resulting Borrowing is to be an ABR Borrowing or LIBOR Borrowing; and

(iv)if the resulting Borrowing is to be a LIBOR Borrowing, EURIBOR Borrowing or TIBOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a LIBOR Borrowing, EURIBOR Borrowing or TIBOR Borrowing but does not specify an Interest Period, then the applicable Borrower (or the Company on behalf of the applicable Borrowing Subsidiary) shall be deemed to have selected an Interest Period of one month’s duration.  Notwithstanding any other provision of this Section, no Borrower shall be permitted to (i) change the Currency of any Borrowing, (ii) elect an Interest Period that does not comply with Section 2.02(g) or (iii) convert any Borrowing to a Borrowing of a Type not available to such Borrower under the Class of Commitments pursuant to which such Borrowing was made.

(c)Promptly following receipt of an Interest Election Request, the Applicable Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(d)If the Company or the applicable Borrowing Subsidiary fails to deliver a timely Interest Election Request with respect to a LIBOR Borrowing, a EURIBOR Borrowing or a TIBOR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such

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Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be (i) converted to an ABR Borrowing if it is denominated in Dollars and made to a U.S. Borrower or (ii) otherwise, continued as such with an Interest Period of one month.

SECTION 5.03.Termination and Reduction of Commitments.  (a)  Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b)The Company may at any time terminate, or from time to time reduce, the Commitments of a Class; provided that (i) each reduction of the Commitments of a Class shall be in an amount that is an integral multiple of US$1,000,000 and not less than US$3,000,000 and (ii) the Company shall not terminate or reduce the Commitments of a Class if, after giving effect to any concurrent prepayment of the Revolving Loans of such Class, (i) the total Revolving Credit Exposures of such Class would exceed the total Commitments of such Class or (ii) the sum of the total Revolving Credit Exposures plus the total Competitive Loan Exposures would exceed the total Commitments.

(c)The Company shall notify the General Administrative Agent of any election to terminate or reduce the Commitments under Section 5.03(b) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the General Administrative Agent shall advise the applicable Lenders of the contents thereof.  Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of any Commitments delivered by the Company may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Company (by notice to the General Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of any Commitments shall be made ratably among the applicable Lenders in accordance with their respective Commitments of the applicable Class.

SECTION 5.04.Repayment of Loans; Evidence of Debt.  (a)  Each of the Borrowers hereby unconditionally promises to pay to the General Administrative Agent for the account of each U.S. Lender (i) on the Maturity Date, the then unpaid principal amount of the U.S. Revolving Loans made by such Lender to such Borrower and (ii) the then unpaid principal amount of each Competitive Loan made by such Lender to such Borrower on the last day of the Interest Period applicable to such Loan.

(b)Each of the Borrowers hereby unconditionally promises to pay to the Japanese Administrative Agent for the account of each Japanese Lender (i) on the Maturity Date, the then unpaid principal amount of the Japanese Revolving Loans made by such Lender to such Borrower and (ii) the then unpaid principal amount of each Competitive Loan made by such Lender to such Borrower on the last day of the Interest Period applicable to such Loan.

(c)Each of the Borrowers hereby unconditionally promises to pay to the European Administrative Agent for the account of each Multicurrency Lender (i) on the Maturity Date, the then unpaid principal amount of the Multicurrency Revolving Loans made by such Lender to such Borrower and (ii) the then unpaid principal amount of each Competitive Loan

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made by such Lender to such Borrower on the last day of the Interest Period applicable to such Loan.

(d)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(e)Each Administrative Agent shall maintain a Register pursuant to Section 12.04(d) and an account for each Lender in which it shall record (i) the amount of each Loan made hereunder and any promissory note evidencing such Loan, the Class, Type and Currency thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by such Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(f)The entries made in the Register and the accounts of each Lender maintained pursuant to Section 5.04(d) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or any Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

(g)Any Lender may request that Loans of any Class made by it be evidenced by a promissory note.  In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and in a form approved by the General Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 12.04) be represented by one or more promissory notes in such form payable to such payee and its assigns.

SECTION 5.05.Incremental Commitments.  (a)  The Company may, by written notice to the General Administrative Agent, request additional U.S. Commitments, additional Multicurrency Commitments and/or additional Japanese Commitments in an aggregate amount not to exceed the Incremental Facility Amount at such time, from one or more Persons (which may include any existing Lender willing to provide the same, in its own discretion) that will become U.S. Lenders, Multicurrency Lenders and/or Japanese Lenders, as applicable; provided that each such Person, if not already a Lender, shall be subject to the approval of the General Administrative Agent and, if assuming a U.S. Commitment, the Issuing Lenders (which approvals shall not be unreasonably withheld, delayed or conditioned).  Such notice shall set forth (i) the amount of the additional U.S. Commitments, additional Multicurrency Commitments and/or additional Japanese Commitments being requested (which shall be in minimum increments of US$1,000,000 and a minimum amount of US$10,000,000 or equal to the remaining Incremental Facility Amount), and (ii) the date on which such additional U.S. Commitments, additional Multicurrency Commitments and/or additional Japanese Commitments are requested to become effective (which shall not be less than 10 Business Days or more than 60 days after the date of such notice, unless otherwise agreed to by the General Administrative Agent).

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(b)The Company and Person providing an additional U.S. Commitment, an additional Multicurrency Commitment and/or an additional Japanese Commitment shall execute and deliver to the General Administrative Agent an Incremental Assumption Agreement and such other documentation as the General Administrative Agent shall reasonably specify to evidence the Commitment of the applicable Class of such Person.

(c)Each of the parties hereto hereby agrees that the Administrative Agents may take any and all actions as may be reasonably necessary to ensure that, after giving effect to any increase in the Commitments of any Class pursuant to Section 5.05(a), the outstanding Revolving Loans (if any) of such Class are held by the Lenders of such Class in accordance with their new Applicable Percentages of such Class.  This may be accomplished at the discretion of the General Administrative Agent by (i) requiring the outstanding Revolving Loans of the applicable Class to be prepaid with the proceeds of a new Revolving Borrowing of such Class, (ii) causing non-increasing Lenders of the applicable Class to assign (at par, with accrued interest and fees) portions of their outstanding Revolving Loans of such Class to Persons that are becoming Lenders (or increasing their Commitments of the applicable Class), or (iii) any combination of the foregoing.  Any prepayment or assignment described in this Section 5.05(c) shall be subject to Section 5.11, but shall otherwise be without premium or penalty.

(d)Notwithstanding the foregoing, no increase in any Commitment shall become effective under this Section 5.05 unless (i) on the date thereof, the conditions set forth in Section 7.02(b) (without giving effect to the parenthetical therein and with references therein to a Borrowing being deemed to be references to such increase, and with Section 6.05 being deemed for this purpose to refer to the most recent financial statements delivered pursuant to Sections 8.03(a) and 8.03(b)) shall be satisfied and no Default shall have occurred and be continuing, and the General Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Company, and (ii) the General Administrative Agent shall have received legal opinions, board resolutions and certificates consistent with those delivered on the Effective Date under Sections 7.01(b) and 7.01(e).

SECTION 5.06.Prepayment of Loans.  (a)  A Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 5.06(e); provided that no Borrower shall have the right to prepay any Competitive Loan without the prior consent of the Lender thereof.

(b)If on the last day of any fiscal quarter of the Company for any reason the sum of the total Revolving Credit Exposures plus the total Competitive Loan Exposures exceeds the total Commitments then in effect by more than 5%, the Borrowers shall, as soon as practicable but in no event later than three Business Days after the earlier of (i) the date on which any Borrower learns thereof and (ii) the date on which the General Administrative Agent so requests, (A) prepay Revolving Loans and/or (B) cash collateralize Letters of Credit for the benefit of the relevant Issuing Lenders in accordance with Section 4.01(k) in an aggregate principal amount equal to the amount of the excess over the total Commitments.

(c)If on the last day of any fiscal quarter of the Company for any reason the sum of the total Japanese Revolving Credit Exposures exceeds the total Japanese Commitments then in effect by more than 5%, the Borrowers shall, as soon as practicable but in no event later

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than three Business Days after the earlier of (i) the date on which any Borrower learns thereof and (ii) the date on which the General Administrative Agent so requests, prepay Japanese Revolving Loans in an aggregate principal amount equal to the amount of the excess over the total Japanese Commitments.

(d)If on the last day of any fiscal quarter of the Company for any reason the sum of the total Multicurrency Revolving Credit Exposures exceeds the total Multicurrency Commitments then in effect by more than 5%, the Borrowers shall, as soon as practicable but in no event later than three Business Days after the earlier of (i) the date on which any Borrower learns thereof and (ii) the date on which the General Administrative Agent so requests, prepay Multicurrency Revolving Loans in an aggregate principal amount equal to the amount of the excess over the total Multicurrency Commitments.

(e)A Borrower shall notify the General Administrative Agent and the Applicable Administrative Agent by telephone (confirmed by fax or e-mail) of any prepayment hereunder (i) in the case of prepayment of a LIBOR Borrowing, EURIBOR Borrowing or TIBOR Borrowing not later than 12:00 noon, Local Time, three Business Days before the date of prepayment, and (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of any Commitments as contemplated by Section 5.03, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 5.03.  Promptly following receipt of any such notice relating to a Borrowing, the Applicable Administrative Agent shall advise the applicable Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Class and Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 5.08.

(f)The Company and the other Borrowers will use reasonable efforts to implement and maintain internal controls to monitor the Borrowings and repayments, with the object of preventing any request for a Borrowing that would cause conditions specified in the first sentence of each of Sections 2.01(a), 2.01(b) and 2.01(c) not to be satisfied.

SECTION 5.07.Fees.  (a)  The Company agrees to pay to the General Administrative Agent for the account of each Lender a facility fee, which shall accrue at the facility fee rate per annum determined pursuant to the Pricing Grid, on the daily amount of the Commitments of such Lender (whether used or unused) during the period from and including the Effective Date to but excluding the date on which such Commitments terminate; provided, that if a Lender continues to have any Revolving Credit Exposure of any Class after its Commitment of such Class terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure of such Class from and including the date on which its Commitment of such Class terminates to but excluding the date on which such Lender ceases to

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have any Revolving Credit Exposure of such Class.  Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year and, with respect to Commitments of any Class, on the date on which the Commitments of such Class terminate, commencing on the first such date to occur after the Effective Date; provided that any facility fees accruing on the Revolving Credit Exposure of any Class after the date on which the Commitments of such Class terminate shall be payable on demand.  All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)The Company agrees to pay to the Administrative Agents, for their own account, the administrative, auction and other fees separately agreed upon between the Company and the Administrative Agents.

(c)The Company agrees to pay (i) to the General Administrative Agent for the account of each U.S. Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to the Applicable Margin applicable to interest on LIBOR Revolving Loans on the average daily amount of such U.S. Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which the U.S. Commitments terminate and the date on which such U.S. Lender ceases to have any LC Exposure and (ii) to each Issuing Lender a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the portion of the LC Exposure attributable to Letters of Credit issued by such Issuing Lender (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which the U.S. Commitments terminate and the date on which there ceases to be any such LC Exposure, as well as each of such Issuing Lender’s standard fees with respect to the issuance, amendment or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees shall be payable on the last day of March, June, September and December of each year, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the U.S. Commitments terminate and any such fees accruing after the date on which the U.S. Commitments terminate shall be payable on demand.  Any other fees payable to the Issuing Lenders pursuant to this Section 5.07(c) shall be payable promptly after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d)All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the General Administrative Agent or to the Issuing Lenders, as applicable, for distribution, in the case of facility fees and participation fees, to the applicable Lenders.  Fees paid shall not be refundable under any circumstances.

SECTION 5.08.Interest.  (a)  The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b)The Loans comprising each LIBOR Borrowing shall bear interest (i) in the case of a LIBOR Revolving Borrowing, at the Adjusted LIBO Rate (in the case of a Loan

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denominated in Dollars) or the LIBO Rate (in the case of a Loan denominated in any Alternate Currency) for the Interest Period in effect for such Borrowing plus the Applicable Margin and (ii) in the case of a LIBOR Competitive Loan, at the Adjusted LIBO Rate for the Interest Period in effect for such Loan plus (or minus, as applicable) the Competitive Loan Margin applicable to such Loan.

(c)The Loans comprising each EURIBOR Revolving Borrowing shall bear interest at the EURIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(d)The Loans comprising each TIBOR Revolving Borrowing shall bear interest at the TIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(e)Each Fixed Rate Loan shall bear interest at the Fixed Rate applicable to such Loan.

(f)Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.0% plus the rate otherwise applicable to such Loan as provided in Sections 5.08(a) through 5.08(e) or (ii) in the case of any other amount, 2.0% plus the rate applicable to ABR Revolving Loans as provided in Section 5.08(a).

(g)Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans of any Class, upon termination of the Commitments of such Class; provided that (i) interest accrued pursuant to Section 5.08(f) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBOR Revolving Loan, EURIBOR Revolving Loan or TIBOR Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(h)All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at any time when the Alternate Base Rate is based on the Prime Rate and interest on Loans denominated in Sterling shall be computed on the basis of a year of 365 days (or, in the case of ABR Loans, 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate, LIBO Rate, EURIBO Rate or TIBO Rate shall be determined by the General Administrative Agent, and such determination shall be conclusive absent manifest error.

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SECTION 5.09.Alternate Rate of Interest.  (a) If prior to the commencement of any Interest Period for a LIBOR Borrowing, a EURIBOR Borrowing or a TIBOR Borrowing:

(i)the General Administrative Agent shall have determined (which determination shall be made in good faith and shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the LIBO Rate, the EURIBO Rate or the TIBO Rate, as applicable (including because the applicable Screen Rate is not available or published on a current basis), for the relevant Currency for such Interest Period; provided that, in the case of the Adjusted LIBO Rate or the LIBO Rate, no Benchmark Transition Event shall have occurred at such time; or

(ii)the General Administrative Agent is advised by the Required Lenders (or, in the case of a LIBOR Competitive Loan, the Lender that is required to make such Loan) that the Adjusted LIBO Rate, the LIBO Rate, the EURIBO Rate or the TIBO Rate, as applicable, for the relevant Currency for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the General Administrative Agent shall give notice thereof to the Company and the Lenders (which may be by telephone) as promptly as practicable thereafter and, until the General Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a LIBOR Borrowing, EURIBOR Borrowing or TIBOR Borrowing, as the case may be, shall be ineffective and, on the last day of the then current Interest Period applicable thereto, such Borrowing shall (1) if denominated in Dollars and made to a U.S. Borrower, be continued as an ABR Borrowing or (2) otherwise, be repaid, (B) if any Borrowing Request requests a Revolving Borrowing that is to be a LIBOR Borrowing, EURIBOR Borrowing or TIBOR Borrowing, (1) if such Borrowing Request requests a LIBOR Borrowing denominated in Dollars and made to a U.S. Borrower, such Borrowing shall be made as an ABR Borrowing or (2) otherwise, such Borrowing Request shall be ineffective and (C) any request by the Company (on its own behalf or on behalf of any Borrowing Subsidiary) for a LIBOR Competitive Borrowing shall be ineffective; provided that (x) if the circumstances giving rise to such notice do not affect all the Lenders, then requests by the Company for LIBOR Competitive Borrowings may be made to Lenders that are not affected thereby and (y) if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Types of Borrowings shall be permitted.

(b)(i) Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the General Administrative Agent and the Company may amend this Agreement to replace the LIBO Rate with a Benchmark Replacement.  Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m., New York City time, on the fifth Business Day after the General Administrative Agent has posted such proposed amendment to all Lenders, so long as the General Administrative Agent has not received, by such time, written notice of objection to such proposed amendment from Lenders comprising the Required Lenders; provided that, with respect to any proposed amendment containing any SOFR-Based

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Rate, the Lenders shall be entitled to object only to the Benchmark Replacement Adjustment contained therein.  Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the General Administrative Agent written notice that such Lenders consent to such amendment.  No replacement of LIBO Rate with a Benchmark Replacement will occur prior to the applicable Benchmark Transition Start Date.

(ii)In connection with the implementation of a Benchmark Replacement, the General Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that the Administrative Agent shall post any such amendment implementing such Benchmark Replacement Conforming Changes to the Lenders reasonably promptly after such amendment becomes effective.

(iii)The General Administrative Agent will promptly notify the Company and the Lenders of (A) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes and (D) the commencement or conclusion of any Benchmark Unavailability Period.

(iv)Upon the receipt of notice of the commencement of a Benchmark Unavailability Period, (A) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a LIBOR Borrowing shall be ineffective, and, on the last day of the then current Interest Period applicable thereto, such Borrowing shall (1) if denominated in Dollars and made to a U.S. Borrower, be continued as an ABR Borrowing or (2) otherwise, be repaid, (B) if any Borrowing Request requests a LIBOR Revolving Borrowing, (1) if such Borrowing is denominated in Dollars and to be made to a U.S. Borrower, such Borrowing shall be made as an ABR Borrowing and (2) otherwise, such Borrowing Request shall be ineffective and (C) any request by the Company (on its own behalf or on behalf of any Borrowing Subsidiary) for a LIBOR Competitive Borrowing shall be ineffective.

(v)Any determination, decision or election that may be made by the Administrative Agents or the Lenders pursuant to this Section 5.09, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 5.09.

(c)As used herein, the following terms have the following meanings:

“Benchmark Replacement” shall mean the sum of:  (a) the alternate benchmark rate (which may be a SOFR-Based Rate) that has been selected by the General Administrative Agent and the Company giving due consideration to (i) any

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selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBO Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement; provided further that any such Benchmark Replacement shall be administratively feasible as determined by the General Administrative Agent in its sole discretion.

“Benchmark Replacement Adjustment” shall mean the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the General Administrative Agent and the Company giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body and/or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time (for the avoidance of doubt, such Benchmark Replacement Adjustment shall not be in the form of a reduction to the Applicable Margin).

“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the General Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the General Administrative Agent in a manner substantially consistent with market practice (or, if the General Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the General Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the General Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” shall mean the earlier to occur of the following events with respect to the LIBO Rate:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the applicable Screen Rate permanently or indefinitely ceases to provide the applicable Screen Rate; or

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(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the LIBO Rate:

(a) a public statement or publication of information by or on behalf of the administrator of the applicable Screen Rate announcing that such administrator has ceased or will cease to provide the applicable Screen Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the applicable Screen Rate;

(b) a public statement or publication of information by the regulatory supervisor for the administrator of the applicable Screen Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the applicable Screen Rate, a resolution authority with jurisdiction over the administrator for the applicable Screen Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the applicable Screen Rate, in each case which states that the administrator of the applicable Screen Rate has ceased or will cease to provide the applicable Screen Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the applicable Screen Rate; and/or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of the applicable Screen Rate announcing that the applicable Screen Rate is no longer representative.

“Benchmark Transition Start Date” shall mean (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the General Administrative Agent or the Required Lenders, as applicable, by notice to the Company, the General Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” shall mean, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate and solely to the extent that the LIBO Rate has not been replaced with a Benchmark Replacement, the period (a) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder in accordance with this Section 5.09 and (b)

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ending at the time that a Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder pursuant to this Section 5.09.

“Compounded SOFR” shall mean the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which may include compounding in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Interest Period) being established by the General Administrative Agent in accordance with:

(a)  the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; or:

(b)  if, and to the extent that, the General Administrative Agent determines that Compounded SOFR cannot be determined in accordance with clause (a) above, then the rate, or methodology for this rate, and conventions for this rate that the General Administrative Agent determines in its reasonable discretion are substantially consistent with any evolving or then-prevailing market convention for determining compounded SOFR for U.S. dollar-denominated syndicated credit facilities at such time;

provided that if the General Administrative Agent decides that any such rate, methodology or convention determined in accordance with clause (a) or (b) above is not administratively feasible for the Administrative Agents, then Compounded SOFR will be deemed unable to be determined for purposes of the definition of “Benchmark Replacement.”

“Corresponding Tenor” shall mean, with respect to a Benchmark Replacement, a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the applicable Interest Period with respect to the LIBO Rate.

“Early Opt-in Election” shall mean the occurrence of:

(a) (i) a determination by the General Administrative Agent or (ii) a notification by the Required Lenders to the General Administrative Agent (with a copy to the Company) that the Required Lenders have determined that Dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in this Section 5.09 are being amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate, and

(b) (i) the election by the General Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the General Administrative Agent of written notice of such election to the Company and the Lenders or by the Required Lenders of written notice of such election to the General Administrative Agent.

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“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“SOFR” shall mean, with respect to any day, the secured overnight financing rate published for such day by the NYFRB, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.

“SOFR-Based Rate” shall mean SOFR, Compounded SOFR or Term SOFR.

“Term SOFR” shall mean the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” shall mean the Benchmark Replacement excluding the Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than zero, the Unadjusted Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

SECTION 5.10.Increased Costs.  (a)  If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, liquidity, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except for any such reserve requirement which is reflected in the Adjusted LIBO Rate) or Issuing Lender;

(ii)impose on any Lender or Issuing Lender, the London interbank market, the Tokyo interbank market, the European interbank market or any other interbank market relevant to the funding of Loans in Alternate Currencies any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participations therein; or

(iii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (c) of the definition of the term “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or other Recipient of making or maintaining any Loan (or of maintaining its obligation to make any Loan) or issuing or participating in Letters of Credit (or of maintaining its obligation to issue or participate in Letters of Credit) by an amount deemed by such Lender or other Recipient to be material or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender or other Recipient to be material, then the Company will pay to such Lender or other

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Recipient such additional amount or amounts as will compensate such Lender or other Recipient for such additional costs actually incurred or reduction actually suffered.

(b)If any Lender or Issuing Lender determines that any Change in Law affecting such Lender or Issuing Lender or any lending office of such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s or Issuing Lender’s capital or on the capital of such Lender’s or Issuing Lender’s holding company, if any, as a consequence of this Agreement or the Loans or participations in Letters of Credit held by such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Lender’s policies and the policies of such Lender’s or Issuing Lender’s holding company with respect to capital adequacy and liquidity) by an amount deemed by such Lender or Issuing Lender to be material, then from time to time the Company will pay to such Lender or Issuing Lender such additional amount or amounts as will compensate such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company for any such reduction suffered.

(c)A certificate of a Lender or other Recipient setting forth the amount or amounts necessary to compensate such Lender or other Recipient as specified in Sections 5.10(a) or 5.10(b), and setting forth in reasonable detail the manner in which such amount or amounts shall have been determined, shall be delivered to the Company and shall be conclusive absent manifest error.  The Company shall pay such Lender or other Recipient the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)Failure or delay on the part of any Lender or other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or other Recipient’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender or other Recipient pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Lender or other Recipient notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or other Recipient’s intention to claim compensation therefor; provided further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90‑day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)Notwithstanding the foregoing provisions of this Section, a Lender shall not be entitled to compensation pursuant to this Section in respect of any Competitive Loan if the Change in Law that would otherwise entitle it to such compensation shall have been publicly announced prior to submission of the Competitive Bid pursuant to which such Loan was made.

SECTION 5.11.Break Funding Payments.  In the event of (a) the payment or prepayment of any principal of any LIBOR Loan, EURIBOR Loan, TIBOR Loan or Fixed Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Loan, EURIBOR Loan or TIBOR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant

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hereto (regardless of whether such notice may be revoked under Section 5.06(b) and is revoked in accordance therewith), (d) the failure to borrow any Competitive Loan after accepting the Competitive Bid to make such Loan or (e) the assignment of any LIBOR Loan, EURIBOR Loan, TIBOR Loan or Fixed Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 5.14, then, in any such event, the applicable Borrower shall compensate each Lender for the out-of-pocket loss, cost and expense attributable to such event.  In the case of a LIBOR Loan, EURIBOR Loan or TIBOR Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the present value of the excess, if any, of (i) its cost of obtaining the funds for the applicable Loan (assumed to be the Adjusted LIBO Rate, the LIBO Rate, the EURIBO Rate or the TIBO Rate, as the case may be, that would have been applicable to such Loan) for the period from the date of such applicable event to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue the Interest Period for such Loan which would have commenced on the date of such failure) over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying such funds for such period or Interest Period, as the case may be.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and setting forth in reasonable detail the manner in which such amount or amounts shall have been determined shall be delivered to the applicable Borrower and shall be conclusive absent manifest error.  Such Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 5.12.Taxes.  (a)  Any and all payments to the Lenders or the Administrative Agents hereunder by a Borrower or on behalf of any Borrower (including any payment by the Company, as guarantor of the obligations of any other Borrower) shall be made free and clear of and without deduction for any and all Taxes, except as required by applicable law.  If under any applicable law the relevant Borrower (or the Company, as applicable) shall be required to deduct any Indemnified Tax from or in respect of any sum payable hereunder to any Recipient, (i) the sum payable shall be increased by the amount (an “Additional Amount”) necessary so that after making all required deductions (including deductions applicable to Additional Amounts payable under this Section 5.12) such Recipient shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the relevant Borrower (or the Company, as applicable) shall make such deductions and (iii) the relevant Borrower (or the Company, as applicable) shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)In addition, the relevant Borrower (or the Company, as applicable) shall pay to the relevant Governmental Authority in accordance with applicable law, or at the option of any Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)The relevant Borrower (or the Company, as applicable) shall indemnify each Lender (or Participant) and each Administrative Agent for the full amount of Indemnified Taxes paid by such Lender (or Participant) or such Administrative Agent, as the case may be, and any liability (including penalties, interest and expenses (including reasonable attorney’s fees and expenses)) arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability prepared by a Lender, or by an Administrative Agent on its

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own behalf or on behalf of a Lender, and setting forth in reasonable detail the manner in which such amount shall have been determined, absent manifest error, shall be final, conclusive and binding for all purposes.  Such indemnification shall be made within 30 days after the date such Lender or Administrative Agent, as the case may be, makes written demand therefor, which written demand shall be made within 60 days of the date such Lender or Administrative Agent receives written demand for payment of such Indemnified Taxes from the relevant Governmental Authority.

(d)Each Lender shall severally indemnify each Administrative Agent, within 30 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that no Borrower has already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04(g) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by such Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by any Administrative Agent, absent manifest error, shall be final, conclusive and binding for all purposes.  Each Lender hereby authorizes each Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by such Administrative Agent to such Lender from any other source against any amount due to such Administrative Agent under this Section 5.12(d).

(e)If a Lender (or Participant) or an Administrative Agent receives a refund, which in its reasonable judgment is in respect of any Indemnified Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid Additional Amounts pursuant to this Section 5.12, it shall within 30 days from the date of such receipt pay over such refund to the relevant Borrower (but only to the extent of indemnity payments made, or Additional Amounts paid, by the relevant Borrower under this Section 5.12 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender (or Participant) or such Administrative Agent and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the relevant Borrower, upon the request of such Lender (or Participant) or such Administrative Agent, agrees to repay the amount paid over to the relevant Borrower (plus penalties, interest or other charges) to such Lender (or Participant) or such Administrative Agent in the event such Lender (or Participant) or such Administrative Agent is required to repay such refund to such Governmental Authority.

(f)As soon as practicable after the date of any payment of Indemnified Taxes by the relevant Borrower to the relevant Governmental Authority, the relevant Borrower will deliver to the Applicable Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing payment thereof.

(g)Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 5.12 shall survive the resignation or replacement of any Administrative Agent or any assignment of rights by, or the replacement of, a

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Lender, the termination of the Commitments and the repayment, satisfaction or discharge in full of all obligations under any Loan Document.

(h)Each Lender (or Participant) that is not a United States person as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Company and the Applicable Administrative Agent, at the time or times reasonably requested by the Company or the Applicable Administrative Agent, two copies of (i) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement or any other Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement or any other Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty, (ii) an IRS Form W-8ECI, (iii) in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (iv) to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9 and/or another certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct or indirect partner, in each case, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the Company under this Agreement.  Each Lender (or Participant) that is a United States person as defined in Section 7701(a)(30) of the Code shall deliver to the Company and the Applicable Administrative Agent two copies of IRS Form W-9, or any subsequent or substitute versions thereof or successors thereto, certifying that such Lender (or Participant) is entitled to a complete exemption from U.S. Federal backup withholding tax on payments made pursuant to this Agreement.  Such forms shall be delivered by each Lender on or before the date it becomes a party to this Agreement (or, in the case of a Participant, on or before the date such Participant becomes a Participant hereunder) and on or before the date, if any, such Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”), unless each of the applicable lending office prior to such designation and the New Lending Office are located within the United States.  In addition, each Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender.  Notwithstanding any other provision of this Section 5.12(g), a Lender (or Participant) shall not be required to deliver any form pursuant to this Section 5.12(g) that such Lender (or Participant) is not legally able to deliver.

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(i)A Lender (or Participant) that is entitled to an exemption from or reduction of non‑U.S. withholding tax under the law of the jurisdiction in which a Borrower (other than U.S. Borrower) is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement, shall deliver to such Borrower (with a copy to the Applicable Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by such Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender (or Participant) is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender (or Participant).

(j)If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the applicable Borrower and the Applicable Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by such Borrower or such Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower or such Administrative Agent as may be necessary for such Borrower and such Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 5.12(j), “FATCA” shall include any amendments made to FATCA after the Effective Date.

(k)No Borrower shall be required to indemnify any Lender (or Participant), or to pay any Additional Amounts to any Lender (or Participant), in respect of any withholding Tax pursuant to Sections 5.12(a) or 5.12(c) above to the extent that (i) the obligation to withhold amounts with respect to such withholding tax was in effect and would apply to amounts payable to such Lender on the date such Lender became a party to this Agreement (or, in the case of a Participant, on the date such Participant became a Participant hereunder) or, with respect to payments to a New Lending Office, the date such Lender designated such New Lending Office with respect to a Loan or, with respect to payments by a Borrower pursuant to a Competitive Loan, as of the date the Company accepts a Competitive Bid pursuant to Section 3.01(d); provided, however, that this Section 5.12(k) shall not apply to any Lender (or Participant) if the assignment, participation, transfer or designation of a New Lending Office was made at the request of the relevant Borrower; and provided further, however, that this Section 5.12(k) shall not apply (x) to the extent the indemnity payment or Additional Amounts any Lender (or Participant) would be entitled to receive (without regard to this Section 5.12(k)) do not exceed the indemnity payment or Additional Amounts that the Lender (or Participant) making the assignment, participation, transfer or designation of such New Lending Office would have been entitled to receive in the absence of such assignment, participation, transfer or designation or (y) to the extent the obligation to withhold such amounts is an obligation of, or an obligation in respect of payments made by, a Borrowing Subsidiary that becomes a Borrowing Subsidiary after the Effective Date or any Affiliate of the Company other than the relevant Borrower, or

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(ii) the obligation to pay such Additional Amounts would not have arisen but for a failure by such Lender (or Participant) to comply with the provisions of Section 5.12(h), 5.12(i) or 5.12(j).

(l)Nothing contained in this Section 5.12 shall require any Lender (or Participant) or any Administrative Agent to make available any of its Tax returns (or any other information that it deems to be confidential or proprietary).

(m)For the purposes of this Section 5.12, the term “Lender” shall include any Issuing Lender.

SECTION 5.13.Payments Generally; Pro Rata Treatment; Sharing of Setoffs.  (a)  Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or of amounts payable under Section 5.10, 5.11 or 5.12, or otherwise) prior to 3:00 p.m., Local Time or, in the case of any Revolving Loan in Japanese Yen under the Japanese Commitment, by 12:00 noon, Local Time, at the place of payment, on the date when due, in immediately available funds, without setoff or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Applicable Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Applicable Administrative Agent to such account or accounts as such Administrative Agent shall designate from time to time, except that payments to be made directly to any Issuing Lender as expressly provided herein shall be so made and payments pursuant to Sections 5.10, 5.11 or 5.12 and 12.05 shall be made directly to the Persons entitled thereto.  The Applicable Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended, except as otherwise provided in the definition of the terms “Maturity Date” and “Interest Period”, to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder and under the other Loan Documents of principal or interest in respect of any Loan shall be made in the Currency of such Loan;  all other payments hereunder and the other Loan Documents shall be made in Dollars.  Any payment required to be made by any Administrative Agent hereunder shall be deemed to have been made by the time required if such Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by such Administrative Agent to make such payment.

(b)If at any time insufficient funds are received by and available to the Administrative Agents to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal (including reimbursement of LC Disbursements) then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans

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or in respect of its participations in any Letters of Credit resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans or its participations in Letters of Credit than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and Letters of Credit of such other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in Letters of Credit; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this Section 5.13(c) shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as it may be amended from time to time) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or LC Exposure to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 5.13(c) shall apply).  Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d)Unless the Applicable Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Applicable Administrative Agent for the account of any Lender or Issuing Lender hereunder that such Borrower will not make such payment, the Applicable Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to such Lender or Issuing Lender, as applicable, the amount due.  In such event, if such Borrower has not in fact made such payment, then each of the applicable Lenders and Issuing Lenders severally agrees to repay to the Applicable Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender, as applicable, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Applicable Administrative Agent, (i) if the relevant amount is denominated in Dollars, at the greater of the NYFRB Rate and a rate determined by the Applicable Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) if the relevant amount is denominated in any other Currency, at the interest rate reasonably determined by the Applicable Administrative Agent to reflect the cost of funds for the amount paid by such Administrative Agent on behalf of such Borrower (which determination shall be conclusive absent manifest error, it being understood that any Administrative Agent may, in its sole discretion, for such purpose deem its cost of funds to be equal to the rate at which overnight deposits in such other Currency would be offered on the applicable day in the Relevant Interbank Market).

(e)If any Lender or Issuing Lender shall fail to make any payment required to be made by it pursuant to Section 5.01(b), 5.12(d), 5.12(e) or 5.13(d) or Article XI, then the Applicable Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by such Administrative Agent for the account of

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such Lender or Issuing Lender, as applicable, to satisfy such Lender’s or Issuing Lender’s, as applicable, obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 5.14.Mitigation Obligations; Replacement of Lenders.  (a)  If any Lender requests compensation under Section 5.10, or if any Borrower is required to pay any Additional Amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.12, then such Lender shall use reasonable efforts to file any certificate or document requested by the applicable Borrower (consistent with legal and regulatory restrictions), to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the judgment of such Lender, such filing, designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.10 or 5.12, as the case may be, in the future and (ii) would not otherwise be disadvantageous to such Lender.

(b)If (i) any Lender requests compensation under Section 5.10, (ii) any Borrower is required to pay any Additional Amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.12, (iii) any Lender becomes a Defaulting Lender, (iv) any Lender becomes a Non-Extending Lender, (v) any Lender refuses to consent to any amendment, waiver or other modification of this Agreement or any other Loan Document requested by the Company that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders or (vi) any Lender provides notice of the type described in Section 2.04, then, in each case, the Company may, upon notice to such Lender and the Applicable Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04), all its interests, rights and obligations under this Agreement (other than its existing rights to payment pursuant to Sections 5.10 and 5.12 and any outstanding Competitive Loans held by it and any and all rights and interests related thereto) to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (1) the Company shall have received the prior written consent of the General Administrative Agent and, in the case of assignments by U.S. Lenders, each of the Issuing Lenders, which consent, in each case, shall not unreasonably be withheld, delayed or conditioned, (2) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans (other than Competitive Loans), accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any amounts under Section 5.11) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts), (3) in the case of any such assignment resulting from a claim for compensation under Section 5.10 or payments required to be made pursuant to Section 5.12, such Lender has declined or is unable to designate a different lending office in accordance with Section 5.14(a) and such assignment will result in a reduction in such compensation or payments, (4) in the case of any such assignment resulting from a Lender being a Non-Extending Lender, the assignee shall have agreed to the applicable Maturity Date Extension Request and (5) in the case of any such assignment resulting from clause (v) above, the assignee provides its consent to such requested amendment, waiver or other modification of this Agreement.

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SECTION 5.15.Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)facility fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 5.07(a);

(b)the Commitment, the Revolving Credit Exposure and, if applicable, the Competitive Loan Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 12.07); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 12.07, require the consent of such Defaulting Lender in accordance with the terms hereof;

(c)if any LC Exposure exists at the time any U.S. Lender becomes a Defaulting Lender (such Defaulting Lender, a “U.S. Defaulting Lender”), then:

(i)all or any part of the LC Exposure (other than any portion thereof attributable to unreimbursed LC Disbursements with respect to which such U.S. Defaulting Lender shall have funded its participation as contemplated by Sections 4.01(e) and 4.01(f)) of such U.S. Defaulting Lender shall be reallocated among the U.S. Lenders that are not Defaulting Lenders in accordance with their respective U.S. Commitment Percentages but only to the extent that the sum of the U.S. Revolving Credit Exposures of all U.S. Lenders that are not Defaulting Lenders plus such U.S. Defaulting Lender’s LC Exposure (other than any portion thereof referred to in the parenthetical clause above) does not exceed the sum of the U.S. Commitments of U.S. Lenders that are not Defaulting Lenders;

(ii)if the reallocation described in Section 5.15(c)(i) above cannot, or can only partially, be effected, the Company shall within one Business Day following notice by the General Administrative Agent cash collateralize pursuant to Section 4.01(k) for the benefit of the applicable Issuing Lenders the portion of such U.S. Defaulting Lender’s LC Exposure (other than any portion thereof referred to in the parenthetical in such Section 5.15(c)(i)) that has not been reallocated for so long as such LC Exposure is outstanding;

(iii)if the Company cash collateralizes any portion of such U.S. Defaulting Lender’s LC Exposure pursuant to Section 5.15(c)(ii), the Company shall not be required to pay participation fees to such U.S. Defaulting Lender pursuant to Section 5.07(c) with respect to such portion of such U.S. Defaulting Lender’s LC Exposure for so long as such U.S. Defaulting Lender’s LC Exposure is cash collateralized;

(iv)if any portion of the LC Exposure of such U.S. Defaulting Lender is reallocated pursuant to Section 5.15(c)(i), then the fees payable to the Lenders pursuant to Sections 5.07(a) and 5.07(c) shall be adjusted to give effect to such reallocation; and

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(v)if all or any portion of such U.S. Defaulting Lender’s LC Exposure that is subject to reallocation pursuant to Section 5.15(c)(i) is neither reallocated nor cash collateralized pursuant to Sections 5.15(c)(i) or 5.15(c)(ii), then, without prejudice to any rights or remedies of the Issuing Lenders or any other Lender hereunder, all facility fees that otherwise would have been payable under Section 5.07(a) to such U.S. Defaulting Lender with respect to such portion of its LC Exposure and all participation fees payable under Section 5.07(c) with respect to such U.S. Defaulting Lender’s LC Exposure shall be payable to the Issuing Lenders (and allocated among them ratably based on the amount of such portion of the LC Exposure of such U.S. Defaulting Lender attributable to Letters of Credit issued by each Issuing Lender) until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d)so long as any Lender is a U.S. Defaulting Lender, no Issuing Lender shall be required to issue, amend or extend any Letter of Credit unless it is satisfied that the related exposure and such U.S. Defaulting Lender’s then outstanding LC Exposure will be fully covered by the U.S. Commitments of the U.S. Lenders that are not Defaulting Lenders and/or cash collateralized by the Company in accordance with Section 5.15(c), and participating interests in any such issued, amended or extended Letter of Credit will be allocated among the U.S. Lenders that are not Defaulting Lenders in a manner consistent with Section 5.15(c)(i) (and such U.S. Defaulting Lender shall not participate therein).

In the event that (i) a Bankruptcy Event with respect to a Lender Parent of a U.S. Lender shall occur following the date hereof and for so long as such Bankruptcy Event shall continue or (ii) any Issuing Lender has a good faith belief that any U.S. Lender has defaulted in fulfilling its obligations under one or more other agreements in which such U.S. Lender commits to extend credit, such Issuing Lender shall not be required to issue, amend or extend any Letter of Credit, unless such Issuing Lender shall have entered into arrangements with the Company or the applicable U.S. Lender satisfactory to such Issuing Lender to defease any risk to it in respect of such U.S. Lender hereunder.

In the event that the General Administrative Agent, the Company and, in the case of a U.S. Defaulting Lender, the Issuing Lenders agree that a Defaulting Lender has adequately remedied all matters that caused the applicable Lender to be a Defaulting Lender, then the LC Exposure of the U.S. Lenders shall be readjusted to reflect the inclusion of such Lender’s U.S. Commitment, if any, and on such date such Lender shall purchase at par such of the Revolving Loans of the applicable Class of the other Lenders of such Class as the General Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its relevant Applicable Percentage, and such Lender shall thereupon cease to be a Defaulting Lender (but shall not be entitled to receive any fees accrued during the period when it was a Defaulting Lender, and all amendments, waivers or other modifications effected without its consent in accordance with the provisions of Section 12.07 and this Section during such period shall be binding on it).  The rights and remedies against, and with respect to, a Defaulting Lender under this Section are in addition to, and cumulative and not in limitation of, all other rights and remedies that the Administrative Agents, the Lenders, the Issuing Lenders and the Borrowers may at any time have against, or with respect to, such Defaulting Lender.

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ARTICLE VI

Representations and Warranties

The Company represents and warrants to each of the Lenders and each of the Administrative Agents that:

SECTION 6.01.Organization; Powers.  Each Borrower (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite corporate power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted and (c) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not result in a Material Adverse Effect.  Each Borrower has the corporate power and authority to execute and deliver this Agreement (or, in the case of the Borrowing Subsidiaries, the applicable Borrowing Subsidiary Agreement) and each other Loan Document to which it is a party, to perform its obligations hereunder and thereunder and to borrow hereunder.

SECTION 6.02.Authorization; No Conflicts.  The Transactions (a) are within each Borrower’s corporate powers and have been duly authorized by all requisite corporate action and (b) do not (i) violate (A) any provision of any law, statute, rule or regulation (including, without limitation, the Margin Regulations), (B) any provision of the certificate of incorporation or other constitutive documents or by-laws of the Company or any other Borrower or (C) any order of any Governmental Authority, (ii) conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any indenture, agreement or other instrument to which the Company or any Subsidiary is a party or by which it or any of its property is or may be bound or (iii) result in the creation or imposition of any Lien upon any property or assets of the Company or any Subsidiary, other than, in the case of clauses (i)(A), (i)(C), (ii) and (iii), any such violations, conflicts, breaches, defaults or Liens that, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect or, in the case of clause (i)(A), result in a violation of law by any Administrative Agent or any Lender.

SECTION 6.03.Enforceability.  This Agreement has been duly executed and delivered by each of the Company, the Initial Japanese Borrower and the Luxembourg Borrower and constitutes, and each other Loan Document constitutes or, when executed and delivered, will constitute, a legal, valid and binding obligation of each Borrower party hereto or thereto, in each case, enforceable in accordance with its terms (subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity)).

SECTION 6.04.Governmental Approvals.  No action, consent or approval of, registration or filing with or other action by any Governmental Authority is required in connection with the Transactions except such as have, or on or prior to the Effective Date will have, been obtained or made and are in full force and effect and except for those the failure to obtain which could not reasonably be expected to have a Material Adverse Effect.

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SECTION 6.05.Financial Statements; No Material Adverse Effect.  (a)  The Company has heretofore furnished to the Administrative Agents and the Lenders (i) its consolidated balance sheet and statements of earnings, stockholders’ equity and cash flows as of and for the fiscal year ended December 31, 2018, reported on by PricewaterhouseCoopers LLP, independent registered public accounting firm, and (ii) its unaudited consolidated balance sheets and statements of earnings, stockholders’ equity and cash flows as of and for the fiscal quarters and the portions of the fiscal year ended March 31, 2019, and June 30, 2019.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject, in the case of such quarterly financial statements, to normal year-end adjustments and the absence of certain footnotes.

(b)Since December 31, 2018, there has been no material adverse effect on the business, operations, properties or financial condition of the Company and its Subsidiaries, taken as a whole.

SECTION 6.06.Litigation, Compliance with Laws.  (a)  There are no actions, proceedings or investigations filed or (to the knowledge of the Company) threatened against the Company or any Subsidiary in any court or before any Governmental Authority or arbitration board or tribunal which question the validity or legality of this Agreement, the Transactions or any action taken or to be taken pursuant to this Agreement and no order or judgment has been issued or entered restraining or enjoining any Borrower from the execution, delivery or performance of this Agreement or any other Loan Document nor is there any other action, proceeding or investigation filed or (to the knowledge of the Company) threatened against the Company or any Subsidiary in any court or before any Governmental Authority or arbitration board or tribunal as to which there is a reasonable likelihood of an adverse determination and that, if adversely determined, would be reasonably likely to result in a Material Adverse Effect.

(b)Neither the Company nor any Subsidiary is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would be reasonably likely to result in a Material Adverse Effect.

SECTION 6.07.Federal Reserve Regulations.  No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Margin Regulations.

SECTION 6.08.Taxes.  The Company and the Subsidiaries have filed or caused to be filed all Federal and material state, local and foreign Tax returns which are required to be filed by them, and have paid or caused to be paid all material Taxes required to have been paid by them, other than (a) any Taxes or assessments the validity of which is being contested in good faith by appropriate proceedings, and with respect to which appropriate accounting reserves have, to the extent required by GAAP, been set aside or (b) where such failure to file or pay could not reasonably be expected to result in a Material Adverse Effect.

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SECTION 6.09.Employee Benefit Plans.  The present aggregate value of accumulated benefit obligations of each Plan and each foreign employee pension benefit plan required to be funded (based on those assumptions used for disclosure of such obligations in consolidated financial statements of the Company in accordance with GAAP) did not, as of the most recent statements available, exceed the aggregate value of the assets for each Plan by an amount in the aggregate for all such Plans that would reasonably be expected to have a Material Adverse Effect.  Except as would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect, (a) no ERISA Termination Event has occurred and (b) each Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations.

SECTION 6.10.Environmental and Safety Matters.  Other than exceptions to any of the following that would not in the aggregate have a Material Adverse Effect:  (a) the Company and the Subsidiaries comply and have complied with all applicable Environmental and Safety Laws; (b) there are and have been no Hazardous Substances at any property owned, leased or operated by the Company or any Subsidiary now or in the past, or at any other location, that could reasonably be expected to result in liability of the Company or any Subsidiary under any Environmental and Safety Law or result in costs to any of them arising out of any Environmental and Safety Law; (c) there are no past, present, or, to the knowledge of the Company and the Subsidiaries, anticipated future events, conditions, circumstances, practices, plans, or legal requirements that could reasonably be expected to prevent the Company or any of the Subsidiaries from, or increase the costs to the Company or any of the Subsidiaries of, complying with applicable Environmental and Safety Laws or obtaining or renewing all material permits, approvals, authorizations, licenses or permissions required of any of them pursuant to any such law; and (d) neither the Company nor any of the Subsidiaries has retained, assumed or otherwise become subject to, by contract or operation of law, any liability, fixed or contingent, under any Environmental and Safety Law.

SECTION 6.11.Properties.  (a)  Each of the Company and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal properties that are material to the business of the Company and its Subsidiaries taken as a whole, except where the failure to have such title or interests, as applicable, could not reasonably be expected to result in a Material Adverse Effect.

(b)Each of the Company and its Subsidiaries owns, is licensed to use, or otherwise has the right to use, all trademarks, tradenames, copyrights, patents and other intellectual properties that are material to the business of the Company and its Subsidiaries taken as a whole, and the use thereof by the Company and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.12.Investment Company Status.  Neither the Company nor any of the Borrowing Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 6.13.Boryokudan.  Neither the Company nor any Japanese Borrower falls under, at present, an organized crime group (“Boryokudan”), a member of a

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Boryokudan (“Boryokudanin”), a Person for whom five years have not passed since ceasing to be a Boryokudanin, a sub-member of a Boryokudan (“Boryokudan jyunkoseiin”), a corporation related to a Boryokudan (“Boryokudan kanren gaisha”), a racketeer attempting to extort money from a company by threatening to cause trouble at the general stockholders’ meeting (“Soukaiya”) or advocating social causes (“Shakai undou nado hyoubou goro”), or a special intelligence organized crime group (“Tokusyu chinou boryoku syudan”), or a Person or organization equivalent to any of the above howsoever described (collectively, “Boryokudan, Etc.”) or any of the following clauses, nor will it in the future have:

(a)relationships in which its management is considered to be controlled by Boryokudan, Etc.;

(b)relationships in which Boryokudan, Etc. are considered to be substantially involved in its management;

(c)relationships in which it is considered to utilize unlawfully Boryokudan, Etc. for purposes of securing unjust interests for itself, its own company or third parties or for causing damage to third parties;

(d)relationships in which it is considered to offer funds or provide benefits to Boryokudan, Etc.; or

(e)officers or persons substantially involved in management that have relationships with the Boryokudan, Etc.

SECTION 6.14.Anti-Corruption Laws and Sanctions.  The Borrowers have implemented and will maintain in effect policies and procedures reasonably designed to ensure compliance by the Borrowers, their Subsidiaries and their respective directors, officers, and employees with Anti-Corruption Laws and applicable Sanctions, and the Borrowers, their Subsidiaries and to the knowledge of the Borrowers and their Subsidiaries, their respective directors, officers and employees are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of (a) any Borrower, any Subsidiary or to the knowledge of any Borrower, any of their respective directors, officers or employees, or (b) to the knowledge of any Borrower, any agent of any Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facilities established hereby, is a Sanctioned Person.  The Transactions will not violate any Anti-Corruption Law or applicable Sanctions.

ARTICLE VII

Conditions

SECTION 7.01.Effective Date.  The Credit Agreement shall become effective upon the satisfaction of the following conditions:

(a)The General Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the General Administrative Agent (which may include fax

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or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)The General Administrative Agent shall have received such documents and certificates as the General Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Borrower, the authorization of the Transactions and other legal matters relating to the Borrowers, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the General Administrative Agent.

(c)The representations and warranties of each Borrower set forth in the Loan Documents shall be true and correct in all material respects (provided that to the extent such representations and warranties are qualified by materiality, such representations and warranties shall be true and correct in all respects), on and as of the Effective Date except to the extent such representations and warranties expressly relate to an earlier date (in which case they shall be so true and correct as of such earlier date), no Default shall have occurred and be continuing and the General Administrative Agent shall have received a certificate signed by the President, a Vice President or a Financial Officer of the Company confirming the foregoing.

(d)The General Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by any Borrower hereunder or under any Loan Document.

(e)The General Administrative Agent (or its counsel) shall have received a favorable written opinion (addressed to the General Administrative Agent and the Lenders and dated the Effective Date) from Faegre Baker Daniels LLP, U.S. counsel for the Borrowers, covering such matters relating to the Borrowers and the Loan Documents as the General Administrative Agent shall reasonably request.  The Company hereby requests such counsel to deliver such opinion.

(f)On or prior to the Effective Date (or substantially simultaneous with any initial Borrowings to be made on the Effective Date), (i) the commitments under the 2016 Credit Agreement shall have been terminated (and all loans (if any) outstanding thereunder and other amounts due in respect thereof paid in full), and (ii) the Borrowers shall have paid to the Administrative Agents for the accounts of the lenders and issuing lenders entitled thereto all accrued fees and expenses payable under the 2016 Credit Agreement to but excluding the Effective Date.  The Lenders party hereto, which constitute the “Required Lenders” under and as defined in the 2016 Credit Agreement, hereby waive the requirement under the 2016 Credit Agreement that advance notice of such termination and repayment be given, it being agreed that such notice may be given on the Effective Date.

(g)The Lenders shall have received, to the extent requested, all documentation and other information that a Lender reasonably requests in order to comply with obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation.

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SECTION 7.02.Conditions to All Extensions of Credit.  The obligation of each Lender to make a Loan on the occasion of any Revolving Borrowing (other than a Revolving Borrowing made solely to refinance outstanding Revolving Borrowings that does not increase the aggregate principal amount of the Revolving Loans of any Lender outstanding), and of the Issuing Lenders to issue, amend or extend any Letter of Credit is subject to the satisfaction of the following conditions:

(a)The General Administrative Agent and the Applicable Administrative Agent shall have received a Borrowing Request in accordance with Section 2.03 or a notice requesting the issuance, amendment or extension of a Letter of Credit in accordance with Section 4.01(b), as the case may be.

(b)The representations and warranties of each Borrower set forth in the Loan Documents (other than, after the Effective Date, the representations and warranties set forth in Sections 6.05(b) and 6.06(a)) shall be true and correct in all material respects on and as of the date of any such Borrowing or the date of issuance, amendment or extension of such Letter of Credit, as applicable; provided that (i) to the extent such representations and warranties expressly relate to an earlier date, they shall be true and correct in all material respects as of such earlier date and (ii) to the extent such representations and warranties are qualified by materiality, such representations and warranties shall be true and correct in all respects.

(c)At the time of and immediately after giving effect to such Borrowing, or the issuance, amendment or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing (other than a Revolving Borrowing made solely to refinance outstanding Revolving Borrowings that does not increase the aggregate principal amount of the Revolving Loans of any Lender outstanding) and the issuance, amendment or extension of each Letter of Credit shall be deemed to constitute a representation and warranty by the Company on the date thereof as to the matters specified in Sections 7.02(b) and 7.02(c).

ARTICLE VIII

Affirmative Covenants

The Company covenants and agrees with each Lender and each Administrative Agent that so long as this Agreement shall remain in effect or the principal of or interest on any Loan, any fees or any other amounts payable hereunder shall be unpaid or any Letter of Credit shall remain outstanding, unless the Required Lenders shall otherwise consent in writing, it will, and will cause each of the Subsidiaries to, on and after the Effective Date:

SECTION 8.01.Existence.  Do or cause to be done all things necessary to preserve and keep in full force and effect its corporate, partnership and/or limited liability company existence and its rights and franchises that are material to the business of the Company and its Subsidiaries taken as a whole, except as expressly permitted under Section 9.01 and except, in the case of any Subsidiary (other than as to preservation of existence of any Borrowing Subsidiary), where the failure to do so would not result in a Material Adverse Effect.

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SECTION 8.02.Compliance with Law; Business and Properties.  Comply in all respects with all applicable laws, rules, regulations and orders of any Governmental Authority (including Environmental and Safety Laws and ERISA), whether now in effect or hereafter enacted, except instances that could not, in the aggregate, reasonably be expected to result in a Material Adverse Effect; and at all times maintain and preserve all property material to the conduct of the business of the Company and its Subsidiaries taken as a whole and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except where the failure to do so would not result in a Material Adverse Effect.

SECTION 8.03.Financial Statements, Reports, Etc.  In the case of the Company or, with respect to Section 8.03(e) below, any Borrowing Subsidiary, furnish to the General Administrative Agent for distribution to each Lender:

(a)within 105 days after the end of each fiscal year of the Company, its annual report on Form 10‑K as filed with the SEC, including its consolidated balance sheet and the related consolidated statements of earnings and cash flows showing its consolidated financial position as of the end of such fiscal year and the consolidated results of its operations and cash flows for such year, all audited by PricewaterhouseCoopers LLP or other independent registered public accounting firm of recognized national standing selected by the Company and accompanied by an opinion of such accounting firm to the effect that such consolidated financial statements present fairly in all material respects the Company’s financial position and results of operations and cash flows on a consolidated basis in accordance with GAAP;

(b)within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, its quarterly report on Form 10‑Q as filed with the SEC, including its unaudited consolidated balance sheet and related consolidated statements of earnings and cash flows, showing its consolidated financial position as of the end of such fiscal quarter and the consolidated results of its operations and cash flows for such fiscal quarter and the then elapsed portion of the fiscal year (and each delivery of such statements shall be deemed a representation that such statements present fairly in all material respects the Company’s financial position and results of operations and cash flows on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes);

(c)concurrently with any delivery of financial statements under Sections 8.03(a) or 8.03(b), a certificate of a Financial Officer of the Company (i) certifying that no Event of Default or Default has occurred or, if an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) demonstrating in reasonable detail calculation of the covenant set forth in Section 9.04 as of the last day of the period covered by such financial statements;

(d)promptly after the same become publicly available, copies of all reports on Form 8‑K filed by it with the SEC, or any Governmental Authority succeeding to any of or all the functions of the SEC, and copies of all reports distributed to its shareholders; and

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(e)promptly upon request, (i) all documentation and other information that a Lender reasonably requests through the General Administrative Agent in order to comply with obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation, and (ii) such other information regarding the Company and the Subsidiaries, or the compliance by the Borrowers with the terms of the Loan Documents, as any Lender shall reasonably request through the General Administrative Agent (it being understood that, in the case of this clause (ii), the Company shall not be required to provide any information or documents which are subject to confidentiality provisions the nature of which prohibit such disclosure).

Information required to be delivered pursuant to this Section (other than Sections 8.03(c) or 8.03(e)(i)) shall be deemed to have been delivered on the date on which the Company provides notice (reasonably identifying where the applicable disclosure may be obtained) to the General Administrative Agent that such information has been posted on the Company’s website on the internet at www.zimmerbiomet.com, or on the SEC’s website on the internet at www.sec.gov or at another website identified in such notice and accessible by the Lenders without charge.

SECTION 8.04.Insurance.  Keep its insurable properties adequately insured at all times by financially sound and reputable insurers (which may include captive insurers), and maintain such other insurance or self insurance (including product liability insurance), to such extent and against such risks, including fire and other risks insured against by extended coverage, as are customary with companies similarly situated and in the same or similar businesses.

SECTION 8.05.Obligations and Taxes.  Pay and discharge promptly when due all material Taxes, assessments and governmental charges imposed upon it or upon its income or profits or in respect of its property, in each case before the same shall become delinquent or in default and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith by appropriate proceedings and adequate reserves with respect thereto shall, to the extent required by GAAP, have been set aside.

SECTION 8.06.Litigation and Other Notices.  In the case of the Company, give the General Administrative Agent written notice of the following within 10 Business Days after any executive officer of the Company obtains knowledge thereof:

(a)the filing or commencement of any action, suit or proceeding which the Company reasonably expects to result in a Material Adverse Effect;

(b)any Event of Default or Default, specifying the nature and extent thereof and the action (if any) which is proposed to be taken with respect thereto; and

(c)any change in any of the Ratings.

provided, that, in the case of Sections 8.06(a) and 8.06(c), the Company shall not be required to provide separate notice of any event disclosed in any report promptly filed with the SEC if the Company has provided notice to the General Administrative Agent in accordance with the last paragraph of Section 8.03 to the effect that such information has been posted and reasonably identifying where the applicable disclosure may be obtained.

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SECTION 8.07.Books and Records; Inspection Rights.  (a)  Keep proper books of record and account in which full, true and correct entries are made of all material dealings and transactions in relation to its business and activities and (b) permit any representatives designated by the General Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and (in the presence of officers of a Borrower, whether by phone or in person) its independent accountants (in each case subject to the Company’s obligations under applicable confidentiality provisions), all at such reasonable times and as often as reasonably requested, all at the expense of the applicable Lenders; provided that during the continuation of any Default (x) any expense of the Lenders in connection with the foregoing shall be for the account of the Company and (y) Lenders shall be permitted to discuss the affairs, finances and condition of the Company and its Subsidiaries without officers of the Borrowers being present.

SECTION 8.08.Use of Proceeds.  Use the proceeds of the Loans and the Letters of Credit only for general corporate purposes and not use any part of the proceeds of any Loan, directly or indirectly, for any purpose that entails a violation of any of the regulations of the Federal Reserve Board, including the Margin Regulations.  No Borrower shall request any Borrowing or Letter of Credit, or use the proceeds of any Borrowing or any Letter of Credit, and each Borrower shall procure that its subsidiaries and its and their respective directors, officers, employees and agents shall not use the proceeds of any Borrowing or any Letter of Credit, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

ARTICLE IX

Negative Covenants

The Company covenants and agrees with each Lender and each Administrative Agent that so long as this Agreement shall remain in effect or the principal of or interest on any Loan, any fees or any other amounts payable hereunder shall be unpaid or any Letter of Credit shall remain outstanding, unless the Required Lenders shall otherwise consent in writing, it will not, and will not permit any of the Subsidiaries to, on and after the Effective Date:

SECTION 9.01.Consolidations, Mergers and Sales of Assets.  (a)  In the case of the Company or any Borrowing Subsidiary, consolidate or merge with or into any other Person or liquidate, wind up or dissolve (or suffer any liquidation or dissolution) or (b) sell or otherwise transfer (in one transaction or a series of transactions), or permit any Subsidiary to sell or otherwise transfer (in one transaction or a series of transactions), all or substantially all of the assets of the Company and the Subsidiaries, taken as a whole, to any other Person (other than the Company or any Subsidiary); provided that (i) the Company may merge or consolidate with another Person if the Company is the corporation surviving such merger or consolidation, (ii) a

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Borrowing Subsidiary may merge or consolidate with another Person if (A) the Company is the surviving corporation if the Company is a party to such merger or consolidation, and the Company shall assume all of the payment and performance obligations of such Borrowing Subsidiary on terms reasonably satisfactory to the General Administrative Agent, or (B) the survivor of such merger or consolidation (in the event that it is not such Borrowing Subsidiary) shall assume all of the payment and performance obligations of such Borrowing Subsidiary on terms reasonably satisfactory to the General Administrative Agent and the survivor is organized in a U.S. State, the District of Colombia or the original jurisdiction of organization of such Borrowing Subsidiary and (iii) immediately after giving effect to any such merger or consolidation, no Default or Event of Default shall have occurred and be continuing.

SECTION 9.02.Liens.  Create, assume or suffer to exist any Lien upon any property, except that the foregoing shall not prevent the Company or any Subsidiary from creating, assuming or suffering to exist any of the following Liens:

(a)Liens existing on the Effective Date and set forth on Schedule 9.02 hereto;

(b)any Lien existing on property owned or leased by any Person at the time it becomes a Subsidiary, provided that such Lien was not created in anticipation of such Person becoming a Subsidiary;

(c)any Lien existing on property at the time of the acquisition thereof by the Company or any Subsidiary, provided that such Lien was not created in anticipation of such acquisition;

(d)Liens on property acquired, constructed or improved by the Company or any Subsidiary; provided that the Debt secured thereby does not exceed 80% of the cost of acquiring, constructing or improving such property and such Liens do not apply to any other property of the Company or any Subsidiary;

(e)Liens on receivables and the proceeds thereof securing any Permitted Receivables Securitization;

(f)any Liens securing Debt of a Subsidiary owing to the Company or to another Subsidiary;

(g)Liens for taxes, assessments or governmental charges or levies not yet due or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Company or its Subsidiaries, as the case may be, in conformity with GAAP;

(h)carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not more than 60 days delinquent in accordance with their terms or that are being contested in good faith by appropriate proceedings;

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(i)pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(j)deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(k)easements, rights-of-way, restrictions, licenses, reservations, utility easements and other similar encumbrances imposed by law or incurred in the ordinary course of business that do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries, considered as a whole;

(l)any interest or title of a lessor under any lease entered into by the Company or any Subsidiary in the ordinary course of its business and covering only the assets so leased;

(m)attachment or judgment Liens in respect of judgments or decrees that have been vacated, discharged or stayed within 30 days from the entry thereof; and attachment or judgment Liens in respect of judgments or decrees that have been bonded pending appeal within 30 days from the entry thereof and which do not exceed US$200,000,000 in the aggregate;

(n)Liens arising from precautionary U.C.C. financing statement filings with respect to operating leases or consignment arrangements entered into by the Company or any Subsidiary in the ordinary course of business;

(o)customary Liens in favor of a banking institution arising by operation of law encumbering deposits (including the right of set-off) held by such banking institutions incurred in the ordinary course of business and that are within the general parameters customary in the banking industry;

(p)any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in Sections 9.02(a) through 9.02(d), so long as the principal amount of the Debt or other obligations secured thereby does not exceed the principal amount of Debt or obligations so secured at the time of such extension, renewal or replacement (except that, where an additional principal amount of Debt is incurred to provide funds for the completion of a specific project, the additional principal amount, and any related financing costs, may be secured by the Lien as well) and such Lien is limited to the same property subject to the Lien so extended, renewed or replaced (and improvements on such property); and

(q)any Lien not permitted by Sections 9.02(a) through 9.02(p) securing Debt which, together with the aggregate outstanding principal amount of all other Debt of the Company and its Subsidiaries that is secured by Liens in reliance on this Section 9.02(q) and the aggregate Value of their existing Sale and Leaseback Transactions which would be subject to the restrictions of Section 9.03 but for this Section 9.02(q), does not at any time exceed 12.5% of Consolidated Net Tangible Assets.

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SECTION 9.03.Limitation on Sale and Leaseback Transactions.  Enter into any Sale and Leaseback Transaction unless the Company or such Subsidiary would be entitled to incur Debt, in a principal amount equal to the Value of such Sale and Leaseback Transaction, which is secured by Liens on the property to be leased without violating Section 9.02.

SECTION 9.04.Financial Condition Covenant.  Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Company (each such period, a “Test Period”) to exceed 4.50 to 1.00; provided that upon the consummation of a Qualified Material Acquisition, if the Company shall so elect by a written notice delivered to the General Administrative Agent within 30 days following such consummation, the maximum permitted ratio set forth above shall be increased to 5.00 to 1.00 at the end of and for the fiscal quarter in which such Qualified Material Acquisition is consummated and the subsequent three consecutive fiscal quarters (the “Leverage Increase Period”); provided further that, following any such election by the Company, no subsequent election may be made by the Company unless the Consolidated Leverage Ratio has been at or below 4.50 to 1.00 as of the last day of at least two consecutive Test Periods ended after the expiration of the Leverage Increase Period with respect to such prior election.

SECTION 9.05.Subsidiary Indebtedness.  Permit Subsidiaries of the Company to create, issue, incur, assume, become liable in respect of or suffer to exist any Debt (other than Permitted Debt and Debt created under this Agreement and the other Loan Documents) in an aggregate principal amount exceeding US$250,000,000 outstanding at any time.

SECTION 9.06.Boryokudan.  Relating to activities of the Company or any Japanese Borrower in Japan, conduct, either directly or by engaging a third party, any of the following:

(a)claims made with forceful behavior and acts of violence;

(b)unjust claims exceeding legal responsibilities;

(c)use of threatening action or statements, or violent acts and behaviors in connection with any transaction among the parties hereto;

(d)acts and behaviors which may damage the credit or obstruct the business of the Japanese Administrative Agent by spreading false rumors or through the use of fraudulent means or by force; or

(e)other acts and behavior equivalent to the above howsoever described.

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ARTICLE X

Events of Default

In case of the happening of any of the following events (each an “Event of Default”):

(a)any representation or warranty made or deemed made by any Borrower in or in connection with the execution and delivery of this Agreement or any other Loan Document or the Borrowings or other extensions of credit hereunder shall prove to have been false or misleading in any material respect when so made or deemed made;

(b)default shall be made in the payment of any principal of any Loan or LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c)default shall be made in the payment of any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (b) above) due from any Borrower hereunder, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d)default shall be made in the due observance or performance of any covenant or agreement contained in Section 8.01 (in the case of preservation of existence of a Borrower), Section 8.06(b), Section 8.08 or Article IX;

(e)default shall be made in the due observance or performance of any covenant or agreement of any Borrower contained herein (other than those specified in clause (b), (c) or (d) above) or in any other Loan Document and such default shall continue unremedied for a period of 30 days after notice thereof from any Administrative Agent or any Lender to the Company;

(f)the Company or any Subsidiary shall (i) fail to pay any principal or interest, regardless of amount, due in respect of one or more items of Debt in an aggregate principal amount greater than or equal to US$150,000,000, when and as the same shall become due and payable (giving effect to any applicable grace period) or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Debt if the effect of any failure referred to in this clause (ii) is to cause such Debt to become due prior to its stated maturity;

(g)an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Company or any Subsidiary, or of a substantial part of the property or assets of the Company or any Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary or for a substantial part of the property or assets of the Company or any Subsidiary or (iii) the winding up or liquidation of the Company or any Subsidiary; and such

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proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)the Company or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary or for a substantial part of the property or assets of the Company or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

(i)one or more judgments or decrees for the payment of money in an aggregate amount equal to or greater than US$200,000,000 (exclusive of any amount thereof reasonably expected to be covered by insurance) shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall not have been vacated, discharged or stayed for a period of 60 consecutive days, or any action shall be legally taken by a judgment creditor (whose liquidated judgment, along with those of any other judgment creditors, exceeds US$200,000,000) to levy upon assets or properties of the Company or any Subsidiary to enforce any such judgment;

(j)(i) a Plan of any Borrower or an ERISA Affiliate shall fail to maintain the minimum funding standard required by Section 412 of the Code or Section 302 of ERISA for any plan year or a waiver of such standard is sought or granted under Section 412(c) of the Code or Section 302(c) of ERISA, (ii) an ERISA Termination Event shall have occurred with respect to any Borrower or an ERISA Affiliate has incurred, or in the reasonable opinion of the Required Lenders is reasonably likely to incur, a liability to or on account of a Plan under Section 4062, 4063, 4064, 4201 or 4204 of ERISA, (iii) any Person shall engage in any prohibited transaction described in Sections 406 of ERISA or 4975 of the Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the United States Department of Labor, (iv) any Borrower or any ERISA Affiliate shall fail to pay any required installment or any other payment required to be paid by such entity under Section 412 of the Code or Section 302 of ERISA on or before the due date for such installment or other payment (taking into account any extensions granted) or (v) any Borrower or any ERISA Affiliate shall fail to make any contribution or payment to any Multiemployer Plan which any Borrower or any ERISA Affiliate is required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto (taking into account any extensions granted), and, in the event of the occurrence of any of the events described in clauses (i) through (v) above, there shall result from any such event or events either a liability or a material risk of incurring a liability which is reasonably expected to have a Material Adverse Effect;

(k)a Change in Control shall occur;

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(l)any Borrowing Subsidiary shall cease to be a Wholly Owned Subsidiary of the Company; or

(m)the guarantee in Section 12.16 shall cease to be, or shall be asserted by the Company not to be, a valid and binding obligation on the part of the Company;

then, and in every such event (other than an event with respect to any Borrower described in clause (g) or (h) above), and at any time thereafter during the continuance of such event, the General Administrative Agent, at the request of the Required Lenders, shall, by notice to the Company or any other Borrower (which notice to any other Borrower may be given to the Company), take either or both of the following actions, at the same or different times:  (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part (but ratably as among the Classes of Loans and the Loans of each Class at the time outstanding), whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrowers accrued hereunder, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived anything contained herein to the contrary notwithstanding; and, if any event with respect to any Borrower described in clause (g) or (h) above shall have occurred and be continuing, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding.

ARTICLE XI

The Administrative Agents

In order to expedite the transactions contemplated by this Agreement, JPMorgan is hereby appointed to act as the General Administrative Agent on behalf of the Lenders and the Issuing Lenders, JPMorgan Chase Bank, N.A., Tokyo Branch is hereby appointed to act as the Japanese Administrative Agent on behalf of the Japanese Lenders, J.P. Morgan Europe Limited is hereby appointed to act as the European Administrative Agent on behalf of the Multicurrency Lenders and JPMorgan is hereby appointed to act as Advance Agent on behalf of the Lenders.  Each of the Lenders and the Issuing Lenders hereby irrevocably authorizes each Administrative Agent (which term, for purposes of this Article XI shall be deemed to include the Advance Agent) to take such actions on behalf of such Lender or Issuing Lender and to exercise such powers as are specifically delegated to the Administrative Agents or an Administrative Agent individually, as the case may be, by the terms and provisions hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.  Each Administrative Agent is hereby expressly authorized by the other parties hereto, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders and, except with respect to amounts expressly payable hereunder to an Issuing Lender, the Issuing Lenders all payments of principal of and interest on the Loans, payments in respect of the Letters of Credit and all other amounts due to the Lenders or the Issuing Lenders hereunder, and promptly to distribute to each Lender or Issuing Lender its proper share of each payment so received; (b) to give notice on

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behalf of each of the Lenders or the Issuing Lenders to the Borrowers of any Event of Default of which such Administrative Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Lender and Issuing Lender copies of all notices, financial statements and other materials delivered by any Borrower pursuant to this Agreement or any other Loan Document as received by such Administrative Agent.

No Administrative Agent shall have any duties or obligations except those expressly set forth in the Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, (a) no Administrative Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to any Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties), (b) no Administrative Agent shall have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Loan Documents that such Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents), provided that no Administrative Agent shall be required to take any action that, in its opinion, could expose any Administrative Agent to liability or be contrary to any Loan Document or applicable law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agents shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any Subsidiary or Affiliate thereof that is communicated to or obtained by the Person serving as an Administrative Agent or any of its Affiliates in any capacity.  No Administrative Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents).

Neither the Administrative Agents nor any of their respective Related Parties shall be liable for any action taken or omitted by any of them except for its or his or her own gross negligence or wilful misconduct, as determined by a court of competent jurisdiction by a final and nonappealable judgment, or be responsible for any statement, warranty or representation made in or in connection with any Loan Document or the contents of any document delivered in connection herewith or therewith, or be required to ascertain or to make any inquiry concerning the performance or observance by any Borrower of any of the terms, conditions, covenants or agreements contained in this Agreement or any other Loan Document (including concerning the satisfaction of any condition set forth in Article VII or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to any Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to any Administrative Agent) or the occurrence of any Default.  The Administrative Agents shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to any Administrative Agent by any Borrower, any Lender or any Issuing Lender.  The Administrative Agents shall not

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be responsible to the Lenders for the due execution, genuineness, sufficiency, validity, enforceability or effectiveness of this Agreement, any other Loan Document or any other instruments or agreements.  The Administrative Agents may deem and treat the Lender or Issuing Lender that makes any Loan or issues or participates in any Letter of Credit as the holder of the obligations resulting therefrom for all purposes hereof until any Administrative Agent shall have received notice from such Lender or Issuing Lender, given as provided herein, of the transfer thereof.  Neither the Administrative Agents nor any of their respective Related Parties shall have any responsibility to any Borrower on account of the failure of or delay in performance or breach by any Lender or Issuing Lender of any of its obligations hereunder or to any Lender or Issuing Lender on account of the failure of or delay in performance or breach by any other Lender or Issuing Lender or any Borrower of any of their respective obligations hereunder or in connection herewith.  The Administrative Agents shall be deemed to have no knowledge of any Lender being a Restricted Lender unless and until the General Administrative Agent shall have received the written notice from such Lender referred to in Section 1.06, and then only as and to the extent specified in such notice, and any determination of whether the Required Lenders or any other requisite Lenders shall have provided a consent or direction in connection with this Agreement or any other Loan Document shall not be affected by any delivery to the General Administrative Agent of any such written notice subsequent to such consent or direction being provided by the Required Lenders or other requisite Lenders.  The Administrative Agents may execute any and all duties hereunder by or through their respective branches, Affiliates, agents or employees.  Without limiting the foregoing, any Administrative Agent may, by notice to the Company and the applicable Borrowing Subsidiaries, designate any of its branches or Affiliates as the Person to receive any or all notices (including Borrowing Requests and Interest Election Requests) to be delivered to such Administrative Agent pursuant to this Agreement.

Each Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof).  Each Administrative Agent also shall be entitled to rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being maker thereof), and may act upon any such statement prior to receipt of written confirmation thereof.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, any Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Lender unless any Administrative Agent shall have received notice to the contrary from such Lender or Issuing Lender sufficiently in advance to the making of such Loan or the issuance, extension or amendment of such Letter of Credit.  Each Administrative Agent may consult with legal counsel (who may be counsel for any Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

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Subject to the appointment and acceptance of a successor Administrative Agent as provided below, any Administrative Agent may resign at any time by notifying the Lenders, the other Administrative Agents and the Company.  Upon any such resignation of an Administrative Agent, the Required Lenders shall have the right to appoint a successor Administrative Agent acceptable to the Company; provided that in no event shall any successor Administrative Agent be a Defaulting Lender.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank having a combined capital and surplus of at least US$500,000,000 (or any Affiliate of such bank), (i) with, in the case of the U.S. Commitments, an office in New York, New York, (ii) with, in the case of the Japanese Commitments, an office in Tokyo, Japan, or (iii) with, in the case of the Multicurrency Commitments, an office in London.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Company and such successor.  After any Administrative Agent’s resignation hereunder, the provisions of this Article XI and Sections 5.10, 5.12 and 12.05, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent and its Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as an Administrative Agent.

With respect to the Loans made or Letters of Credit issued or participated in by it hereunder, each Administrative Agent in its individual capacity and not as Administrative Agent shall have the same rights and powers as any other Lender or Issuing Lender and may exercise the same as though it were not an Administrative Agent, and such Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not an Administrative Agent hereunder and without any duty to account therefor to the Lenders or the Issuing Lenders.

In case of the pendency of any proceeding with respect to any Borrower under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, each Administrative Agent (irrespective of whether the principal of any Loan or any LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether any Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Administrative Agents (including any claim under Sections 5.07, 5.08, 5.10, 5.11, 5.12 and 12.05) allowed in such judicial proceeding; and

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(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each Issuing Lender to make such payments to any Administrative Agent and, in the event that such Administrative Agent shall consent to the making of such payments directly to the Lenders or the Issuing Lenders, to pay to such Administrative Agent any amount due to it, in its capacity as an Administrative Agent, under the Loan Documents (including under Section 12.05).

Each Lender agrees (i) to reimburse the Administrative Agents, on demand, in the amount of such Lender’s pro rata share of, for any expenses incurred by the Administrative Agents, including counsel fees, that are required to be reimbursed by the Borrowers pursuant to Section 12.05 and which shall not have been reimbursed by the Borrowers and (ii) to indemnify and hold harmless the Administrative Agents and their respective Related Parties, on demand, in the amount of such Lender’s pro rata share, from and against any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, incurred by or asserted against any of them in its capacity as, or in fulfilling its role as, an Administrative Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by any of them under this Agreement or any other Loan Document to the extent the same shall not have been reimbursed by the Borrowers; provided that no Lender shall be liable to any Administrative Agent or any of its Related Parties for any portion of such losses, claims, damages, liabilities or related expenses resulting from the gross negligence or wilful misconduct of such Administrative Agent or any of its directors, officers, employees or agents, as determined by a court of competent jurisdiction in a final and nonappealable judgment.  For purposes hereof, a Lender’s “pro rata share” shall be determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based upon its share of the sum of the aggregate Revolving Credit Exposure and unused Commitments at the time (or most recently outstanding and in effect).

Each Lender and Issuing Lender acknowledges that it has, independently and without reliance upon any Administrative Agent, any Arranger, any other Lender or any other Issuing Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and Issuing Lender also acknowledges that it will, independently and without reliance upon any Administrative Agent, any Arranger, any other Lender or any other Issuing Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Each Lender, by delivering its signature page to this Agreement, or delivering its signature page to an Assignment and Assumption or an Incremental Assumption Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, any Administrative Agent or the Lenders on the Effective Date.

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Notwithstanding anything herein to the contrary, none of the Arrangers, syndication agents, documentation agents or bookrunners listed on the cover page hereof shall have any duties or obligations under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as an Administrative Agent, an Issuing Lender or a Lender under this Agreement, but all such Persons shall have the benefit of the indemnities and exculpatory provisions provided for hereunder and under the other Loan Documents.

Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agents and not, for the avoidance of doubt, to or for the benefit of any Borrower, that at least one of the following is and will be true:

(a)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(b)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(c)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(d)such other representation, warranty and covenant as may be agreed in writing between the General Administrative Agent, in its sole discretion, and such Lender.

In addition, unless either (i) the immediately preceding clause (a) is true with respect to such Lender or (ii) such Lender has provided another representation, warranty and covenant in accordance with the immediately preceding clause (d), each Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person

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ceases being a Lender party hereto, for the benefit of, the Administrative Agents and not, for the avoidance of doubt, to or for the benefit of any Borrower, that none of the Administrative Agents is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by any Administrative Agent under this Agreement, any other Loan Document or any documents related hereto or thereto).

ARTICLE XII

Miscellaneous

SECTION 12.01.Notices.  (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or email, as follows:

(i)if to the Company, to Zimmer Biomet Holdings, Inc., 345 East Main Street, Warsaw, IN 46580, Attention of Suketu Upadhyay, Executive Vice President and Chief Financial Officer (Fax No.: 574-372‑3930; email: Suketu.Upadhyay@zimmerbiomet.com);

(ii)if to the Initial Japanese Borrower, to Zimmer Biomet G.K., 15F, Sumitomo Fudosan Shibakoen Tower 11-1, Shibakoen 2-Chome, Minato-ku, Tokyo, Japan 105-0011, Attention of Kazuya Ogawa, President, Japan (Fax No.:  81-3-6402-6628; email:  Kazuya.Ogawa@zimmerbiomet.com); with a copy to Zimmer Biomet Holdings, Inc., 345 East Main Street, Warsaw, IN 46580, Attention of Suketu Upadhyay, Executive Vice President and Chief Financial Officer (Fax No.:  574-372‑3930; email:  Suketu.Upadhyay@zimmerbiomet.com);

(iii)if to the Luxembourg Borrower, to Zimmer Luxembourg II S.À.R.L., 13-15 Avenue de la Liberté, L-1931, Luxembourg, Attention of Jitender Sahni, Manager A (Fax No.:  +41 52 244 35 17; email:  Jitender.Sahni@zimmerbiomet.com); with a copy to Zimmer Biomet Holdings, Inc., 345 East Main Street, Warsaw, IN 46580, Attention of Suketu Upadhyay, Executive Vice President and Chief Financial Officer (Fax No.:  574-372‑3930; email:  Suketu.Upadhyay@zimmerbiomet.com);

(iv)if to the General Administrative Agent, to JPMorgan Chase Bank, N.A., Floor 01, NCC 5, 500 Stanton Christiana Road, Newark, Delaware 19713, Attention of Demetrius Dixon, Account Manager (Fax No.:  302-634-1417; email:  demetrius.dixon@chase.com);

(v)if to the European Administrative Agent, to J.P. Morgan Europe Limited, Wholesale Loan Operations, Floor 6, 25 Bank Street, Canary Wharf, London, E14 5JP United Kingdom (Fax No.:  44-207-777-2360; email:  loan_and_agency_london@jpmorgan.com);

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(vi)if to the Japanese Administrative Agent, to JPMorgan Chase Bank, N.A., Tokyo Branch, Tokyo Building, 7-3, Marunouchi 2-chome, Chiyoda-ku, Tokyo, Japan 100-6432, Attention of Loan Operations (Fax No.:  813-6388-2534; email:  loan.agency.tokyo.branch@jpmorgan.com);

(vii)if to any Issuing Lender, to it at its address (or fax number or email) most recently specified by it in a notice delivered to the General Administrative Agent and the Company (or, in the absence of any such notice, to the address (or fax number or email) set forth in the Administrative Questionnaire of the Lender that is serving as such Issuing Lender or is an Affiliate thereof);

(viii)if to a Lender, to it at its address (or fax number or email) set forth in its Administrative Questionnaire; and

(ix)if to any other Borrowing Subsidiary, to it at the address (or fax number or email) set forth above for the Company.

Any party hereto may change its address, telephone number, fax number or email for notices and other communications hereunder by notice to the other parties hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service, or mailed by certified or registered mail; all notices and other communications sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient); and notices delivered through electronic communications to the extent provided in Section 12.01(b) shall be effective as provided therein.

(b)Notices and other communications to the Lenders and the Issuing Lenders hereunder may be delivered or furnished by electronic communication (including e-mail) or using Electronic Systems pursuant to procedures approved by the General Administrative Agent; provided that the foregoing shall not apply to notices under Article II or Article IV to any Lender or any Issuing Lender if such Lender or such Issuing Lender, as applicable, has notified the General Administrative Agent that it is incapable of receiving notices under such Articles by electronic communication or using Electronic Systems.  Any Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications or may be rescinded by any such Person by notice to each other such Person.

Unless the General Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment) and (ii) notices and other communications posted to an Electronic System shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing

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clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)The Borrowers agree that each Administrative Agent may, but shall not be obligated to, make Communications available to the Lenders and the Issuing Lenders by posting the Communications on Debt Domain, Intralinks, SyndTrak, ClearPar or any other Electronic System.  Any Electronic System used by any Administrative Agent is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the adequacy of any Electronic System and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System.  In no event shall any Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, any Issuing Lender or any other Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise), arising out of the Borrowers’ or any Administrative Agent’s transmission of Communications through an Electronic System.

SECTION 12.02.Survival of Agreement.  All covenants, agreements, representations and warranties made by any Borrower herein or in any other Loan Document and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Administrative Agents, the Lenders and the Issuing Lenders and shall survive the execution and delivery of the Loan Documents and the making by the Lenders of the Loans or the issuance by the Issuing Lenders of the Letters of Credit, regardless of any investigation made by or on behalf of the Administrative Agents, the Lenders, the Issuing Lenders or any Related Party of any of the foregoing, and regardless of whether any such Person may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any LC Exposure is outstanding and so long as the Commitments have not expired or terminated.  Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement or any other Loan Document, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for herein, an Issuing Lender shall have provided to the Administrative Agent a written consent to the release of the U.S. Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Lender (whether as a result of the obligations of the Borrowers (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Lender, or being supported by a letter of credit that names such Issuing Lender as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents (excluding Sections 5.10, 5.11, 5.12 and 12.05 and any other expense reimbursement or indemnity provisions set forth in any Loan Document),

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and the U.S. Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 4.01(d) or 4.01(e).  The provisions of Sections 5.10, 5.11, 5.12, 12.05, 12.15 and 12.16 and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 12.03.Binding Effect.  This Agreement shall become effective when it shall have been executed by the Company, the Luxembourg Borrower, the Initial Japanese Borrower and the Administrative Agents and when the General Administrative Agent shall have received copies hereof (by electronic “pdf” or otherwise) which, when taken together, bear the signatures of each Lender and Issuing Lender, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 12.04.Successors and Assigns.  (a)  Whenever in this Agreement any of the parties is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any party that are contained in this Agreement shall bind and inure to the benefit of its successors and assigns (including any Affiliate of an Issuing Lender that issues any Letter of Credit).

(b)Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided, however, that (i) except in the case of an assignment of a Commitment or a Loan to another Lender, an Affiliate of a Lender or an Approved Fund, each of the Company (so long as no Event of Default shall have occurred and be continuing) and the General Administrative Agent must give its prior written consent to such assignment (which consent, in each case, shall not be unreasonably withheld or delayed), (ii) in the case of any assignment of all or a portion of a U.S. Commitment or any U.S. Lender’s obligations in respect of its LC Exposure, each Issuing Lender must give its prior written consent to such assignment (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) except in the case of an assignment of a Commitment or a Loan to another Lender, an Affiliate of a Lender or an Approved Fund or an assignment by a Non-Extending Lender to an assignee that is or will become an Extending Lender, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the General Administrative Agent) shall not be less than US$5,000,000 unless it shall be the entire amount of such Lender’s Commitments or Loans, as applicable, of the applicable Class or unless each of the Company (so long as no Event of Default shall have occurred and be continuing) and the General Administrative Agent otherwise consent in writing, (iv) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause (iv) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, and (v) an assignment by a Lender of a Japanese Commitment may be made only to a Japan Qualified Institution; provided further that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the General Administrative Agent within 15 Business Days after having received notice thereof.  The parties to each assignment shall execute and deliver to the General

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Administrative Agent an Assignment and Assumption, and a processing and recordation fee of US$3,500.  Upon acceptance and recording pursuant to Section 12.04(e), from and after the effective date specified in each Assignment and Assumption, (x) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement and (y) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto (but shall (i) continue to be entitled to the benefits of Sections 5.10, 5.11, 5.12, 12.05 and 12.15 paid and (ii) continue to be subject to the confidentiality provisions hereof)).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(f).  Notwithstanding the foregoing, any Lender assigning its rights and obligations under this Agreement may retain any Competitive Loans made by it outstanding at such time, and in such case shall retain its rights hereunder in respect of any Competitive Loans so retained until such Loans have been repaid in full in accordance with this Agreement.

(c)[Reserved].

(d)The General Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and the principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive in the absence of manifest error and the Company, the other Borrowers, the Administrative Agents, the Lenders and the Issuing Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  No assignment or transfer of any Loan or Commitment (or portion thereof) shall be effective unless and until it has been recorded in the Register as provided in Section 12.04(d).  The Register shall be available for inspection by each party hereto as to its own interests hereunder, at any reasonable time and from time to time upon reasonable prior notice.

(e)Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee together with an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b) and, if required, the written consent of the Company and the Issuing Lenders to such assignment, the General Administrative Agent shall (i) accept such Assignment and Assumption and (ii) record the information contained therein in the Register.

(f)Each Lender may sell participations to one or more Eligible Assignees (each, a “Participant”) in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender

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shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) each Participant shall be entitled to the benefit of the cost protection provisions contained in Sections 5.10, 5.11 and 5.12 to the same extent as if it were an assignee under Section 12.04(c) (subject to the requirements therein, including the requirements under Sections 5.12(g), 5.12(i) and 5.12(j) (it being understood that the documentation required under such Sections shall be delivered to the participating Lender)); provided that such Participant agrees to the provisions of Section 5.14 as if it were an assignee under Section 12.04(c) and shall not be entitled to receive any greater payment than the amount that could have been claimed by the participating Lender had it continued to hold the interest of such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after such Participant acquired the applicable participation, and it being further agreed that the participating Lender will not be permitted to make claims against the Borrowers under Section 5.10(b) for costs or reductions resulting from the sale of a participation), except that all claims made pursuant to such Sections shall be made through such participating Lender, (iv) the Borrowers, the Administrative Agents and the other Lenders shall continue to deal solely and directly with such participating Lender in connection with such Lender’s rights and obligations under this Agreement and (v) such participating Lender shall retain the sole right to enforce the obligations of the Borrowers relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that, in the case of any amendments, modifications or waivers described in the first proviso to Section 12.07(b), the agreement or instrument pursuant to which such participating Lender sells such a participation may provide that such Lender will not, without the consent of the applicable Participant, agree to any such amendment, modification or waiver that affects such Participant or requires the approval of all the Lenders.

(g)Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement or any other Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, no Administrative Agent (in its capacity as an Administrative Agent) shall have any responsibility for maintaining a Participant Register.

(h)Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 12.04, disclose to the assignee or Participant or proposed assignee or Participant any information relating to the Company or the other Borrowers furnished to such Lender; provided that, prior to any such disclosure, each such assignee or Participant or proposed assignee or Participant shall be subject to confidentiality provisions at least as restrictive as those contained herein.

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(i)The Borrowers shall not assign or delegate any rights and duties hereunder or under any other Loan Document, except (in the case of any Borrowing Subsidiary) in accordance with Section 9.01, without the prior written consent of each of the Administrative Agents and each of the Lenders (and any assignment or delegation without such prior written consent shall be null and void).

(j)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 12.05.Expenses, Indemnity.  (a)  The Company agrees to pay all reasonable out-of-pocket expenses incurred by (i) the Administrative Agents and the Arrangers in connection with entering into this Agreement or any other Loan Document or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (including the reasonable fees, disbursements and other charges of a single counsel), (ii) the Issuing Lenders in connection with the issuance, amendment or extension of any Letter of Credit or any demand for payment thereunder or (iii) the Administrative Agents, the Arrangers, the Issuing Lenders or any Lender in connection with the enforcement of their rights in connection with this Agreement and any other Loan Document or in connection with the Loans made or Letters of Credit issued hereunder or thereunder, including the fees and disbursements of counsel for the Administrative Agents, the Arrangers and the Issuing Lenders and, in the case of enforcement, each Lender.

(b)The Company agrees to indemnify each Administrative Agent, the Arrangers, the Issuing Lenders, each Lender, each of their Affiliates and the respective Related Parties of the foregoing (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable fees, disbursements and other charges of counsel, incurred by or asserted against any Indemnitee arising out of or in connection with (i) the consummation of the transactions contemplated by this Agreement (including the syndication of the credit facilities provided for herein), (ii) any Loan or Letter of Credit or the use of the proceeds therefrom or   (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and whether initiated against or by any party to this Agreement, any Affiliate of any of the foregoing or any third party (and regardless of whether any Indemnitee is a party thereto); provided that (x) such indemnity shall not, as to any Indemnitee, be available to the extent that a court of competent jurisdiction has determined by a final non-appealable judgment that such losses, claims, damages, liabilities or related expenses result from the gross negligence or wilful misconduct of such Indemnitee and (y) such indemnity shall not apply to losses, claims, damages, liabilities or related expenses that result from disputes solely between Lenders.

(c)To the fullest extent permitted by applicable law, no Borrower shall assert, or permit any of its Affiliates or Related Parties to assert, and each hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other

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materials obtained through telecommunications, electronic or other information transmission systems (including the Electronic System) or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(d)All amounts due under this Section 12.05 shall be payable on written demand therefor.

SECTION 12.06.Applicable Law.  This Agreement and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of New York.

SECTION 12.07.Waivers, Amendment.  (a)  No failure or delay of any Administrative Agent, any Lender or any Issuing Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agents, the Lenders and the Issuing Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies which they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure therefrom shall in any event be effective unless the same shall be permitted by Section 12.07(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on the Company or any other Borrower in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b)Except as provided in Section 12.07(c), none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or otherwise modified except pursuant to an agreement or agreements in writing entered into by, in the case of this Agreement, the Borrowers, the General Administrative Agent and the Required Lenders or, in the case of any other Loan Document, the Borrowers party thereto and the General Administrative Agent, with the consent of the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the scheduled maturity date of, or date for the payment of any interest on, any Loan or reimbursement obligation with respect to an LC Disbursement, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan or any LC Disbursement, in each case, without the prior written consent of each Lender directly affected thereby, (ii) increase the amount of or postpone the scheduled date of the expiration of any Commitment, or decrease or extend the date for payment of the facility fees or fees in respect of Letters of Credit (with the exception of fronting fees payable to any Issuing Lender, which shall require the consent of such Issuing Lender), or waive or excuse any such payment or any part thereof, without the prior written consent of each Lender directly affected thereby, (iii) amend or modify the provisions of Sections 5.13 or 12.04(i), the provisions of this Section 12.07 or the definition of the “Required Lenders”, or release the

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Company from its obligations under Section 12.16, without the prior written consent of each Lender, (iv) change the provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders of one Class differently from the rights of Lenders of any other Class without the prior written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class or (v) change the currency of any Loan or the currency in which Loans are required to be made by Lenders, or the requirement that Loans by Lenders be made ratably in accordance with their respective applicable Commitments, in each case, without the prior written consent of each Lender directly affected thereby; provided further, however, that no such agreement shall waive, amend, modify or otherwise affect the rights or duties hereunder or under the other Loan Documents of (x) any Administrative Agent without the prior written consent of such Administrative Agent or (y) any Issuing Lender without the prior written consent of such Issuing Lender.

(c)Notwithstanding anything to the contrary in Section 12.07(b):

(i)no consent with respect to any waiver, amendment or other modification of this Agreement or any other Loan Document shall be required of (A) any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in Sections 12.07(b)(i) or 12.07(b)(ii) and then only in the event such Defaulting Lender shall be affected by such amendment, waiver or other modification or (B) in the case of any waiver, amendment or other modification referred to in Section 12.07(b), any Lender that receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, waiver or other modification becomes effective and whose Commitments terminate by the terms and upon the effectiveness of such amendment, waiver or other modification;

(ii)the LC Commitment of any Issuing Lender may be modified by an agreement between such Issuing Lender and the Company (such modification to become effective upon the delivery of a notice thereof, executed by such Issuing Lender and the Company, to the General Administrative Agent);

(iii)this Agreement may be amended in a manner provided in Sections 2.05, 4.01(i), 5.05 and 5.09(b);

(iv)this Agreement and the other Loan Documents may be amended in the manner provided in Section 2.04 and, in connection with any Borrowing Subsidiary becoming a party hereto, this Agreement (including the Exhibits hereto) may be amended by an agreement in writing entered into by the Company and the General Administrative Agent to provide for such technical modifications as they determine to be necessary or advisable in connection therewith;

(v)any waiver, amendment or modification of this Agreement or any other Loan Document that by its terms affects the rights or duties under this Agreement of the Lenders of one Class (but not the Lenders of any other Class) may be effected by an

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agreement or agreements in writing entered into by the Company and the percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time; and

(vi)any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Company and the General Administrative Agent to cure any ambiguity, omission, mistake, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days prior written notice thereof and the General Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from (A) the Required Lenders stating that the Required Lenders object to such amendment or (B) if affected by such amendment, any Issuing Lender stating that it objects to such amendment.

(d)Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 12.07, and any consent by any Lender pursuant to this Section 12.07 shall bind any assignee of its rights and interests hereunder.

SECTION 12.08.Entire Agreement.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agents and the Arrangers constitute the entire contract among the parties relative to the subject matter hereof.  Any previous agreement among the parties not referred to in the immediately preceding sentence with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents, except that this Agreement and the other Loan Documents do not supersede any provision of any commitment letter or engagement letter entered into in connection herewith that by the express terms thereof survives the execution and delivery hereof.  Nothing in this Agreement, expressed or implied, is intended to confer any rights, remedies, obligations or liabilities under or by reason of this Agreement upon any Person other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Lender that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(f)), the Arrangers and, to the extent expressly contemplated hereby, the Related Parties of any of the Administrative Agents, the Arrangers, the Lenders and the Issuing Lenders.

SECTION 12.09.Severability.  In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 12.10.Counterparts; Electronic Execution.  (a) This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 12.03.  Delivery of an executed counterpart of a signature page of this Agreement by fax, emailed pdf. or any other electronic means that reproduces an image of the

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actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)The words “execution”, “signed”, “signature”, “delivery”, and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary, no Administrative Agent shall be under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by such Administrative Agent pursuant to procedures approved by it.  Without limiting the generality of the foregoing, each Borrower hereby (i) agrees that, for all purposes, including in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agents, the Lenders and the Borrowers, electronic images of this Agreement or any other Loan Documents (in each case, including with respect to any signature pages thereto)  shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.

SECTION 12.11.Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 12.12.Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and Issuing Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or Issuing Lender to or for the credit or the account of any Borrower against any of and all the obligations of any Borrower now or hereafter existing under this Agreement held by such Lender or Issuing Lender, irrespective of whether or not such Lender or Issuing Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  Each Lender and Issuing Lender agrees promptly to notify the Company and the General Administrative Agent after such setoff and application made by such Lender or Issuing Lender, but the failure to give such notice shall not affect the validity of such setoff and application.  The rights of each Lender and Issuing Lender under this Section 12.12 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which such Lender or Issuing Lender may have.

SECTION 12.13.Jurisdiction:  Consent to Service of Process.  (a)  Each Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort

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or otherwise, against any Administrative Agent, any Lender, any Issuing Lender or any Related Party of any of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto in any forum other than the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court.  Each party hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any Administrative Agent, any Lender or any Issuing Lender may otherwise have to bring any action, litigation or proceeding relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto against any Borrower or any of its properties in the courts of any jurisdiction.

(b)Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any action, litigation or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto in any court referred to in Section 12.13(a).  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action, litigation or proceeding in any such court.

(c)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 12.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(d)Each Borrowing Subsidiary hereby irrevocably appoints the Company as its agent for the service of process in any action, litigation or proceeding referred to in Section 12.13(a) and agrees that service of process in any such action, litigation or proceeding may be made by mailing or delivering a copy thereof to it care of the Company at its address for notice set forth in Section 12.01.  The Company hereby agrees to act in the foregoing capacity.

(e)In the event any Borrowing Subsidiary or any of its assets has or hereafter acquires, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement or any other Loan Document, any immunity from jurisdiction, legal proceedings, attachment (whether before or after judgment), execution, judgment or setoff, such Borrowing Subsidiary hereby irrevocably agrees not to claim and hereby irrevocably and unconditionally waives such immunity.

SECTION 12.14.WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS

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CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.14.

SECTION 12.15.Conversion of Currencies.  (a)  If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss.

SECTION 12.16.Guaranty.  In order to induce the Lenders to make Loans to, and the Issuing Lenders to issue Letters of Credit for the account of, the Borrowing Subsidiaries, the Company hereby unconditionally and irrevocably guarantees as a primary obligor all of the Borrowing Subsidiary Obligations.  The Company further agrees that the Borrowing Subsidiary Obligations may be extended and renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its agreement hereunder notwithstanding any extension or renewal of any Borrowing Subsidiary Obligation.

The Company waives promptness, diligence, presentment to, demand of payment from and protest to any Borrowing Subsidiary of any Borrowing Subsidiary Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment.  The obligations of the Company hereunder shall be absolute and unconditional and shall not be discharged or impaired or otherwise affected by, and the Company waives any defense it may now or hereafter have arising out of, (a) the failure of any Lender, any Issuing Lender or any Administrative Agent to assert any claim or demand or to enforce any right or remedy against the Company or any Borrowing Subsidiary under the provisions of this Agreement or any of the other Loan Documents or otherwise; (b) any rescission, waiver, amendment or modification of

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any of the terms or provisions of this Agreement, any other Loan Document or any other agreement; (c) the failure of any Lender, any Issuing Lender or any Administrative Agent to exercise any right or remedy against the Company or any Borrowing Subsidiary; (d) the validity, legality or enforceability of this Agreement, any other Loan Document or any Loan or Letter of Credit or any document or instrument relating thereto or given in connection therewith; (e) any default, failure or delay, wilful or otherwise, in the performance of any of the Borrowing Subsidiary Obligations; or (f) any other act or omission or any other circumstance which may or might in any manner or to any extent vary the risk of the Company or otherwise constitute a defense available to or discharge of the Company, a Borrowing Subsidiary or a guarantor (other than indefeasible payment).

The Company further agrees that its agreements hereunder constitute a promise of payment when due and not of collection, and waives any right to require that any resort be had by any Lender to any balance of any deposit account or credit on the books of any Lender in favor of any Borrowing Subsidiary or any other Person.

The obligations of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of the Borrowing Subsidiary Obligations or otherwise.

The Company further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Borrowing Subsidiary Obligation is rescinded or must otherwise be restored by any Administrative Agent, any Lender or any Issuing Lender upon the bankruptcy or reorganization of any Borrower or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Administrative Agent, any Lender or any Issuing Lender may have at law or in equity against the Company by virtue hereof, upon the failure of any Borrowing Subsidiary to pay any Borrowing Subsidiary Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, upon receipt of written demand by the General Administrative Agent, forthwith pay, or cause to be paid, in cash the amount of such unpaid Borrowing Subsidiary Obligation.  In the event that, by reason of the bankruptcy of any Borrowing Subsidiary (i) acceleration of Loans made to such Borrowing Subsidiary is prevented and (ii) the Company shall not have prepaid the outstanding Loans and other amounts due hereunder owed by such Borrowing Subsidiary, the Company will forthwith purchase such Loans and other amounts at a price equal to the principal amount thereof plus accrued interest thereon and any other amounts due hereunder with respect thereto.  The Company further agrees that if payment in respect of any Borrowing Subsidiary Obligation shall be due in a currency other than Dollars and/or at a place of payment other than New York and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or similar event, payment of such Borrowing Subsidiary Obligations in such currency or such place of payment shall be impossible or, in the judgment of the applicable Lender or Issuing Lender, not consistent with the protection of its rights or interests, then, at the election of each applicable Lender and Issuing Lender, the Company shall make payment of such Borrowing Subsidiary Obligation in Dollars (based upon the applicable Exchange Rate in effect

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on the date of payment) and/or in New York, and shall indemnify such Lender or Issuing Lender against any losses or expenses that it shall sustain as a result of such alternative payment.

Following indefeasible payment in full in cash of all Borrowing Subsidiary Obligations, the expiration or termination of the Letters of Credit issued for the account of any Borrowing Subsidiary and the termination of the Commitments hereunder, upon payment by the Company of any Borrowing Subsidiary Obligations of a Borrowing Subsidiary, each Lender and Issuing Lender shall, in a reasonable manner, assign the amount of such Borrowing Subsidiary Obligations owed to it and paid by the Company pursuant to this guarantee to the Company, or make such disposition thereof as the Company shall direct (all without recourse to any Lender or Issuing Lender and without any representation or warranty by any Lender or Issuing Lender except with respect to the amount of the Borrowing Subsidiary Obligations so assigned).

Upon payment by the Company of any sums as provided above, all rights of the Company against any Borrowing Subsidiary arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Borrowing Subsidiary Obligations to the Lenders and the Issuing Lenders, the expiration or termination of all Letters of Credit issued for the amount of any Borrowing Subsidiary and the termination of the Commitments.

SECTION 12.17.CAM Exchange.  (a)  On the CAM Exchange Date, (i) to the extent not prohibited by applicable law, all Revolving Loans outstanding in any Currency other than Dollars shall be converted to Dollars (calculated on the basis of the relevant Exchange Rates as of the Business Day immediately preceding the CAM Exchange Date) and shall be ABR Loans, and (ii) the Lenders shall automatically and without further act be deemed to have made reciprocal purchases of interests in the Designated Obligations such that, in lieu of the interests of each Lender in the particular Designated Obligations that it shall hold as of such date immediately prior to the CAM Exchange, such Lender shall hold an interest equal to such Lender’s CAM Percentage of each of the Designated Obligations.  Each Lender, the Company and each other Borrower hereby consents and agrees to the CAM Exchange, and each Lender hereby agrees that the CAM Exchange shall be binding upon its successors and assigns and any Person that acquires a participation in any Designated Obligations held by it.  The Company and each other Borrower and each Lender agrees from time to time to execute and deliver to the General Administrative Agent all such promissory notes and other instruments and documents as the General Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans hereunder to the General Administrative Agent against delivery of any promissory notes so executed and delivered; provided that the failure of the Company or any other Borrower to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

(b)As a result of the CAM Exchange, on and after the CAM Exchange Date, (i) each payment received by an Administrative Agent pursuant to any Loan Document in respect of the Designated Obligations shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages (to be redetermined as of each such date of payment or distribution to the extent required by Section 12.17(c)), but giving effect to assignments after the

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CAM Exchange Date, it being understood that nothing herein shall be construed to prohibit the assignment of a proportionate part of all of an assigning Lender’s rights and obligations in respect of a single Class of Loans, and (ii) Section 5.12(k) shall not apply with respect to any Taxes required to be withheld or deducted by a Borrower from or in respect of payments hereunder to any Lender or Administrative Agent that exceed the amount of Taxes (to which Section 5.12(k) would have applied prior to the CAM Exchange) such Borrower would have otherwise been required to withhold or deduct from or in respect of payments to such Lender or Administrative Agent had the CAM Exchange not occurred; provided, however, that this Section 12.17(b)(ii) shall not limit the obligations set forth in Section 5.14(a).

(c)In the event that, on or after the CAM Exchange Date, the aggregate amount of the Designated Obligations shall change as a result of the making of an LC Disbursement by any Issuing Lender that is not reimbursed by a Borrower, then (i) each U.S. Lender (determined as of the CAM Exchange Date but without giving effect to the CAM Exchange) shall, in accordance with Section 4.01(d) and 4.01(e), promptly fund to such Issuing Lender a participation in such LC Disbursement in the amount of such U.S. Lender’s U.S. Commitment Percentage (determined as of the CAM Exchange Date but without giving effect to the CAM Exchange) of such LC Disbursement, (ii) the General Administrative Agent shall redetermine the CAM Percentages after giving effect to such LC Disbursement and the funding of participations therein by the U.S. Lenders, and the Lenders shall automatically and without further act be deemed to have made reciprocal purchases of interests in the Designated Obligations such that each Lender shall hold an interest equal to such Lender’s CAM Percentage in each of the Designated Obligations and (iii) in the event distributions shall have been made in accordance with Section 12.17(b), the Lenders shall make such payments to one another as shall be necessary in order that the amounts received by them shall be equal to the amounts they would have received had each LC Disbursement been outstanding immediately prior to the CAM Exchange. Each such redetermination shall be binding on each of the Borrowers and each of the Lenders and their successors and assigns and shall be conclusive, absent manifest error.

SECTION 12.18.Confidentiality.  Each of the Administrative Agents and the Lenders expressly agrees, for the benefit of the Company and the Subsidiaries, to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (a) to its and its Affiliates’ Related Parties, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential or shall be subject to a professional or employment obligation of confidentiality applying to such Confidential Information), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an express agreement for the benefit of the Company and the Subsidiaries containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or to any direct or indirect counterparty to a Hedge Agreement or to any credit insurance provider relating to the Company or its Subsidiaries and their obligations (or, in each case, their respective advisors), (g) with the consent of the Company,

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(h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized ratings agency, (i) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein or (j) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section, (ii) becomes available to any Administrative Agent or any Lender on a nonconfidential basis from a source other than the Company and the Subsidiaries or (iii) is independently developed by any Administrative Agent or any Lender without reference to the Confidential Information; provided, however, that with respect to disclosures pursuant to clause (b) (other than any such disclosure in connection with any routine compliance examination or examination of the financial condition of such Lender by such regulatory authority) and clause (c) above, unless prohibited by law or applicable court order, such Administrative Agent or such Lender, as the case may be, shall attempt to notify the Company of any request by any Governmental Authority or other Person for disclosure of such Confidential Information after receipt of such request, and if reasonable, practicable and permissible, before disclosure of such Confidential Information.  For the purposes of this Section, “Confidential Information” shall mean all information, including material nonpublic information within the meaning of Regulation FD promulgated by the SEC (“Regulation FD”), received from the Company and the Subsidiaries relating to the Company and the Subsidiaries or their respective businesses, other than (x) any such information that is available to any Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Company and the Subsidiaries and (y) information pertaining to this Agreement routinely provided by agents or arrangers to data service providers, including league table providers, that serve the lending industry; provided that, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person customarily accords to its own confidential information.  It is understood and agreed that the Company and the Subsidiaries and their respective Affiliates may rely upon this Section 12.19 for any purpose, including, without limitation, to comply with Regulation FD.

SECTION 12.19.Certain Notices.  Each Lender and each Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act and/or the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each of the Borrowers, which information includes the names and addresses of each of the Borrowers and other information that will allow such Lender or such Administrative Agent, as applicable, to identify each of the Borrowers in accordance with the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation, and each Borrower agrees to provide such information from time to time upon request to each Lender and each Administrative Agent.

SECTION 12.20.No Fiduciary Relationship.  Each Borrower, on behalf of itself and its Affiliates, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrowers and their Affiliates, on the one hand, and the Credit Parties and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Credit Parties or their Affiliates, and no such duty will be deemed to have

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arisen in connection with any such transactions or communications.  The Credit Parties and their Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and none of the Credit Parties or their Affiliates has any obligation to disclose any of such interests to the Borrowers or any of their Affiliates.  To the fullest extent permitted by law, the Borrowers hereby agree not to assert any claims against any of the Administrative Agents, the Arrangers, the Lenders, the Issuing Lenders or their respective Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby and any communications in connection therewith.

SECTION 12.21.Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any of the parties hereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

SECTION 12.22.Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and (a) in the case of a Loan to a Borrowing Subsidiary, the Company shall, to the extent lawful, pay to the Applicable Administrative Agent, for the accounts of the applicable Lenders, as an additional fee, an amount equal to the interest and Charges that would have been payable by such Borrowing Subsidiary in respect of such Loan but were not payable by it as a result of the operation of this Section and (b) to the extent the preceding clause (a) does not apply or the

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payments provided for therein would not be permitted under applicable law, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall, to the extent lawful, be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon to the date of repayment at the rate or rates applicable to such Loan, shall have been received by such Lender.

SECTION 12.23.Acknowledgment Regarding any Supported QFCs.  (a) To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).

(b)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States.  In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.  Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ZIMMER BIOMET HOLDINGS, INC.,

by  /s/ Suketu Upadhyay

Name: Suketu Upadhyay

Title: Executive Vice President and
Chief Financial Officer

ZIMMER BIOMET G.K.,

by  /s/ Chad F. Phipps

Name: Chad F. Phipps

Title:   Executive Manager

ZIMMER LUXEMBOURG II S.À.R.L.,

by  /s/ Jitender Sahni

Name: Jitender Sahni

Title:   Manager

[Signature Page to Zimmer Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
individually and as General Administrative Agent,

by /s/ Joseph M. McShane

Name:  Joseph M. McShane

Title:   Vice President

JPMORGAN CHASE BANK, N.A., TOKYO BRANCH, as Japanese Administrative Agent,

by  /s/ Angelyn Sng

Name:  Angelyn Sng

Title:    Vice President

J.P. MORGAN EUROPE LIMITED, as European Administrative Agent,

by  /s/ Fatma Mustafa
Authorised Signatory

Name:  Fatma Mustafa

Title:    Vice President

[Signature Page to Zimmer Credit Agreement]

LENDER SIGNATURE PAGE TO
ZIMMER BIOMET HOLDINGS, INC. CREDIT AGREEMENT

Name of Lender: BANK OF AMERICA, N.A.

by	/s/ Darren Merten
Name: Darren Merten
Title: Vice President

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LENDER SIGNATURE PAGE TO
ZIMMER BIOMET HOLDINGS, INC. CREDIT AGREEMENT

Name of Lender: Wells Fargo Bank, National Association

by	/s/ Andrea S Chen
Name: Andrea S Chen
Title: Managing Director

[[5240670v.11]]

LENDER SIGNATURE PAGE TO
ZIMMER BIOMET HOLDINGS, INC. CREDIT AGREEMENT

BNP PARIBAS, as a lender

by	/s/ Brendan Heneghan
Name: Brendan Heneghan
Title: Director

by	/s/ Ade Adedeji
Name: Ade Adedeji
Title: Director

[[5240670v.11]]

LENDER SIGNATURE PAGE TO
ZIMMER BIOMET HOLDINGS, INC. CREDIT AGREEMENT

Name of Lender: Citibank, N.A.

by	/s/ Eugene Yermash
Name: Eugene Yermash
Title: Vice President

[[5240670v.11]]

LENDER SIGNATURE PAGE TO
ZIMMER BIOMET HOLDINGS, INC. CREDIT AGREEMENT

Name of Lender: Credit Suisse AG, Cayman Islands Branch

by	/s/ Judith E. Smith
Name: Judith E. Smith
Title: Authorized Signatory

For any Lender requiring a second signature line:

by	/s/ Brady Bingham
Name: Brady Bingham
Title: Authorized Signatory

[[5240670v.11]]

LENDER SIGNATURE PAGE TO
ZIMMER BIOMET HOLDINGS, INC. CREDIT AGREEMENT

Name of Lender: Credit Suisse (Switzerland) Ltd.

by	/s/ Christophe Muller
Name: Christophe Muller
Title: Managing Director

For any Lender requiring a second signature line:

by	/s/ Bettina Fahrni
Name: Bettina Fahrni
Title: Assistant Vice President

[[5240670v.11]]

LENDER SIGNATURE PAGE TO
ZIMMER BIOMET HOLDINGS, INC. CREDIT AGREEMENT

Name of Lender: DNB CAPITAL LLC

by	/s/ Kristie Li
Name: Kristie Li
Title: Senior Vice President

by	/s/ Cathleen Buckley
Name: Cathleen Buckley
Title: Senior Vice President

[[5240670v.11]]

LENDER SIGNATURE PAGE TO
ZIMMER BIOMET HOLDINGS, INC. CREDIT AGREEMENT

Name of Lender: HSBC BANK USA, N.A

by	/s/ Iain Stewart
Name: Iain Stewart
Title: Managing Director

[[5240670v.11]]

LENDER SIGNATURE PAGE TO
ZIMMER BIOMET HOLDINGS, INC. CREDIT AGREEMENT

Name of Lender: MIZUHO BANK, LTD.

by	/s/ Tracy Rahn
Name: Tracy Rahn
Title: Authorized Signatory

[[5240670v.11]]

LENDER SIGNATURE PAGE TO
ZIMMER BIOMET HOLDINGS, INC. CREDIT AGREEMENT

Name of Lender: MUFG Bank, Ltd.

by	/s/ David Meisner
Name: David Meisner
Title: Vice President

[[5240670v.11]]

LENDER SIGNATURE PAGE TO
ZIMMER BIOMET HOLDINGS, INC. CREDIT AGREEMENT

Name of Lender: Royal Bank of Canada

by	/s/ Scott MacVicar
Name: Scott MacVicar
Title: Authorized Signatory

[[5240670v.11]]

LENDER SIGNATURE PAGE TO
ZIMMER BIOMET HOLDINGS, INC. CREDIT AGREEMENT

SUMITOMO MITSUI BANKING CORPORATION

by	/s/ Michael Maguire
Name: Michael Maguire
Title: Executive Director

[[5240670v.11]]

LENDER SIGNATURE PAGE TO
ZIMMER BIOMET HOLDINGS, INC. CREDIT AGREEMENT

Name of Lender: Bank of Montreal

by	/s/ Betsy Phillips
Name: Betsy Phillips
Title: Director, Commercial & Corporate Banking

[[5240670v.11]]

LENDER SIGNATURE PAGE TO
ZIMMER BIOMET HOLDINGS, INC. CREDIT AGREEMENT

Name of Lender: GOLDMAN SACHS BANK USA

by	/s/ Rebecca Kratz
Name: Rebecca Kratz
Title: Authorized Signatory

[[5240670v.11]]

LENDER SIGNATURE PAGE TO
ZIMMER BIOMET HOLDINGS, INC. CREDIT AGREEMENT

U.S. Bank National Association

by	/s/ Michael West
Name: Michael West
Title: Senior Vice President

[[5240670v.11]]

LENDER SIGNATURE PAGE TO
ZIMMER BIOMET HOLDINGS, INC. CREDIT AGREEMENT

Name of Lender: TD Bank, N.A.

by	/s/ Steve Levi
Name: Steve Levi
Title: Senior Vice President

[[5240670v.11]]

LENDER SIGNATURE PAGE TO
ZIMMER BIOMET HOLDINGS, INC. CREDIT AGREEMENT

UNICREDIT BANK AG, NEW YORK BRANCH

by	/s/ Fabio Della Malva
Fabio Della Malva
Managing Director

by	/s/ Laura Shelmerdine
Laura Shelmerdine
Associate Director

[[5240670v.11]]

LENDER SIGNATURE PAGE TO
ZIMMER BIOMET HOLDINGS, INC. CREDIT AGREEMENT

Name of Lender: Bank of China, Chicago Branch

by	/s/ Kai Wu
Name: Kai Wu
Title: SVP

[[5240670v.11]]

LENDER SIGNATURE PAGE TO
ZIMMER BIOMET HOLDINGS, INC. CREDIT AGREEMENT

Name of Lender: DZ Bank AG New York Branch

by	/s/ Oliver Hildenbrand
Oliver Hildenbrand
Director

For any Lender requiring a second signature line:

by	/s/ Heiko Voss
Heiko Voss
Assistant Vice President

[[5240670v.11]]

LENDER SIGNATURE PAGE TO
ZIMMER BIOMET HOLDINGS, INC. CREDIT AGREEMENT

Name of Lender: PNC Bank, National Association

by	/s/ John W. Lichtle
Name: John W. Lichtle
Title: Senior Vice President

[[5240670v.11]]

LENDER SIGNATURE PAGE TO
ZIMMER BIOMET HOLDINGS, INC. CREDIT AGREEMENT

Name of Lender: The Northern Trust Company

by	/s/ Ryan Mulvaney
Name: Ryan Mulvaney
Title: Officer

[[5240670v.11]]

LENDER SIGNATURE PAGE TO
ZIMMER BIOMET HOLDINGS, INC. CREDIT AGREEMENT

Name of Lender: Lake City Bank

by	/s/ Michael C. Gavin
Name: Michael C. Gavin
Title: Executive Vice President- Chief Credit Officer

[[5240670v.11]]

ANNEX I

Facility fee and applicable margin grid

Revolving Loans

Pricing Category	Ratings (S&P/Moody’s)	Facility Fee Rate (in Basis Points)	Applicable Margin for LIBOR/ EURIBOR/ TIBOR Revolving Loans (in Basis Points)	Applicable Margin for ABR Revolving Loans (in Basis Points)
Category 1	A-/A3	8.0	79.5	0.0
Category 2	BBB+/Baa1	9.0	91.0	0.0
Category 3	BBB/Baa2	11.0	101.5	1.5
Category 4	BBB-/Baa3	15.0	110.0	10.0
Category 5	BB+/Ba1 or lower	22.5	140.0	40.0

The Applicable Margin and the facility fee rate in effect on any date shall be based on the Ratings (as defined below) in effect on such date.  The ratings to be utilized for purposes of this Annex I are the public ratings assigned by the Rating Agencies to senior, unsecured long-term indebtedness for borrowed money of the Company that is not subject to any credit enhancement (the “Ratings”).  The Rating by any Rating Agency in effect at any date is that in effect at the close of business on such date.  The Company hereby agrees that at all times it shall maintain a Rating from either S&P or Moody’s.  If a Rating is supplied by only one of S&P and Moody’s, then that single Rating shall be determinative.  In the case of split Ratings from S&P and Moody’s, the Rating to be used to determine which pricing category applies shall be the higher of the two Ratings; provided that if the split is more than one full Category, the Category that is one below that applicable to the higher Rating shall be used (e.g. BBB+/Baa3 results in Category 3 and A-/Baa3 in Category 2).  For purposes of the Pricing Grid, “Basis Point” shall mean 1/100th of 1%.

Capitalized terms used but not otherwise defined in this Annex I have the meanings given to them in the Credit Agreement to which this Annex I is attached.

[[5240670v.11]]